   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1999



                                                      REGISTRATION NO. 333-72839

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                      TEXAS                                             74-1787539
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                           Identification No.)

           200 CONCORD PLAZA, SUITE 600                               L. LOWRY MAYS
             SAN ANTONIO, TEXAS 78216                       CLEAR CHANNEL COMMUNICATIONS, INC.
                  (210) 822-2828                               200 CONCORD PLAZA, SUITE 600
   (Address, including zip code, and telephone                   SAN ANTONIO, TEXAS 78216
     number, including area code, of                                 (210) 822-2828
   registrant's principal executive offices)        (Name, address, including zip code, and telephone
                                                    number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

        STEPHEN C. MOUNT, ESQ.                RICHARD G. SCHMALZL, ESQ.             WILLIAM A. GROLL, ESQ.
  AKIN, GUMP, STRAUSS, HAUER & FELD,           GRAYDON, HEAD & RITCHEY        CLEARY, GOTTLIEB, STEEN & HAMILTON
                L.L.P.                         1900 FIFTH THIRD CENTER                 ONE LIBERTY PLAZA
        1500 NATIONSBANK PLAZA                    511 WALNUT STREET                NEW YORK, NEW YORK 10006
          300 CONVENT STREET                   CINCINNATI, OHIO 45202                   (212) 225-2000
       SAN ANTONIO, TEXAS 78205                    (513) 621-6464                    (212) 225-3999 (FAX)
            (210) 281-7000                      (513) 651-3836 (FAX)
         (210) 224-2035 (FAX)

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this registration statement which relates to the merger of Jacor Communications, Inc. with and into CCU Merger Sub, Inc., a wholly-owned subsidiary of Clear Channel Communications, Inc., pursuant to the merger agreement described herein.
                             ---------------------

    If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

                                      LOGO

                                      LOGO

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT.

     As you may know, the boards of directors of Clear Channel Communications, Inc. and Jacor Communications, Inc. have agreed on a merger that will create the country's second largest radio company in terms of radio stations, the country's third largest radio company in terms of total radio revenue and one of the world's largest out-of-home advertising companies. If we complete the merger, Jacor stockholders will receive Clear Channel common stock in exchange for their Jacor common stock.

     We will determine the number of Clear Channel shares that the Jacor stockholders will receive by using an exchange ratio. The exchange ratio will be based on the average closing price of Clear Channel common stock as quoted on the NYSE during the 25 consecutive trading days ending two trading days before the completion of the merger. The exchange ratio will vary with the average closing price of Clear Channel common stock during this period. As a result, the number of Clear Channel shares that the Jacor stockholders will receive will generally increase if the average closing price of Clear Channel shares decreases, and vice-versa. However, the exchange ratio cannot exceed 1.4 regardless of the price of Clear Channel common stock. This means that Jacor stockholders will receive a maximum of 1.4 shares of Clear Channel common stock for each share of Jacor common stock.

     The average closing price of Clear Channel common stock as quoted on the NYSE during the 25 consecutive trading days ending February 22, 1999 is $61.06 per share and the closing price of the common stock on the NYSE on February 22, 1999 was $57.94 per share. Assuming the average closing price at the time of the merger is the same as at February 22, 1999, the exchange ratio would be 1.228, and we would convert each share of Jacor common stock into 1.228 shares of Clear Channel common stock. Based on this exchange ratio and assuming that the market value of Clear Channel common stock at the completion of the merger is equal to the closing price on February 22, 1999, Jacor stockholders would receive merger consideration valued at approximately $71.15 for each share of Jacor common stock.

     The merger will not change the aggregate number of shares of Clear Channel common stock held by the Clear Channel stockholders before the merger. However, the Clear Channel stockholders' ownership percentage of the total shares outstanding will decrease as a result of the merger. As the exchange ratio increases, the post-merger ownership percentage of the Jacor stockholders increases and the post-merger ownership percentage of the Clear Channel stockholders decreases. Assuming an exchange ratio of 1.228, we estimate that the Jacor stockholders would own approximately 19.2% of the outstanding Clear Channel common stock after the merger based on the number of shares of Jacor common stock outstanding on February 22, 1999.

     We cannot complete the merger unless the Jacor stockholders approve the merger and the Clear Channel stockholders approve the issuance of Clear Channel common stock to Jacor stockholders in the merger. We have scheduled meetings for our stockholders to vote on these matters. YOUR VOTE IS VERY IMPORTANT.

     The dates, times and places of the special stockholder meetings are as follows:

FOR CLEAR CHANNEL STOCKHOLDERS:
March 26, 1999
4:00 p.m., local time
200 Concord Plaza,
First Floor Conference Room
San Antonio, Texas

FOR JACOR STOCKHOLDERS:
March 26, 1999
10:00 a.m., local time
The Metropolitan Club
50 East RiverCenter Boulevard, 19th Floor
Covington, Kentucky

     Each of our boards of directors believes that the merger is advisable and in your best interest and unanimously recommends that you vote for the proposals relating to the merger at your meeting.

     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THE CLEAR CHANNEL COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement/Prospectus dated February 23, 1999 and first mailed to stockholders on February 26, 1999.

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 1999

                           -------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Clear Channel Communications, Inc. will be held on March 26, 1999, at 4:00 p.m., local time at 200 Concord Plaza in the First Floor Conference Room, San Antonio, Texas, for the following purposes:

        1. To consider and vote upon a proposal to approve the issuance of shares of Clear Channel common stock in the merger contemplated by that certain Agreement and Plan of Merger, dated as of October 8, 1998, among Clear Channel, CCU Merger Sub, Inc., a wholly owned subsidiary of Clear Channel, and Jacor Communications, Inc. A copy of the merger agreement is attached to the enclosed Joint Proxy Statement/Prospectus as Annex A.

        2. To transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

     The close of business on February 22, 1999 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders and at any and all adjournments or postponements thereof.

     The board of directors of Clear Channel unanimously recommends that stockholders vote FOR approval of the share issuance. The approval of a majority of votes cast on the proposal is required to approve the issuance of Clear Channel common stock in the merger. The merger will not be completed unless the stock issuance is approved by the Clear Channel stockholders.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IN WRITING OR IN PERSON AT ANY TIME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS IN ACCORDANCE WITH THE INSTRUCTIONS IN THE ENCLOSED JOINT PROXY STATEMENT/ PROSPECTUS. IF YOUR PROXY CARD IS SIGNED, DATED AND RETURNED WITHOUT SPECIFYING YOUR CHOICE, THE SHARES WILL BE VOTED AS RECOMMENDED BY THE DIRECTORS.

                                       By Order of the Board of Directors

                                       /s/ L. LOWRY MAYS
                                       L. Lowry Mays
                                       Chairman of the Board
                                       and Chief Executive Officer

San Antonio, Texas
February 23, 1999

                           JACOR COMMUNICATIONS, INC.
                   50 EAST RIVERCENTER BOULEVARD, 12TH FLOOR
                           COVINGTON, KENTUCKY 41011

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 1999

                           -------------------------

     A special meeting of stockholders of Jacor Communications, Inc. will be held on March 26, 1999, at 10:00 a.m., local time, at the Metropolitan Club, 50 East RiverCenter Boulevard, 19th Floor, Covington, Kentucky for the purposes of considering and acting on the following proposals:

          1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of October 8, 1998, among Clear Channel Communications, Inc., CCU Merger Sub, Inc. and Jacor Communications, Inc., and approve the merger. A copy of the merger agreement is attached to the enclosed Joint Proxy Statement/Prospectus as Annex A.

          2. To transact such other business as may properly be presented at the special meeting of stockholders or any adjournment or adjournments thereof.

     Holders of record of the Jacor common stock at the close of business on February 22, 1999 are entitled to notice of and to vote at the special meeting of stockholders.

     The board of directors of Jacor unanimously recommends that stockholders vote FOR approval of the merger and approval and adoption of the merger agreement.

     This Joint Proxy Statement/Prospectus gives you more information about the merger. We have also enclosed a proxy card for you to cast your vote.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE SPECIAL MEETING OF STOCKHOLDERS IF YOU WISH TO VOTE IN PERSON. YOUR COOPERATION IN SIGNING AND PROMPTLY RETURNING YOUR PROXY CARD IS GREATLY APPRECIATED.

                                       By Order of the Board of Directors

                                       /s/ Paul F. Solomon

                                       Paul F. Solomon
                                       Senior Vice President, General Counsel
                                       and Secretary

February 23, 1999

                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
Questions and Answers About the Merger......................    1
Who Can Help Answer Your Questions..........................    4
Summary.....................................................    5
Risk Factors................................................   18
  Risks Relating to the Merger..............................   18
     The Merger Consideration to Be Received by Jacor
      Stockholders is Not Determinable in Advance and Could
      Substantially Differ from Their Expectations..........   18
     The Cap on the Exchange Ratio Could Result in a
      Substantial Reduction in the Value of the Merger
      Consideration to Be Received by Jacor Stockholders....   18
     The Merger May Be Terminated if Clear Channel's Stock
      Price Falls Substantially.............................   18
     The Combined Company Will Have Pro Forma Losses........   18
     Clear Channel Stockholders Will Be Diluted by the
      Merger................................................   18
     We May Need to Divest Assets and Agree to Ongoing
      Operating Restrictions to Obtain Antitrust Regulatory
      Approvals Necessary for the Merger....................   19
     We May Need to Divest Assets and Agree to Ongoing
      Operating Restrictions to Obtain FCC Regulatory
      Approvals Necessary for the Merger....................   19
  Risks Arising After the Stockholder Meetings or the
     Merger.................................................   20
     Clear Channel Will Have More Debt......................   20
     Clear Channel May Need to Repay or Redeem Jacor
      Indebtedness After the Merger.........................   20
     Our Operations May Be Restricted by Jacor
      Indebtedness..........................................   20
     We May Have Difficulties in Combining the Operations of
      Clear Channel and Jacor...............................   21
     Dependence on Key Personnel of Clear Channel and
      Jacor.................................................   21
     Our International Operations Have Added Risks..........   21
     Exchange Rates May Cause Future Losses in Clear
      Channel's International Operations....................   22
     Extensive Government Regulation May Limit Our
      Operations............................................   22
     Government Regulation of Outdoor Advertising May
      Adversely Affect Clear Channel's Outdoor Advertising
      Operations............................................   23
     Clear Channel's Acquisition Strategy Could Pose
      Risks.................................................   24
     We Face Intense Competition in the Broadcasting and
      Advertising Industries................................   25
     New Technologies May Affect Clear Channel's
      Broadcasting Operations...............................   25
     Risks to Clear Channel Due to Changes in Restrictions
      on Outdoor Tobacco Advertising and Alcohol
      Advertising...........................................   26
     We Must Successfully Implement Jacor's Strategy to
      Develop Underdeveloped Properties.....................   26
     Our System Must Be Year 2000 Compliant.................   27
Forward-Looking Statements May Prove Inaccurate.............   28

                          SECTION                             PAGE
                          -------                             ----
The Special Meetings........................................   29
  Times and Places; Purposes................................   29
  Record Dates; Voting Rights...............................   29
  Votes Required............................................   29
  Quorum....................................................   30
  Proxies; Revocation of Proxies............................   30
  Solicitation of Proxies...................................   32
  Share Ownership of Management.............................   32
The Merger..................................................   33
  Structure of the Merger...................................   33
  Merger Consideration......................................   33
  No Fractional Shares......................................   34
  Effective Time of the Merger..............................   34
  Background of the Merger..................................   34
  Clear Channel Reasons for the Merger; Recommendation of
     the Clear Channel Board................................   39
  Jacor Reasons for the Merger; Recommendation of the Jacor
     Board..................................................   40
  Opinions of Financial Advisors............................   42
     Opinion of Financial Advisor to the Clear Channel
      Board.................................................   42
     Opinion of Financial Advisor to the Jacor Board........   50
  Interests of Certain Persons in the Merger................   59
     Employee Benefit Plans.................................   59
     Jacor Change in Control Agreements.....................   59
     Jacor Stock Options and Stock Appreciation Rights......   59
     Jacor Stock Units......................................   60
     Equity Group Investments, Inc. Advisory Agreement......   60
     Voting Agreements......................................   60
  Registration Rights Agreement.............................   61
  Certain U.S. Federal Income Tax Consequences..............   62
  Anticipated Accounting Treatment..........................   64
  Regulatory Approvals......................................   64
  Percentage Ownership Interest of Jacor Stockholders After
     the Merger.............................................   66
  Absence of Appraisal Rights...............................   67
  Stock Exchange Listing....................................   67
  Certain Consequences of the Merger........................   67
  Management After the Merger...............................   67
  Resales of Clear Channel Common Stock.....................   67
Terms of the Merger Agreement...............................   68
  Conversion of Shares in the Merger........................   68
  Exchange Agent; Procedures for Exchange of Certificates...   68
  Representations and Warranties............................   69
  Conduct of Business Pending the Merger....................   70

                          SECTION                             PAGE
                          -------                             ----
  Other Covenants...........................................   72
     Stockholders' Meetings.................................   72
     Access to Information; Confidentiality.................   72
     Filings; Other Actions.................................   73
  No Solicitation...........................................   73
  Conditions to the Merger..................................   74
  The Effect of the Merger on Jacor's Convertible
     Securities.............................................   75
     Jacor Stock Options and Stock Appreciation Rights......   75
     Reservation and Registration of Clear Channel Shares...   75
     Jacor Stock Units......................................   76
     Jacor Stock Purchase Plans.............................   76
     Rights Under Jacor Warrants............................   76
     Rights Under Jacor Liquid Yield Option(TM) Notes.......   77
  Employee Matters..........................................   77
  Indemnification of Directors and Officers.................   78
  Termination...............................................   79
  Fees and Expenses.........................................   80
  Termination Fee...........................................   80
  Amendment.................................................   81
  Waiver....................................................   81
Unaudited Pro Forma Combined Condensed Financial
  Statements................................................   82
Comparison of the Rights of Holders of Jacor Common Stock
  and Clear Channel Common Stock............................   99
  Authorized Capital........................................   99
  Number of Directors; Removal; Vacancies...................   99
  Charter Amendments........................................  100
  Bylaw Amendments..........................................  101
  Advance Notice of Director Nominations and New Business...  101
  Special Meetings of Stockholders..........................  101
  Cumulative Voting.........................................  102
  Stockholder Action Without a Meeting......................  102
  Required Vote for Certain Transactions....................  102
  State Takeover Legislation................................  103
  Standard of Conduct for Directors.........................  104
  Indemnification of Directors and Officers.................  105
  Limitation of Personal Liability of Directors and
     Officers...............................................  107
  Appraisal Rights..........................................  108
  Preemptive Rights.........................................  109
  Denial of Voting Rights...................................  109
  Payment of Dividends......................................  109
  Inspection of Books and Records...........................  109

                          SECTION                             PAGE
                          -------                             ----
Business of Jacor...........................................  110
  Radio Broadcasting........................................  110
  Television Broadcasting...................................  112
  Broadcasting Related Services.............................  112
  Material Acquisition......................................  112
Business of Clear Channel...................................  113
  Industry Segments.........................................  113
  Radio.....................................................  114
  Television................................................  115
  Outdoor...................................................  116
  Radio Broadcasting........................................  116
  Television Broadcasting...................................  118
  Outdoor Advertising.......................................  119
  Material Acquisitions.....................................  121
Beneficial Ownership of Jacor Common Stock..................  122
Beneficial Ownership of Clear Channel Common Stock..........  124
Experts.....................................................  125
Legal Opinions..............................................  126
Where You Can Find More Information.........................  127
List of Annexes.............................................  129
  ANNEX A  Agreement and Plan of Merger, as amended
  ANNEX B  Mays Voting Agreement
  ANNEX C  Form of Zell Voting Agreements
  ANNEX D  Registration Rights Agreement
  ANNEX E  Opinion of Salomon Smith Barney Inc.
  ANNEX F  Opinion of Donaldson, Lufkin & Jenrette
     Securities Corporation

                           -------------------------

     This document incorporates important business and financial information about Clear Channel and Jacor that is not included in or delivered with this document. Stockholders may obtain this information from the appropriate company without charge upon written or oral request to the following:

Clear Channel Communications, Inc.       Jacor Communications, Inc.
200 Concord Plaza, Suite 600             50 East RiverCenter Blvd., 12th Floor
San Antonio, Texas 78216                 Covington, Kentucky 41011
Attn: Office of Investor Relations       Attn: Corporate Communications and
Tel: (210) 822-2828                            Investor Relations
                                         Tel: (606) 655-2267

     If you would like to request documents from us, please do so by March 15, 1999 so that you may receive them before the special stockholder meetings. If you request any incorporated documents, we will mail them to you by first class mail or other equally prompt means as soon as practicable after we receive your request.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY DO CLEAR CHANNEL AND JACOR WANT TO MERGE?

A: A trend toward consolidation currently exists in the broadcasting industry. We want to be a stronger competitive force in the broadcasting industry, and accordingly, we have sought a strategic alliance between Clear Channel and Jacor. Clear Channel is one of the world's largest out-of-home advertising companies and the nation's third largest radio station company in terms of radio stations. Jacor is the nation's second largest radio company in terms of radio stations. The combination of Clear Channel and Jacor should allow greater diversification, create new opportunities for revenue growth and increase financial strength. For more detailed reasons for the merger, see pages 39 through 42.

Q:   WHAT WILL JACOR COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A: We will exchange each outstanding share of Jacor common stock for a specified number of shares of Clear Channel common stock based on an exchange ratio. Jacor stockholders will not receive any fractional shares. Instead, they will receive cash based on the market value of a share of Clear Channel common stock multiplied by the appropriate fraction in lieu of any fractional shares.

Q:   HOW IS THE EXCHANGE RATIO DETERMINED?

A: The exchange ratio is not a fixed number. It will vary depending on the market price of Clear Channel common stock. We will determine the exchange ratio by a formula based on the average closing price of Clear Channel common stock as quoted on the NYSE during the 25 consecutive trading days ending two trading days before the completion of the merger.

                                                 THEN EACH SHARE OF JACOR COMMON STOCK WILL
       IF THE CLEAR CHANNEL AVERAGE            CONVERT INTO THE FOLLOWING NUMBER OF SHARES OF
       CLOSING PRICE IS:                                CLEAR CHANNEL COMMON STOCK:
   -----------------------------------------------------------------------------------------------
       Less than or equal to $42.86            1.40
   -----------------------------------------------------------------------------------------------
       Above $42.86 but less                   1.40 to 1.35, as determined by dividing
       than or equal to $44.44                 $60.00 by the Clear Channel average closing
                                               price
   -----------------------------------------------------------------------------------------------
       Above $44.44 but less than $50.00       1.35
   -----------------------------------------------------------------------------------------------
       $50.00 or above                         Less than 1.35, as determined by dividing (A)
                                               the sum of (x) $67.50, plus (y) the product
                                               obtained by multiplying $.675 times the amount
                                               by which the Clear Channel average closing
                                               price exceeds $50.00, by (B) the Clear Channel
                                               average closing price.

     The following table illustrates how the exchange ratio will fluctuate as the average closing price of Clear Channel's common stock fluctuates. The table also shows how the dollar value of the merger consideration for each share of Jacor common stock may fluctuate. The table assumes that the fair market value of Clear Channel common stock on the closing date of the merger is the same as the average closing price of Clear Channel common stock used to calculate the exchange ratio. Shareholders should note that the fair market value of Clear Channel common stock on the closing date of the merger may be significantly different from the average closing price of Clear Channel common stock used to calculate the exchange ratio. Therefore, the dollar value of the merger consideration for each share of Jacor common stock shown in the following table may differ substantially from the dollar value that may actually be received in exchange for each share of Jacor common stock.

                                           DOLLAR VALUE OF MERGER
CLEAR CHANNEL AVERAGE                    CONSIDERATION PER SHARE OF
    CLOSING PRICE       EXCHANGE RATIO       JACOR COMMON STOCK
---------------------   --------------   --------------------------
       $42.00               1.4000                 $58.80
        43.00               1.3953                  60.00
        44.00               1.3636                  60.00
        45.00               1.3500                  60.75
        46.00               1.3500                  62.10
        47.00               1.3500                  63.45
        48.00               1.3500                  64.80
        49.00               1.3500                  66.15
        50.00               1.3500                  67.50
        51.00               1.3368                  68.18
        52.00               1.3240                  68.85
        53.00               1.3118                  69.53
        54.00               1.3000                  70.20
        55.00               1.2886                  70.88
        56.00               1.2777                  71.55
        57.00               1.2671                  72.23
        58.00               1.2569                  72.90
        59.00               1.2470                  73.58
        60.00               1.2375                  74.25
        61.00               1.2283                  74.93
        62.00               1.2194                  75.60

     The maximum number of shares of Clear Channel common stock into which we will convert each share of Jacor common stock will be 1.4. There is no minimum exchange ratio under the formula.

     If you would like up-to-date information on what the exchange ratio would be as of a date prior to the date of the special stockholders' meetings, you may call Jacor's proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885. For more information on how we will determine the exchange ratio, including examples based on different Clear Channel average closing prices, see "The Merger -- Merger Consideration" on page 33.

Q:   WHAT PERCENTAGE OF CLEAR CHANNEL
     COMMON STOCK WILL BE RECEIVED BY JACOR STOCKHOLDERS?

A:   Assuming an exchange ratio of 1.228,
     we estimate that the Jacor stockholders would own approximately 19.2% of the outstanding Clear Channel common stock after the merger based on the number of shares of Jacor common stock on February 22, 1999. As the exchange ratio increases, the post-merger ownership percentage of the Jacor stockholders will increase.

Q:   WILL CLEAR CHANNEL STOCKHOLDERS
     RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A:   No. Clear Channel stockholders will
     continue to hold the Clear Channel shares they own at the time of the merger.

Q:   WILL THE MERGER DILUTE THE OWNERSHIP OF
     CLEAR CHANNEL STOCKHOLDERS?

A:   Yes. The issuance of shares of Clear
     Channel common stock to Jacor stockholders will dilute the ownership of existing Clear Channel stockholders. The extent of the dilution will depend upon the exchange ratio. As the exchange ratio increases, the post-merger ownership percentage of the Clear Channel stockholders will decrease relative to the post-merger ownership percentage of the Jacor stockholders.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE
     MERGER TO JACOR AND CLEAR CHANNEL STOCKHOLDERS?

A:   The exchange of shares by Jacor
stockholders will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of Clear Channel common stock. The merger will have no tax consequences to Clear Channel stockholders. A summary of the material federal income tax consequences of the merger is included in the section "The Merger -- Certain U.S. Federal Income Tax Consequences" on page 62.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE
     MERGER?

A:   We hope to complete the merger as
     soon as possible after the stockholders' meetings if we obtain the required stockholder approvals at these meetings. However, we cannot complete the merger until we satisfy numerous additional conditions. We cannot predict when we will complete the merger since we do not know when we will satisfy all of the conditions. For example, the FCC must approve the merger and the federal and state antitrust authorities must complete the review of the merger. Final approvals by the FCC and the antitrust authorities likely will not occur until after the stockholders' meetings. However, either company can terminate the merger agreement if we do not complete the merger by October 8, 1999.

Q:   WHAT DO I NEED TO DO NOW?

A:   After reviewing this document, indicate
     on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that the proxyholder may vote your shares at your stockholders' meeting.

Q:   HOW WILL MY SHARES BE VOTED IF I RETURN
     A BLANK PROXY CARD?

A:   If you sign and send in your proxy card
     and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposal submitted at your stockholders' meeting.

Q:   WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A:   If you are a Jacor stockholder and you
     fail to return your proxy card, it will have the same effect as voting against the merger.

Q:   CAN I VOTE MY SHARES IN PERSON?

A:   Yes. You may attend your stockholders'
     meeting and vote your shares in person,
     rather than signing and mailing your proxy card.

Q:   CAN I REVOKE MY PROXY AND CHANGE MY VOTE?

A: Yes. You may revoke your proxy on or before the day of your stockholders' meeting by following the directions on page 30. Then you can either change your vote or attend your stockholders' meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we complete the merger, we will send Jacor stockholders written instructions to exchange their stock certificates. Clear Channel stockholders will retain their stock certificates after the merger.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the merger you should contact:

   CLEAR CHANNEL COMMUNICATIONS, INC.            JACOR COMMUNICATIONS, INC.
           INVESTOR RELATIONS                        INVESTOR RELATIONS
   Clear Channel Communications, Inc.            Jacor Communications, Inc.
      200 Concord Plaza, Suite 600         50 East RiverCenter Blvd., Suite 1200
        San Antonio, Texas 78216                 Covington, Kentucky 41011
Attention: Office of Investor Relations   Attention: Corporate Communications and
      Phone Number: (210) 822-2828                   Investor Relations
       Fax Number: (210) 822-2299               Phone Number: (606) 655-2267
                                                 Fax Number: (606) 655-9345

     If you would like additional copies of this document, if you want updated information concerning the exchange ratio or if you have other questions about the merger, you may contact Jacor's proxy solicitor:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                        Toll-Free Number: (800) 322-2885
                      Collect Phone Number: (212) 929-5500
                           Fax Number: (212) 929-0308

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of the merger fully and for a more complete description of these terms, you should read carefully this entire document, including the annexes and the documents we have referred you to. See "Where You Can Find More Information" on page 127.

                          THE COMPANIES (SEE PAGE 110)

CLEAR CHANNEL COMMUNICATIONS, INC.
200 Concord Plaza, Suite 600
San Antonio, Texas 78216
(210) 822-2828

     Clear Channel is a diversified media company with three primary lines of business: radio, television and outdoor advertising. As of October 7, 1998, Clear Channel:

     - owned, programmed or sold airtime for 201 domestic radio stations;

     - owned or programmed 20 domestic television stations; and

     - was one of the world's largest outdoor advertising companies based on its total estimated revenues.

     In addition, Clear Channel has ownership interests in radio station companies in Australia, New Zealand, Mexico and the Czech Republic. Clear Channel also owns a 28.7% non-voting equity interest in Heftel Broadcasting Corporation, a domestic Spanish-language broadcaster.

JACOR COMMUNICATIONS, INC.
50 East RiverCenter Blvd., Suite 1200
Covington, Kentucky 41011
(606) 655-2267

     As of October 7, 1998, Jacor was:

     - the second largest radio group in the United States in terms of number of radio stations;

     - the third largest radio group in the nation as measured by revenue; and

     - one of the country's leading providers of syndicated radio programming.

     As of such date, Jacor owned, had under contract to own, programmed or sold airtime in 55 markets across the United States for 230 radio stations and one television station.

     Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, which programs include Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell, the top three rated radio programs in the United States.

               OUR RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGE 39)

TO CLEAR CHANNEL STOCKHOLDERS:

     THE CLEAR CHANNEL BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IS IN YOUR BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE CLEAR CHANNEL MERGER PROPOSAL TO APPROVE THE ISSUANCE OF CLEAR CHANNEL COMMON STOCK IN THE MERGER.

TO JACOR STOCKHOLDERS:

     THE JACOR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IS IN YOUR BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE JACOR MERGER PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

                  OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 42)

     In deciding to approve the merger, we considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view to the Clear Channel and Jacor stockholders. Clear Channel received an opinion from Salomon Smith Barney Inc. and Jacor received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation. These opinions are attached as Annexes E and F to this document. We encourage you to read and consider these opinions.

                   RISKS RELATED TO THE MERGER (SEE PAGE 18)

     You should note that once the merger is completed, the combined company is subject to certain risks as discussed in the section "Risk Factors" on pages 18 through 27 . These risks include,

     - the substantial debt service obligations of the combined company after the merger;

     - uncertainty regarding the ability of the combined company to refinance its debt on acceptable terms; and

     - possible difficulties in combining two companies that were previously operated independently.

                    THE CLEAR CHANNEL MEETING (SEE PAGE 29)

     The special meeting of the Clear Channel stockholders will be held at 200 Concord Plaza, First Floor Conference Room, San Antonio, Texas on March 26, 1999, at 4:00 p.m. local time.

     At the Clear Channel meeting, holders of Clear Channel common stock will consider and vote upon the Clear Channel merger proposal to approve the issuance of Clear Channel common stock to the Jacor stockholders in the merger.

     Approval of the Clear Channel merger proposal requires the affirmative vote of at least a majority of the votes cast at the Clear Channel meeting by the holders of Clear Channel common stock entitled to vote at the Clear Channel meeting.

     Only Clear Channel common stockholders who hold Clear Channel common stock at the close of business on the Clear Channel record date, February 22, 1999, will be entitled to notice of and to vote at the Clear Channel meeting. As of February 22, 1999, directors and executive officers of Clear Channel and their affiliates beneficially owned approximately 19.7% of the outstanding shares of Clear Channel common stock.

     In conjunction with the execution of the merger agreement, certain members of the Mays family who are stockholders of Clear Channel entered into an agreement with Jacor to vote all Clear Channel common stock under their voting control in favor of the Clear Channel merger proposal. Together, such Mays family stockholders have voting control over 30,881,964 shares of Clear Channel common stock, which represents 11.6% of the outstanding shares of Clear Channel common stock as of February 22, 1999.

     As of February 22, 1999, Clear Channel had a total of 265,991,115 shares of common stock outstanding.

                        THE JACOR MEETING (SEE PAGE 29)

     The special meeting of the Jacor stockholders will be held at the Metropolitan Club, 50 East RiverCenter Boulevard, 19th Floor, Covington,

Kentucky on March 26, 1999, at
10:00 a.m. local time.

     At the Jacor meeting, holders of Jacor common stock will consider and vote upon the Jacor merger proposal to approve the merger and approve and adopt the merger agreement. This approval requires the affirmative vote of a majority of the outstanding shares of Jacor common stock.

     Only Jacor common stockholders who hold Jacor common stock at the close of business on the Jacor record date, February 22, 1999, will be entitled to notice of and to vote at the Jacor meeting. As of February 22, 1999, directors and executive officers of Jacor and their affiliates beneficially owned approximately 27.7% of the outstanding shares of Jacor common stock.

     In conjunction with the execution of the merger agreement, certain Jacor stockholders who hold an aggregate of approximately 26.8% of the outstanding Jacor common stock as of the date of this document entered into voting agreements with Clear Channel to vote all Jacor common stock under their voting control in favor of approving the Jacor merger proposal.

     As of February 22, 1999, Jacor had a total of 51,512,215 shares of common stock outstanding.

                                   THE MERGER

     The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

CONDITIONS TO THE MERGER (SEE PAGE 74)

     We will not complete the merger until we have satisfied numerous conditions. Some of the conditions are listed below:

     - the Clear Channel and Jacor stockholders approve the merger proposals;

     - no law or court order prohibits the merger;

     - regulatory agencies issue all required approvals under the federal communications laws;

     - the federal and state antitrust authorities complete their review of the merger; and

     - Clear Channel's and Jacor's legal counsel each deliver an opinion that the merger will be tax-free to Jacor and its stockholders.

     Certain conditions may be waived by the company entitled to assert the condition.

REGULATORY APPROVALS (SEE PAGE 64)

     Under the Hart-Scott-Rodino Antitrust Improvements Act, we must furnish certain information and materials to the Department of Justice and the Federal Trade Commission and wait a specified period of time before we can complete the merger. The DOJ or the FTC has the authority to challenge the merger on antitrust grounds before or after we complete the merger. We filed premerger notification forms with the DOJ and the FTC on November 3, 1998. On December 3, 1998, we received a second request for additional information and materials from the DOJ.

     In addition, we filed applications with the Federal Communications Commission on October 16, 1998 seeking its approval of the transfer of control of certain FCC licenses.

     Some governmental authorities may seek conditions on the merger before granting approval. We cannot predict whether we will obtain the required regulatory approvals within the time frame specified in the merger agreement or on conditions that would not be detrimental to either of us or the combined company.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 79)

     The board of directors of both companies can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, either company can individually terminate the merger agreement if we do not complete the merger by October 8, 1999 or the stockholders of either company fail to approve such company's merger proposal. Jacor also has certain termination rights if it receives a superior acquisition proposal or when the average closing price of Clear Channel common stock during a specified period falls below a stated price. Both companies have multiple additional termination rights more specifically described in the section "Terms of the Merger
Agreement -- Termination."

     Jacor must pay Clear Channel a termination fee of $115 million in certain circumstances.

ACCOUNTING TREATMENT (SEE PAGE 64)

     Clear Channel expects to account for the merger as a purchase. Under this accounting method, Clear Channel will record Jacor's assets and liabilities at their fair values, and, if the purchase price exceeds the total of these fair market values, Clear Channel will record this excess as goodwill. Clear Channel will include the revenues and expenses of Jacor in Clear Channel's financial statements from the date of consummation of the merger.

NO APPRAISAL RIGHTS (SEE PAGE 67)

     Neither Clear Channel's stockholders nor Jacor's stockholders have any appraisal rights in connection with the merger.

DIRECTORS OF THE COMBINED ENTITY AFTER THE MERGER (SEE PAGE 67)

     The current directors of Clear Channel will not change as a result of the merger and will therefore become directors of the combined company.

                       CLEAR CHANNEL COMMUNICATIONS, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following sets forth summary historical financial data for Clear Channel for the three years ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998. After tax cash flow is net income plus depreciation, amortization of intangibles (including that of non-consolidated affiliates) and deferred taxes. EBITDA is net income before interest expense, income taxes, and depreciation and amortization. You should not consider after tax cash flow and EBITDA in isolation from, or as a substitute for, or more meaningful than, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of operating performance, or as an alternative to operating cash flows as a measure of liquidity. Although after tax cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, they are widely used in the media industry as a measure of a company's operating performance because they assist in comparing performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases.

     Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this financial data. The results of interim periods are not necessarily indicative of results for the entire fiscal year. This information is only a summary and you should read the information presented below in conjunction with the Consolidated Financial Statements and the Notes thereto for Clear Channel, incorporated into this document by reference, which qualify the information presented below in its entirety. See "Where You Can Find More Information" on page 127.

                                                                       NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                              -----------------------------------   -----------------------
                                1995        1996         1997         1997         1998
                              ---------   ---------   -----------   ---------   -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net revenue.................  $ 250,059   $ 351,739   $   697,068   $ 469,176   $   909,555
Operating expenses..........    137,504     198,332       394,404     266,542       517,562
Depreciation and
  amortization..............     33,769      45,790       114,207      80,216       201,422
Corporate expenses..........      7,414       8,527        20,883      13,699        25,739
                              ---------   ---------   -----------   ---------   -----------
Operating income............     71,372      99,090       167,574     108,719       164,832
Interest expense............     20,752      30,080        75,076      51,804        94,555
Other income (expense)......       (803)      2,230        11,579       7,641        13,416
                              ---------   ---------   -----------   ---------   -----------
Income before income
  taxes.....................     49,817      71,240       104,077      64,556        83,693
Income taxes................     20,292      28,386        47,116      31,642        48,766
                              ---------   ---------   -----------   ---------   -----------
Income before equity income
  (loss) of nonconsolidated
  affiliates................     29,525      42,854        56,961      32,914        34,927
Equity in net income (loss)
  of nonconsolidated
  affiliates................      2,489      (5,158)        6,615       8,387        10,063
                              ---------   ---------   -----------   ---------   -----------
Net income..................  $  32,014   $  37,696   $    63,576   $  41,301   $    44,990
                              =========   =========   ===========   =========   ===========

                                                                       NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                              -----------------------------------   -----------------------
                                1995        1996         1997         1997         1998
                              ---------   ---------   -----------   ---------   -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income per common share:(1)
  Basic.....................  $    0.23   $    0.26   $      0.36   $    0.24   $      0.19
                              =========   =========   ===========   =========   ===========
  Diluted...................  $    0.23   $    0.26   $      0.34   $    0.23   $      0.19
                              =========   =========   ===========   =========   ===========
Weighted average common
  shares outstanding(1):
  Basic.....................    138,184     146,844       176,960     170,448       231,362
                              =========   =========   ===========   =========   ===========
  Diluted...................    140,140     149,260       183,030     176,443       243,817
                              =========   =========   ===========   =========   ===========
STATEMENT OF CASH FLOW DATA:
  Cash flows from operating
     activities.............  $  64,330   $ 107,604   $   164,820   $ 120,196   $   214,953
                              =========   =========   ===========   =========   ===========
  Cash flows from investing
     activities.............  $(159,672)  $(796,764)  $(1,345,793)  $(646,329)  $(1,436,897)
                              =========   =========   ===========   =========   ===========
  Cash flows from financing
     activities.............  $  93,915   $ 700,470   $ 1,188,929   $ 544,610   $ 1,245,479
                              =========   =========   ===========   =========   ===========

                                                               SEPTEMBER 30,
                                                           ---------------------
                                                             1997        1998
                                                           --------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents................................  $ 35,178   $   48,192
Total assets.............................................    92,700    7,261,285
Long-term debt, net of current(2)........................   503,947    2,980,849
Shareholders' equity.....................................   302,420    3,763,702

                                                                    NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                  ------------------------------   -------------------
                                    1995       1996       1997       1997       1998
                                  --------   --------   --------   --------   --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
After tax cash flow.............  $ 71,140   $107,318   $213,445   $137,106   $283,933
                                  ========   ========   ========   ========   ========
EBITDA..........................  $106,827   $141,952   $299,975   $204,963   $389,733
Ratio of earnings to fixed
  charges.......................       3.3        3.6        2.3        2.2        1.9
                                  ========   ========   ========   ========   ========

-------------------------

(1) Adjusted to reflect two-for-one stock splits effected in December 1996 and July 1998.

(2) Includes $575 million aggregate principal amount of 2 5/8% senior convertible notes due April 1, 2003 issued by Clear Channel on March 30, 1998.

                           JACOR COMMUNICATIONS, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following sets forth summary historical financial data for Jacor for the three years ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998. Broadcast cash flow is operating income before depreciation and amortization, and corporate general and administrative expenses. EBITDA is net income before extraordinary items, interest expense, income taxes, and depreciation and amortization. You should not consider broadcast cash flow and EBITDA in isolation from, or as a substitute for, or more meaningful than, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of operating performance, or as an alternative to operating cash flows as a measure of liquidity. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, they are widely used in the media industry as a measure of a company's operating performance because they assist in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance. Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

     Acquisitions significantly impact the comparability of the historical consolidated financial data reflected in this financial data. Net of dispositions and exchanges, Jacor completed acquisitions of 39 radio stations and one television station in 1996, 88 radio stations in 1997 and 46 radio stations in the first nine months of 1998. Additionally, Jacor completed the acquisition of four broadcasting services businesses in 1997. The results of interim periods are not necessarily indicative of results for the entire fiscal year. This information is only a summary and you should read the information presented below in conjunction with the Consolidated Financial Statements and the Notes thereto for Jacor, incorporated into this document by reference, which qualify the information presented below in its entirety. See "Where You Can Find More Information" on page 127.

                                                                       NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                     ------------------------------   -------------------
                                       1995       1996       1997       1997       1998
                                     --------   --------   --------   --------   --------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
  Net revenue......................  $118,891   $223,761   $530,574   $368,941   $530,372
  Broadcast operating expenses.....    87,290    151,065    356,783    251,513    356,877
  Depreciation and amortization....     9,483     23,404     78,485     53,097     87,444
  Corporate general and
    administrative expenses........     3,501      9,932     14,093      9,240     13,052
  Operating income.................    18,617     39,360     81,213     55,091     72,999
  Net income (loss)................    10,965      5,105     (4,052)    (5,412)    (1,437)

                                                                       NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                     ------------------------------   -------------------
                                       1995       1996       1997       1997       1998
                                     --------   --------   --------   --------   --------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF CASH FLOWS DATA
  Cash provided by operating
    activities.....................  $ 20,625   $ 24,407   $ 56,040   $ 31,109   $ 64,601
  Cash used in investing
    activities.....................    64,340    859,264    658,333    487,521    700,105
  Cash provided by financing
    activities.....................    24,177    905,057    552,880    397,054    648,864

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
BALANCE SHEET DATA
  Cash and cash equivalents.................................  $   18,779   $   42,084
  Total assets..............................................   2,406,532    3,327,668
  Long-term debt............................................     834,500    1,229,565
  Shareholders' equity......................................     912,433    1,179,033

                                                                       NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       ----------------------------   -------------------
                                        1995      1996       1997       1997       1998
                                       -------   -------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
  Broadcast cash flow................  $31,601   $72,696   $173,791   $117,428   $173,495
  Broadcast cash flow margin.........    26.6%     32.5%      32.8%      31.8%      32.7%
  EBITDA.............................  $28,100   $62,764   $159,658   $108,188   $160,443
  Capital expenditures...............    4,969    11,852     19,980     12,485     23,354
  Ratio of earnings to fixed
    charges..........................      5.7       1.4        1.1        1.1        1.2

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following summary unaudited pro forma financial data gives effect to the merger, which we will account for as a purchase in accordance with generally accepted accounting principles. The statement of operations data assumes that we completed the merger at the beginning of the periods presented, and the balance sheet data assumes that we completed the merger on September 30, 1998. Each company's pro forma statement of operations data also gives effect to recently completed acquisitions. The unaudited pro forma combined financial data does not reflect any cost savings and other synergies which Clear Channel management anticipates will result from the merger and is not necessarily indicative of the results of operations or the financial position which would have occurred had the merger been completed on the dates indicated, nor is it necessarily indicative of future results of operations or financial position. This information is only a summary and you should read the information presented below in conjunction with the historical consolidated financial statements of Clear Channel and Jacor and the Unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, appearing elsewhere in this document.

                             YEAR ENDED DECEMBER 31, 1997           NINE MONTHS ENDED SEPTEMBER 30, 1998
                       ----------------------------------------   ----------------------------------------
                                                       CLEAR                                      CLEAR
                                                      CHANNEL                                    CHANNEL
                          CLEAR                      AND JACOR       CLEAR                      AND JACOR
                         CHANNEL         JACOR       PRO FORMA      CHANNEL         JACOR       PRO FORMA
                       PRO FORMA(1)   PRO FORMA(2)   FOR MERGER   PRO FORMA(3)   PRO FORMA(4)   FOR MERGER
                       ------------   ------------   ----------   ------------   ------------   ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Net revenue..........   $1,273,983      $650,844     $1,924,827    $1,109,521      $589,184     $1,698,705
Operating income.....      199,764        84,515        201,514       165,519        79,064        197,668
Net income (loss)
  before
  extraordinary
  items..............      (36,624)      (16,612)      (136,001)          (92)       (6,053)       (53,060)
Net income (loss)
  before
  extraordinary items
  per common and
  common equivalent
  share:(5)
  Basic..............   $    (0.17)     $  (0.33)    $    (0.47)   $    (0.00)     $  (0.12)         (0.17)
  Diluted............   $    (0.18)     $  (0.33)    $    (0.47)   $    (0.00)     $  (0.12)         (0.17)
Weighted average
  common shares
  outstanding:
  Basic..............   $  218,810      $ 49,348     $  288,587    $  244,079      $ 50,133     $  314,641
  Diluted............   $  225,486      $ 51,051     $  297,647    $  256,534      $ 54,347     $  332,996

                                                                        SEPTEMBER 30, 1998
                                                            ------------------------------------------
                                                                                         CLEAR CHANNEL
                                                                                           AND JACOR
                                                            CLEAR CHANNEL     JACOR        PRO FORMA
                                                             HISTORICAL     HISTORICAL    FOR MERGER
                                                            -------------   ----------   -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets..............................................   $7,261,285     $3,327,668    $12,308,741
Long-term debt, net of current maturities(6)..............    2,405,849      1,229,565      3,635,414
Shareholders' equity......................................    3,763,702      1,179,033      6,608,893

-------------------------

(1) Assumes the acquisitions of 93% of the outstanding capital stock of Eller Media Corporation, the radio and certain outdoor advertising assets of Paxson Communications Corp., all of the outstanding capital stock of More Group Plc. and the merger with Universal Outdoor Holdings, Inc. had occurred on January 1, 1997.

(2) Assumes the acquisitions of Nationwide Communications, Inc., the EFM Companies and Premiere Radio Networks, Inc. had occurred on January 1, 1997.

(3) Assumes the acquisition of More and the merger with Universal had occurred on January 1, 1998.

(4) Assumes the acquisition of Nationwide had occurred on January 1, 1998.

(5) Adjusted to reflect the effect of a two-for-one stock split distributed in July 1998.

(6) Does not include $575 million in senior convertible notes or $356 million in liquid yield option notes.

                             SUMMARY PER SHARE DATA

     We have set forth below historical earnings (loss) per share before extraordinary items, cash dividends per share and book value per share data of Jacor and Clear Channel and unaudited pro forma per share data. You should read the data set forth below in conjunction with the Jacor and Clear Channel audited financial statements, including the notes thereto, from which we have derived the data set forth below and which we have incorporated into this document by reference. You should also read the data in conjunction with the unaudited pro forma combined condensed financial statements, including the notes thereto, included elsewhere in this document. See "Where You Can Find More Information" on page 127.

                                               AS OF OR FOR THE
                                                  YEAR ENDED        AS OF OR FOR THE
                                                 DECEMBER 31,      NINE MONTHS ENDED
                                                     1997          SEPTEMBER 30, 1998
                                               -----------------   ------------------
CLEAR CHANNEL -- HISTORICAL
  Earnings (loss) per share: basic...........       $ 0.36(1)            $ 0.19
                                diluted......         0.34(1)              0.19
  Cash dividends per share...................           --                   --
  Book value per share: basic................         9.87(1)             16.27
                           diluted...........         9.54(1)             15.44
JACOR -- HISTORICAL
  Earnings (loss) per share: basic...........       $(0.10)              $(0.03)
                                diluted......        (0.10)               (0.03)
  Cash dividends per share...................           --                   --
  Book value per share: basic................        22.65                23.52
                           diluted...........        21.73                21.69
PRO FORMA
  Earnings (loss) per share: basic...........       $(0.47)              $(0.17)
                                diluted......        (0.47)               (0.17)
  Cash dividends per share...................           --                   --
  Book value per share: basic................          n/a(2)             21.00
                           diluted...........          n/a(2)             19.85

-------------------------

(1) Adjusted to reflect the effect of a two-for-one stock split distributed on July 28, 1998 to shareholders of record on July 21, 1998.

(2) This information is not presented since a pro forma balance sheet at December 31, 1997 is not required.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Clear Channel common stock is traded on the New York Stock Exchange under the symbol "CCU." Jacor common stock is traded on the Nasdaq National Market under the symbol "JCOR."

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Clear Channel common stock as reported on the NYSE and Jacor common stock as reported on the Nasdaq National Market.

                                                CLEAR CHANNEL
                                                   COMMON         JACOR COMMON
                                                  STOCK(1)            STOCK
                                               ---------------   ---------------
                                                MARKET PRICE      MARKET PRICE
                                               ---------------   ---------------
                                                HIGH     LOW      HIGH     LOW
                                               ------   ------   ------   ------
1996
  First Quarter..............................  $14.57   $10.25   $22.25   $16.00
  Second Quarter.............................   21.50    13.50    31.25    19.50
  Third Quarter..............................   22.28    18.28    35.00    24.75
  Fourth Quarter.............................   22.19    15.50    36.38    23.75
1997
  First Quarter..............................   24.81    17.13    31.75    25.63
  Second Quarter.............................   31.69    21.38    38.63    26.50
  Third Quarter..............................   34.38    29.31    46.25    37.25
  Fourth Quarter.............................   39.72    30.00    55.63    36.50
1998
  First Quarter..............................   50.03    36.72    63.00    46.00
  Second Quarter.............................   54.56    44.06    63.63    50.25
  Third Quarter..............................   61.75    40.38    65.25    45.31
  Fourth Quarter.............................   54.50    36.13    65.00    36.88
1999
  First Quarter (through February 22,
     1999)...................................   64.25    53.13    73.13    63.19

-------------------------

(1) Adjusted to reflect two-for-one stock splits in July 1998 and December 1996.

     On October 7, 1998, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the closing price per share of: (i) Clear Channel common stock was $37.00 and (ii) Jacor common stock was $40.13. On February 22, 1999, the most recent practicable date prior to the date of this document, the closing price per share of: (i) Clear Channel common stock was $57.94 and (ii) Jacor common stock was $67.63. We urge stockholders to obtain current market quotations before making any decision with respect to the merger.

     Neither Clear Channel nor Jacor has declared a cash dividend on its common stock since it became a public company. Clear Channel intends to retain future earnings for use in its business and does not anticipate paying any dividends on Clear Channel common stock in the foreseeable future. Clear Channel's credit facility limits its ability to pay dividends, other than dividends payable wholly in Clear Channel capital stock. Under Jacor's existing credit facilities, Jacor is generally prohibited from paying cash dividends on Jacor common stock.

     There were approximately 629 holders of record of Clear Channel common stock on the record date for the special meeting of the Clear Channel stockholders. There were approximately 1,650 holders of record of Jacor common stock on the record date for the special meeting of the Jacor stockholders.

     Following the completion of the merger, shares of Clear Channel common stock will continue to be traded on the NYSE, and shares of Jacor common stock will cease to be traded on the Nasdaq National Market. The LYONs and warrants of Jacor outstanding at the time of the merger will respectively become convertible into or exercisable for that number of shares of Clear Channel common stock resulting from multiplying the exchange ratio times the number of shares of Jacor common stock that the shares and warrants were otherwise respectively convertible into or exercisable for. The warrants of Jacor will continue to be traded on the Nasdaq National Market and the LYONs will continue to be traded on the Nasdaq Stock Market.

                                  RISK FACTORS

     In making your determination as to how to vote on the merger proposals, you should consider the following factors:

RISKS RELATING TO THE MERGER

THE MERGER CONSIDERATION TO BE RECEIVED BY JACOR STOCKHOLDERS IS NOT DETERMINABLE IN ADVANCE AND COULD SUBSTANTIALLY DIFFER FROM THEIR EXPECTATIONS

     The number of shares that Jacor stockholders will receive in the merger will fluctuate depending on the price of Clear Channel's common stock. The exchange ratio will not be finalized until the closing date and may change between now and the closing date. Based on the average closing price of Clear Channel common stock during the 25 consecutive trading days ending February 22, 1999, the exchange ratio would have been 1.228 shares of Clear Channel common stock having a value of $71.15 based on the closing price of Clear Channel common stock on February 22, 1999 of $57.94.

THE CAP ON THE EXCHANGE RATIO COULD RESULT IN A SUBSTANTIAL REDUCTION IN THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED BY JACOR STOCKHOLDERS

     The merger agreement caps the exchange ratio at 1.4 when the average closing price of Clear Channel common stock falls below $42.86 per share. Thus, Jacor stockholders cannot receive more than 1.4 shares of Clear Channel common stock in exchange for each share of Jacor common stock regardless of how much the average closing price of Clear Channel common stock falls below $42.86 per share.

THE MERGER MAY BE TERMINATED IF CLEAR CHANNEL'S STOCK PRICE FALLS SUBSTANTIALLY

     If the average closing price of Clear Channel's common stock falls below $37.50, Jacor's board of directors has the authority to terminate the merger agreement.

THE COMBINED COMPANY WILL HAVE PRO FORMA LOSSES

     On a pro forma basis, giving effect to the acquisitions Clear Channel completed in 1998, Clear Channel had a loss for the nine months ended September 30, 1998, and for the year ended December 31, 1997. In addition, if the merger had been completed, the pro forma losses during these periods would have been substantially greater. Because of the substantial amortization of goodwill related to the merger and prior acquisitions, Clear Channel expects such losses to continue. See "Unaudited Pro Forma Combined Condensed Financial Statements."

CLEAR CHANNEL STOCKHOLDERS WILL BE DILUTED BY THE MERGER

     The merger will dilute the ownership position of the present stockholders of Clear Channel. The extent of the dilution will depend upon the exchange ratio. Because the exchange ratio will not be finalized until the closing date, Clear Channel stockholders could experience a greater degree of dilution than anticipated at the time they vote upon the merger if the price of Clear Channel common stock drops prior to the closing date.

     Based on the number of shares of Jacor common stock outstanding on the date of this document and assuming an exchange ratio of 1.228, Clear Channel will issue to Jacor stockholders approximately 63,257,000 shares of Clear Channel common stock in the merger. As a result, Jacor stockholders will hold approximately 19.2% of the Clear Channel common stock outstanding after the completion of the merger.

WE MAY NEED TO DIVEST ASSETS AND AGREE TO ONGOING OPERATING RESTRICTIONS TO OBTAIN ANTITRUST REGULATORY APPROVALS NECESSARY FOR THE MERGER

     Certain antitrust regulatory agencies must complete their reviews before we can complete the merger. We can give no assurance that such agencies will either complete these reviews in a timely manner or do so without imposing significant restrictions or conditions.

     Federal and state antitrust agencies reviewing the merger could challenge all or certain aspects of the merger by seeking to block the merger in court or impose conditions on the merger. A court could issue an injunction before or after the stockholders' meetings. Clear Channel may have to divest or cause Jacor to divest certain properties in order to obtain these approvals.

WE MAY NEED TO DIVEST ASSETS AND AGREE TO ONGOING OPERATING RESTRICTIONS TO OBTAIN FCC REGULATORY APPROVALS NECESSARY FOR THE MERGER

     We must receive certain FCC regulatory approvals before we can complete the merger. We can give no assurance that we will either obtain these approvals or obtain them without significant restrictions or conditions.

     On October 16, 1998, we filed an application seeking the FCC's consent to the transfer of control of Jacor from the stockholders of Jacor to Clear Channel. In five areas, overlap between Jacor and Clear Channel radio stations will exceed the numerical limits established in the Telecommunications Act of 1996 on the total number of stations any company may own in a particular area. In the merger agreement Clear Channel agreed to take certain actions, including divesting radio stations, in order to obtain timely approval of the merger. Clear Channel and Jacor will be required to divest assets and may be forced to agree to various operating restrictions in order to obtain approval for the merger. As of the date of this document, Clear Channel has entered into letters of intent to divest six radio stations in Florida and six radio stations in Ohio. In addition, Jacor has entered into letters of intent to divest one radio station in Florida and five radio stations in Kentucky. We may propose additional divestitures.

     The merger also implicates the FCC's "one-to-a-market" rule. This rule prohibits a company from owning or controlling a television station and radio station(s) in the same market. The FCC has separately granted Clear Channel and Jacor temporary conditional waivers of the rule to permit television and radio ownership in Jacksonville and Cincinnati. Clear Channel has requested continuing waivers of the "one-to-a-market" rule in Jacksonville and Cincinnati. If granted, the FCC would condition such waivers upon the outcome of the FCC's ongoing consideration of the future of the "one-to-a-market" rule. Any changes to the "one-to-a-market" rule could adversely affect both the merger and the operations of Clear Channel after the merger. Such changes could also force Clear

Channel to divest either its radio or television stations in Cincinnati and Jacksonville. See "-- Post Merger Risks -- Government Regulation May Limit Our Operations."

     Any divestitures could be material. Any divestitures may not be at a fair market price and the reinvestment of the proceeds from any divestitures may not produce for us operating profit at the same level as the divested assets. Any operating restrictions could adversely affect our value. See "The
Merger -- Regulatory Approvals."

RISKS ARISING AFTER THE STOCKHOLDER MEETINGS OR THE MERGER

CLEAR CHANNEL WILL HAVE MORE DEBT

     Following the merger, Clear Channel's debt obligations will significantly increase. Clear Channel currently uses a significant portion of its operating income for debt service. Clear Channel's leverage after the merger could make it vulnerable to an increase in interest rates or a downturn in the operating performance of its broadcast properties or outdoor advertising properties or a decline in general economic conditions. At September 30, 1998, Clear Channel had borrowings under its credit facility and other long term debt outstanding of approximately $2.98 billion and shareholders' equity of $3.76 billion. Clear Channel expects to continue to borrow funds to finance acquisitions of broadcasting and outdoor advertising properties, as well as for other purposes. Clear Channel may borrow up to $2 billion under its domestic credit facility at floating rates equal to the London InterBank Offered Rate plus 0.50%. As of December 31, 1998, Clear Channel had borrowed approximately $1.01 billion under its domestic credit facility. At September 30, 1998, Jacor had total outstanding indebtedness of approximately $1.53 billion, including publicly traded notes and LYONs, and stockholders' equity of approximately $1.18 billion.

CLEAR CHANNEL MAY NEED TO REPAY OR REDEEM JACOR INDEBTEDNESS AFTER THE MERGER

     Substantially all of Jacor's indebtedness could become payable upon completion of the merger. At September 30, 1998, Jacor had total outstanding indebtedness of approximately $1.53 billion, including publicly traded notes in the aggregate principal amount of $539.6 million and LYONs which had an aggregate accreted value of $302 million. Jacor's credit facility will become payable as a result of the merger. The merger will also trigger the change in control provisions of the Jacor notes and the Jacor LYONs. Clear Channel must offer to purchase the outstanding Jacor notes for consideration equal to 101% of the principal amount, plus any accrued and unpaid interest. Clear Channel must also offer to purchase the outstanding Jacor LYONs. In the event that the holders require that Clear Channel purchase all or a substantial portion of the Jacor notes and Jacor LYONs, there can be no assurance that Clear Channel would have the funds available to satisfy such obligations.

OUR OPERATIONS MAY BE RESTRICTED BY JACOR INDEBTEDNESS

     If all or part of the Jacor indebtedness remains outstanding after the merger because either the Jacor debt holders do not accept Clear Channel's mandatory offers to purchase such indebtedness or Clear Channel does not otherwise purchase such indebtedness on acceptable terms, the terms of such indebtedness may restrict the ability of Clear Channel's merger subsidiary which succeeds to the Jacor business and its subsidiaries to make funds available to Clear Channel in the form of dividends, loans, advances or otherwise. Much of Jacor's indebtedness is high yield indebtedness and restricts Jacor and its subsidiaries from incurring additional indebtedness, selling assets or stock, engaging in asset swaps, mergers or consolidations and entering into transactions with affiliates. The covenants for this type of indebtedness are more restrictive than those contained in Clear Channel's public indebtedness. In addition, if Jacor's credit facility remains in place, Clear Channel's merger subsidiary which succeeds to the Jacor business will be subject to a number of financial covenants, including interest coverage, debt service coverage and a maximum ratio of debt to earnings before other expenses (income), interest expenses, taxes, depreciation and amortization. Clear Channel's credit facility also contains numerous restrictions, including limitations on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends, and requirements to maintain certain financial ratios. Accordingly, Jacor's indebtedness which remains outstanding after the merger may:

     - cause Clear Channel to incur substantial consolidated interest expense and principal repayment obligations;

     - limit Clear Channel's ability to obtain additional debt financing;

     - make it more difficult for Clear Channel to combine its operations with Jacor's; and

     - place more restrictions on Clear Channel's ability to manage Jacor than Clear Channel currently faces in the management of the rest of its business.

WE MAY HAVE DIFFICULTIES IN COMBINING THE OPERATIONS OF CLEAR CHANNEL AND JACOR

     Clear Channel may not be able to successfully combine the operations of Jacor with its own operations. Any unexpected delays or costs of combining the two companies could adversely affect Clear Channel and disrupt its operations. Additionally, the operations, management and personnel of the two companies may not be compatible. Following the merger, Clear Channel may experience the loss of key personnel.

DEPENDENCE ON KEY PERSONNEL OF CLEAR CHANNEL AND JACOR

     Each of Clear Channel's and Jacor's business is dependent upon the performance of certain key employees, including their chief executive officers and other executive officers. Clear Channel and Jacor also employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although Clear Channel and Jacor have entered into long-term agreements with certain of their executive officers, key on-air talent and program hosts to protect their interests in those relationships, we can give no assurance that after the merger all such key personnel will remain with us or will retain their audiences.

OUR INTERNATIONAL OPERATIONS HAVE ADDED RISKS

     Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. Clear Channel currently derives a portion of its revenues from international radio and outdoor operations in Europe, Mexico, Australia and New Zealand. The risks of doing business in foreign countries which could result in losses against which Clear Channel is not insured include:

     - potential adverse changes in the diplomatic relations of foreign countries with the United States;

     - hostility from local populations;

     - the adverse effect of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against businesses owned by foreigners;

     - expropriations of property;

     - the potential instability of foreign governments;

     - the risk of insurrections;

     - risks of renegotiation or modification of existing agreements with governmental authorities;

     - foreign exchange restrictions; and

     - changes in taxation structure.

EXCHANGE RATES MAY CAUSE FUTURE LOSSES IN CLEAR CHANNEL'S INTERNATIONAL
OPERATIONS

     Because Clear Channel owns assets overseas and derives revenues from its international operations, Clear Channel may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. Clear Channel cannot predict the effect of exchange rate fluctuations upon future operating results. To reduce its exposure to the risk of international currency fluctuations, Clear Channel maintains a hedge by incurring amounts of debt in each currency approximately equivalent to Clear Channel's net assets in each such currency. Clear Channel reviews this hedge position monthly. Clear Channel currently maintains no other derivative instruments to reduce the exposure to translation and/or transaction risk but may adopt other hedging strategies in the future.

EXTENSIVE GOVERNMENT REGULATION MAY LIMIT OUR OPERATIONS

     BROADCASTING. The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect Clear Channel. Clear Channel's broadcasting business depends upon maintaining broadcasting licenses issued by the FCC for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC's grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications. Such a denial could adversely affect Clear Channel's operations.

     The federal communications laws limit the number of broadcasting properties Clear Channel or Jacor may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits, any subsequent modifications that tighten those limits could adversely affect the merger or Clear Channel following the merger by making it impossible for Clear Channel to complete the acquisition of certain stations in the merger or other potential acquisitions or requiring Clear Channel to divest stations it has already acquired.

     Moreover, changes in governmental regulations and policies may have a material impact upon Clear Channel. For example, Clear Channel currently provides programming to several television stations it does not own and receives programming from other parties for certain television stations it does own. These programming arrangements are made through contracts known as local marketing agreements. The FCC is currently considering revisions to its policy regarding television local marketing agreements. These revisions could restrict Clear Channel's ability to enter into television local marketing agreements in the future, as well as require Clear Channel to terminate its programming arrangements under existing local marketing agreements.

     ANTITRUST. Additional acquisitions by Clear Channel of radio and television stations and outdoor advertising properties will require antitrust review by the federal antitrust agencies, and we can give no assurances that the DOJ or the FTC will not seek to bar Clear Channel from acquiring additional radio or television stations or outdoor advertising properties in any market where Clear Channel already has a significant position. Following the passage of the Telecommunications Act of 1996, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if Clear Channel acquires international broadcasting properties.

     ENVIRONMENTAL. As the owner or operator of various real properties and facilities, especially in Clear Channel's outdoor advertising operations, Clear Channel and Jacor must comply with various federal, state and local environmental laws and regulations. Historically, neither Clear Channel nor Jacor has incurred significant expenditures to comply with these laws. However, additional environmental laws passed in the future or a finding of a violation of existing laws could require the combined company to make significant expenditures.

GOVERNMENT REGULATION OF OUTDOOR ADVERTISING MAY ADVERSELY AFFECT CLEAR CHANNEL'S OUTDOOR ADVERTISING OPERATIONS

     The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local level and compliance with existing and future regulations could have a significant financial impact on Clear Channel. Federal law, principally the Highway Beautification Act of 1965, encourages states to implement legislation to restrict billboards located within 660 feet of, or visible from, highways except in commercial or industrial areas. Every state has implemented regulations at least as restrictive as the Highway Beautification Act, including a ban on the construction of new billboards along federally-aided highways and the removal of any illegal signs on these highways at the owner's expense and without any compensation.

     States and local jurisdictions have, in some cases, passed additional regulations on the construction, size, location and, in some instances, advertising content of outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain and certain jurisdictions have also adopted amortization of billboards in varying forms. Amortization permits the billboard owner to operate its billboard only as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. Clear Channel or its acquired companies have agreed to remove certain billboards in Jacksonville, Florida. Furthermore, Tampa, Houston and San Francisco, which are municipalities within Clear Channel's existing markets, have adopted amortization ordinances. Clear Channel can give no assurance that it will be successful in negotiating acceptable arrangements in circumstances in which its displays are subject to removal or amortization, and what effect, if any, such regulations may have on its operations.

     In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which Clear Channel operates, could have a material adverse effect on Clear Channel.

CLEAR CHANNEL'S ACQUISITION STRATEGY COULD POSE RISKS

     OPERATIONAL RISKS. Clear Channel intends to grow through the acquisition of broadcasting companies and assets, outdoor advertising companies, individual outdoor advertising display faces, and other assets that Clear Channel believes will assist its customers in marketing their products and services. Clear Channel's acquisition strategy involves numerous risks, including:

     - Certain of such acquisitions may prove unprofitable and fail to generate anticipated cash flows;

     - To successfully manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties, Clear Channel may need to recruit additional senior management and expand corporate infrastructure;

     - Clear Channel may encounter difficulties in the integration of operations and systems;

     - Management's attention may be diverted from other business concerns; and

     - Clear Channel may lose key employees of acquired companies or stations.

     Clear Channel frequently evaluates strategic opportunities both within and outside its existing lines of business. Clear Channel expects from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material. See "Business of Clear Channel -- Material Acquisitions" on page 121. The merger agreement does not prohibit Clear Channel from entering into acquisition agreements or completing acquisitions, nor does it require Clear Channel to obtain the consent of Jacor prior to entering into acquisition agreements or completing acquisitions, except for acquisitions that would hinder or delay the receipt of approvals needed for the merger or affect Clear Channel's ability to complete the merger.

     CAPITAL REQUIREMENTS NECESSARY FOR ADDITIONAL ACQUISITION. Clear Channel will face stiff competition from other broadcasting and outdoor advertising companies for acquisition opportunities. If the prices sought by sellers of these companies continue to rise, Clear Channel may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on the part of Clear Channel. Clear Channel can give no assurance that it will obtain the needed financing or that it will obtain such financing on attractive terms. See "-- Clear Channel Will Have More Debt," "-- Clear Channel May Need to Repay or Redeem Jacor Indebtedness After the Merger," and "-- Our Operations May Be Restricted by Jacor Indebtedness." Additional indebtedness could increase Clear Channel's leverage and make Clear Channel more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. Additional equity financing could result in dilution to Clear Channel's stockholders.

WE FACE INTENSE COMPETITION IN THE BROADCASTING AND ADVERTISING INDUSTRIES

     Clear Channel's three business segments are in highly competitive industries, and Clear Channel may not be able to maintain or increase its current audience ratings and advertising revenues. Clear Channel's radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, and direct mail, within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on Clear Channel's revenues in that market. Other variables that could affect Clear Channel's financial performance include:

     - economic conditions, both general and relative to the broadcasting industry;

     - shifts in population and other demographics;

     - the level of competition for advertising dollars;

     - fluctuations in operating costs;

     - technological changes and innovations;

     - changes in labor conditions; and

     - changes in governmental regulations and policies and actions of federal regulatory bodies.

NEW TECHNOLOGIES MAY AFFECT CLEAR CHANNEL'S BROADCASTING OPERATIONS

     The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts. Clear Channel is unable to predict the effect such technologies will have on its broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial. Clear Channel also faces risks in implementing the conversion of its television stations to digital television, which the FCC has ordered and for which it has established a timetable. Clear Channel will incur considerable expense in the conversion to digital television and is unable to predict the extent or timing of consumer demand for any such digital television services. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of digital television spectrum. This could add to Clear Channel's operational costs. The most contentious issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. Clear Channel's television stations are highly dependent on their carriage by cable systems in the areas they serve. Thus, FCC rules that impose no or limited obligations on cable systems to carry the digital television signals of television broadcast stations in their local markets could adversely affect Clear Channel's television operations.

RISKS TO CLEAR CHANNEL DUE TO CHANGES IN RESTRICTIONS ON OUTDOOR TOBACCO ADVERTISING AND ALCOHOL ADVERTISING

     Regulations, potential legislation and recent settlement agreements related to outdoor tobacco advertising could have a material adverse effect on Clear Channel after the merger. The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of such individual settlements also included bans on outdoor advertising of tobacco products. The elimination of billboard advertising by the tobacco industry will cause a reduction in Clear Channel's direct revenues from such advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates or limit the ability of industry participants to increase rates for some period of time. For the nine months ended September 30, 1998, approximately 4% of Clear Channel's revenues came from the outdoor advertising of tobacco products.

     In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol and other products or services in the future. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which Clear Channel conducts business, and could have a similar impact.

WE MUST SUCCESSFULLY IMPLEMENT JACOR'S STRATEGY TO DEVELOP UNDERDEVELOPED PROPERTIES

     Following the merger, we may not be able to improve the performance of our portfolio of underdeveloped properties. Part of Jacor's business strategy has been to improve the broadcast cash flow and ratings of its underdeveloped properties that had insignificant broadcast cash flow or insignificant ratings. In evaluating acquisition opportunities, Jacor sought out underdeveloped properties because Jacor believed that such radio stations provide the potential for the greatest improvement in broadcast cash flow. Typically, Jacor will make a substantial investment in an underdeveloped property to improve its programming operations and/or signal. Approximately one-half of Jacor's portfolio of radio stations currently represent underdeveloped properties. We can give no assurance that Jacor, or the combined company following the merger, will be successful in improving the performance of these underdeveloped properties, even if we incur substantial costs in implementing this aspect of our business strategy.

OUR SYSTEM MUST BE YEAR 2000 COMPLIANT

     Clear Channel and Jacor are exposed to the risk that the year 2000 issue could cause system failures or miscalculations in their respective broadcast, outdoor and corporate locations which could cause disruptions of operations, including, among other things, a temporary inability to produce broadcast signals, process financial transactions, or engage in similar normal business activities. As a result, Clear Channel and Jacor have determined that they will be required to modify or replace portions of their software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. Clear Channel and Jacor presently believe that with modifications or replacements of existing software and certain hardware, the year 2000 issue can be mitigated. To date, the amounts incurred and expensed for developing and carrying out the plans to complete the year 2000 modifications have not had a material effect on Clear Channel's or Jacor's operations. Clear Channel and Jacor plan to complete the year 2000 modifications, including testing, by July 1, 1999. The total remaining cost for addressing year 2000 is not expected to be material to Clear Channel's or Jacor's operations. See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" included in Clear Channel's quarterly report on Form 10-Q for the quarter ended September 30, 1998, incorporated by reference into this document, and see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Computer System Compliance" included in Jacor's quarterly report on Form 10-Q for the quarter ended September 30, 1998, incorporated by reference into this document. If such modifications and replacements are not made, are not completed on time or are insufficient to prevent systems failures or other disruptions, the year 2000 issue could have a material impact on the operations of Clear Channel and Jacor.

     In addition, the possibility of interruption exists in the event that the information systems of Clear Channel's or Jacor's significant vendors are not year 2000 compliant. The inability of such vendors to complete their year 2000 resolution process in a timely fashion could materially impact Clear Channel and Jacor. The effect of non-compliance by such vendors is not determinable. In addition, disruptions in the economy generally resulting from the year 2000 issues could also materially adversely affect Clear Channel and Jacor. Clear Channel and Jacor could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     This document contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 about Clear Channel, Jacor and the combined company. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document, the words "anticipates," "believes," "expects," "intends," and similar expressions, as they relate to Clear Channel, Jacor or the combined company or our respective managements, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond the control of Clear Channel, Jacor or the combined company, include:

     - the impact of general economic conditions in the U.S. and in other countries in which Clear Channel currently does business;

     - industry conditions, including competition;

     - fluctuations in exchange rates and currency values;

     - capital expenditure requirements;

     - legislative or regulatory requirements;

     - interest rates;

     - taxes; and

     - access to capital markets.

     The actual results, performance or achievements by Clear Channel, Jacor or the combined company could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on Clear Channel, Jacor or the combined company.

                              THE SPECIAL MEETINGS

     This document is furnished in connection with the solicitation of proxies from the Clear Channel common stockholders by the Clear Channel board for use at the Clear Channel stockholders' meeting and the Jacor common stockholders by the Jacor board for use at the Jacor stockholders' meeting.

TIMES AND PLACES; PURPOSES

     The Clear Channel stockholders' meeting will be held on March 26, 1999, at 4:00 p.m., local time, at 200 Concord Plaza, First Floor Conference Room, San Antonio, Texas. The purpose of the Clear Channel stockholders' meeting is to consider and vote upon the Clear Channel merger proposal to approve the issuance of shares of Clear Channel common stock in the merger and to transact any other business which properly comes before the meeting or any adjournment or postponement. The bylaws of Clear Channel prohibit the transaction of any business at a special meeting of stockholders other than the business specified in the notice of special meeting.

     The Jacor stockholders' meeting will be held on March 26, 1999, at 10:00 a.m., local time, at the Metropolitan Club, 50 East RiverCenter Boulevard, 19th Floor, Covington, Kentucky. The purpose of the Jacor stockholders' meeting is to consider and vote upon the Jacor merger proposal to approve and adopt the merger agreement and approve the merger and to transact any other business which properly comes before the meeting or any adjournment or postponement. The bylaws of Jacor prohibit the transaction of any business at a special meeting of stockholders other than the business specified in the notice of special meeting.

RECORD DATES; VOTING RIGHTS

     Clear Channel. Only holders of record of Clear Channel common stock at the close of business on February 22, 1999 are entitled to receive notice of and to vote at the Clear Channel stockholders' meeting. At the close of business on February 22, 1999, there were 265,991,115 shares of Clear Channel common stock outstanding. Each share of Clear Channel common stock is entitled to one vote at the Clear Channel stockholders' meeting.

     Jacor. Only holders of record of Jacor common stock at the close of business on February 22, 1999 are entitled to receive notice of and to vote at the Jacor stockholders' meeting. At the close of business on February 22, 1999, there were 51,512,215 shares of Jacor common stock outstanding. Each share of Jacor common stock is entitled to one vote at the Jacor stockholders' meeting.

VOTES REQUIRED

     Clear Channel. The rules governing companies listed on the NYSE require listed companies to obtain stockholder approval before issuing additional shares of common stock if the number of additional shares proposed to be issued exceeds 20% of the shares outstanding before the issuance. Under these rules, the issuance of Clear Channel common stock to the Jacor stockholders in the merger requires the approval of a majority of votes cast on the Clear Channel merger proposal, provided that the total votes cast on the Clear Channel merger proposal exceeds 50% of the votes eligible to be cast on the proposal.

     Jacor. Delaware law and Jacor's certificate of incorporation require the affirmative vote of holders of a majority of the outstanding shares of Jacor common stock for the approval and adoption of the merger agreement and approval of the merger.

QUORUM

     Clear Channel. The presence in person or by proxy of the holders of a majority of the Clear Channel common stock issued, outstanding and entitled to vote at the Clear Channel stockholders' meeting will constitute a quorum for the transaction of business. The shares of Clear Channel common stock present at the Clear Channel stockholders' meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for the purpose of determining a quorum. A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at the Clear Channel stockholders' meeting, the Clear Channel board will likely adjourn or postpone the meeting to solicit additional proxies.

     Jacor. The presence in person or by proxy of the holders of a majority of the Jacor common stock issued, outstanding and entitled to vote at the Jacor stockholders' meeting will constitute a quorum for the transaction of business. The shares of Jacor common stock present at the Jacor stockholders' meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for the purpose of determining a quorum and will have the effect of a vote against the Jacor merger proposal. A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at the Jacor stockholders' meeting, the Jacor board will likely adjourn or postpone the meeting to solicit additional proxies.

PROXIES; REVOCATION OF PROXIES

     Clear Channel. The Clear Channel board is soliciting proxies for the Clear Channel stockholders' meeting to enable its stockholders to vote upon the Clear Channel merger proposal, whether or not they attend the Clear Channel stockholders' meeting. For all shares of Clear Channel common stock represented by a properly executed proxy received before or at the Clear Channel stockholders' meeting, the proxy holders will vote in accordance with the instructions on the proxies. If no voting instructions are indicated on a proxy, then the proxy holders will vote the shares represented by the proxy in favor of the Clear Channel merger proposal.

     In addition, the proxy holders will have discretion to vote on any matters properly presented at the Clear Channel stockholders' meeting. If Clear Channel proposes to adjourn the Clear Channel stockholders' meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment, except for those shares that were voted against the Clear Channel merger proposal. The Clear Channel board requests Clear Channel stockholders to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Brokers who hold shares of Clear Channel common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Broker non-votes will not be counted as votes cast with respect to, will not count as votes cast for or against, and will not be included in calculating the number of votes necessary for approval of the Clear Channel merger proposal.

     A Clear Channel stockholder may revoke its proxy at any time before the proxy is exercised by filing a revoking instrument with the secretary of Clear Channel or by executing another proxy bearing a later date. A Clear Channel stockholder who executed a proxy may suspend the powers of the proxy holders with respect to his shares by attending the Clear Channel stockholders' meeting in person and voting or requesting the suspension. Attendance at the Clear Channel stockholders' meeting will not, in itself, revoke a proxy.

     If the Clear Channel stockholders' meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Clear Channel stockholders' meeting, the proxy holders will vote all shares represented by a proxy in the same manner as they would have been voted at the initial convening of the Clear Channel stockholders' meeting, even if they were voted on the same or any other matter at a previous meeting. However, the proxy holders will not vote those shares represented by a proxy which was revoked or withdrawn before the reconvened meeting.

     Jacor. The Jacor board is soliciting proxies for the Jacor stockholders' meeting to enable its stockholders to vote upon the Jacor merger proposal, whether or not they attend the Jacor stockholders' meeting. For all shares of Jacor common stock represented by a properly executed proxy received before or at the Jacor stockholders' meeting, the proxy holders will vote in accordance with the instructions on the proxies. If no voting instructions are indicated on a proxy, then the proxy holders will vote the shares represented by the proxy in favor of approval and adoption of the merger agreement and approval of the merger.

     In addition, the proxy holders will have discretion to vote on any matters properly presented at the Jacor stockholders' meeting. If Jacor proposes to adjourn the Jacor stockholders' meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment, except for those shares that were voted against the Jacor merger proposal. The Jacor board requests Jacor stockholders to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Brokers who hold shares of Jacor common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Broker non-votes will not be counted as votes cast, but will have the same effect as votes cast against the Jacor merger proposal.

     A Jacor stockholder may revoke its proxy at any time before the proxy is exercised by filing a revoking instrument with the secretary of Jacor or by executing another proxy bearing a later date. A Jacor stockholder who executed a proxy may suspend the powers of the proxy holders with respect to his shares by attending the Jacor stockholders' meeting in person and voting or requesting the suspension. Attendance at the Jacor stockholders' meeting will not, in itself, revoke a proxy.

     If Jacor stockholders make a proper motion to adjourn or postpone the Jacor stockholders' meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the Jacor merger proposal, the proxy holders will vote upon the motion as determined in the proxy holder's discretion. If Jacor stockholders postpone or adjourn the Jacor stockholders' meeting for any reason, at any subsequent reconvening of the Jacor stockholders' meeting, the proxy holders will vote all shares represented by a proxy, in the same manner as they would have been voted at the initial convening of the Jacor stockholders' meeting, even if they were voted on the same or any other matter at a previous meeting. However, the proxy holders will not vote those shares represented by a proxy which was revoked or withdrawn before the reconvened meeting.

     IN CONNECTION WITH THE JACOR STOCKHOLDERS' MEETING, HOLDERS OF JACOR COMMON STOCK SHOULD NOT RETURN TO JACOR ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. WE WILL INFORM YOU WHEN AND HOW TO RETURN YOUR STOCK CERTIFICATE AFTER THE MERGER.

SOLICITATION OF PROXIES

     Clear Channel and Jacor will each bear the cost of proxy solicitation for their stockholders' meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Clear Channel and Jacor may solicit proxies personally or by telephone, facsimile transmission or otherwise. Clear Channel and Jacor will not pay additional compensation to these directors, officers and employees for their solicitation but may reimburse them for out-of-pocket expenses. We expect to incur nominal expenses, if any, to engage in such solicitation. Jacor has retained MacKenzie Partners, Inc., at an estimated cost of approximately $6,000, plus reimbursement of out-of-pocket expenses, to assist in solicitation of proxies. We will make arrangements with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons. We may reimburse these solicitors for reasonable out-of-pocket expenses.

SHARE OWNERSHIP OF MANAGEMENT

     Clear Channel. At the close of business on February 22, 1999, directors and executive officers of Clear Channel and their affiliates beneficially owned an aggregate of approximately 53,028,876 shares or approximately 20% of the Clear Channel common stock then outstanding, including 5,241,498 shares issuable pursuant to options or other derivatives for Clear Channel common stock. See "Beneficial Ownership of Clear Channel Common Stock" and "The
Merger -- Interests of Certain Persons in the Merger." In conjunction with the execution of the merger agreement, L. Lowry Mays, Mark P. Mays, Randall T. Mays, and certain family trusts for which they act as trustees, entered into a voting agreement with Jacor to vote all shares of Clear Channel common stock under their voting control in favor of the issuance of Clear Channel common stock in the merger. See "The Merger -- Interests of Certain Persons in the
Merger -- Voting Agreements" and "Beneficial Ownership of Clear Channel Common Stock."

     Jacor. At the close of business on February 22, 1999, directors and executive officers of Jacor and their affiliates beneficially owned an aggregate of approximately 14,260,583 shares or approximately 27.7% of the Jacor common stock then outstanding, excluding 2,231,671 shares issuable pursuant to warrants, vested options, stock appreciation rights and other rights currently exercisable within 60 days of February 22, 1999, including 238,269 shares held under the Jacor Communications, Inc. Retirement Plan, and excluding an aggregate of 37,966 currently vested stock units granted to non-employee directors and certain executive officers. See "Beneficial Ownership of Jacor Common Stock" and "The

Merger -- Interests of Certain Persons in the Merger." In conjunction with the execution of the merger agreement, Samuel Zell, Zell/Chilmark Fund L.P., Samstock, L.L.C., and SZ2 (IGP) Partnership, the holders of approximately 26.8% of the outstanding Jacor common stock as of the Jacor record date, each entered into a voting agreement with Clear Channel. Pursuant to the voting agreements, each of these Jacor stockholders agreed to vote all shares of Jacor common stock under their voting control in favor of approving the merger and approving and adopting the merger agreement. See "The Merger -- Interests of Certain Persons in the Merger -- Voting Agreements" and "Beneficial Ownership of Jacor Common Stock."

                                   THE MERGER

     The information in this document summarizes all material terms of the merger agreement. We urge you to read the merger agreement which is the legal document that governs the merger and which is attached hereto as Annex A and incorporated by reference into this document.

STRUCTURE OF THE MERGER

     At the time the merger becomes effective, Jacor will merge with and into a wholly-owned subsidiary of Clear Channel and will cease to exist as a separate corporation. Clear Channel's merger subsidiary and Jacor are both incorporated in Delaware. Clear Channel's merger subsidiary will be the surviving corporation and will succeed to all of Jacor's rights and obligations in accordance with Delaware law.

MERGER CONSIDERATION

     We will convert each share of Jacor common stock outstanding immediately before the effective time of the merger into Clear Channel common stock at an exchange ratio determined by the average closing price of Clear Channel common stock as reported on the NYSE during the 25 consecutive trading days ending two trading days before the completion of the merger. The exchange ratio is not a fixed number. We will calculate the exchange ratio as follows:

If the Clear Channel average             Then each share of Jacor common stock
closing price is:                        will convert into the following number of
                                         shares of Clear Channel common stock:

Less than or equal to $42.86...........  1.40

Above $42.86 but less than or equal to
$44.44.................................  1.40 to 1.35, as determined by dividing
                                         $60.00 by the Clear Channel average
                                         closing price

                Example: Assume the average closing price of Clear Channel common stock is $44.00. You can calculate the exchange ratio by dividing $60.00 by $44.00, which equals approximately 1.364 shares of Clear Channel common stock for each share of Jacor common stock.


Above $44.44 but
less than $50.00...............  1.35

$50.00 or above................  Less than 1.35, as determined by dividing (A)
                                 the sum of (x) $67.50, plus (y) the product
                                 obtained by multiplying $.675 times the amount
                                 by which the Clear Channel average closing price
                                 exceeds $50.00, by (B) the Clear Channel average
                                 closing price.

                Example: Assume the average closing price of Clear Channel common stock is $55.00. You can calculate the exchange ratio by dividing (A) the sum of (x) $67.50, plus (y) $3.38 (which equals $.675 multiplied by $5.00, which is the excess of the average closing price of Clear Channel common stock over $50.00), or $70.88, by (B) $55.00, which equals approximately 1.289 shares of Clear Channel common stock for each share of Jacor common stock.

     If you would like up-to-date information on what the exchange ratio would be as of a date prior to the special stockholders' meetings, you may call Jacor's proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

NO FRACTIONAL SHARES

     Clear Channel will not issue fractional shares of Clear Channel common stock to Jacor stockholders. Instead, for each fractional share, Clear Channel will pay an amount of cash determined by the closing price of Clear Channel common stock reported on the NYSE on the last trading day before the completion of the merger. For more information regarding the conversion of Jacor common stock, see "Terms of the Merger Agreement -- Conversion of Shares in the Merger."

                Example: Assume both the average closing price of Clear Channel common stock and the fractional share price are $45.00. If a Jacor stockholder owns 10 shares of Jacor common stock, then the exchange ratio is 1.35 shares of Clear Channel common stock. Accordingly, this Jacor stockholder will receive 13 shares of Clear Channel common stock and a check for the value of 0.5 fractional share, which will be $22.50 (0.5 fractional share multiplied by $45.00).

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when we file the certificate of merger with the Delaware Secretary of State. We will file the certificate of merger as soon as practicable after all conditions in the merger agreement are waived or satisfied. For more information regarding these conditions, see "Terms of the Merger Agreement -- Conditions to the Merger."

BACKGROUND OF THE MERGER

     The United States radio broadcasting industry has experienced major changes over the last five years. In 1992, the FCC began to liberalize historical limits on the number of radio stations that one company could own in a single market and nationwide. The Telecommunications Act of 1996 eliminated entirely the aggregate nationwide limit and increased the number of radio stations that could be owned in a single market to a maximum of eight depending on the size of the market. Coupled with favorable economic conditions that increased available capital, the new regulatory environment encouraged widespread consolidation throughout the radio industry. Many radio companies began to grow through acquisitions in pursuit of potential opportunities and synergies that could be achieved by operation of additional stations at the local and national level. Both Clear Channel and Jacor embraced this philosophy and, along with a handful of other companies, have successfully completed numerous acquisitions and have become large radio companies with nationwide operations.

     Jacor first began to implement its acquisition strategy in 1993 following the capital infusion of $72 million by Zell/Chilmark Fund L.P. in connection with Jacor's financial restructuring. As a result of that restructuring, Zell/Chilmark became Jacor's largest stockholder and acquired significant representation on the Jacor board. The Jacor board appointed Randy Michaels as Jacor's chief executive officer and Robert Lawrence as Jacor's president to increase the value of Jacor for the benefit of all of its stockholders. In addition, Zell/Chilmark's substantial ownership and the financial advice provided to Jacor by Zell/Chilmark and its affiliate, Equity Group Investments, greatly facilitated Jacor's access to the financing necessary to fuel Jacor's growth.

     Consistent with prevailing views within the radio industry, Jacor's management and the Jacor board believed that successful radio companies needed to be significantly larger to compete effectively and to increase stockholder value. Between late 1993 and October 7, 1998, Jacor expanded from 13 radio stations in six markets to 230 radio stations and one television station in 55 markets. Jacor also became the third largest provider in the nation of syndicated radio programming. The market price for a share of Jacor common stock increased from approximately $12.00 per share to its then all-time high of $65.25 in July 1998.

     Over the past several years, Jacor's management and/or Zell/Chilmark periodically received unsolicited contacts from other radio companies expressing an interest in engaging in a strategic business combination with Jacor or in acquiring Jacor. Although discussions with interested parties occurred from time to time, Jacor never sought or received any definitive proposals. Jacor's growth strategy remained focused on acquisitions to enhance stockholder value.

     Beginning in the fall of 1997, Company A, one of the radio companies that had periodically expressed interest in pursuing a strategic business combination with Jacor, increased the frequency and seriousness of its overtures. Jacor's management and Zell/ Chilmark had discussions with Company A at various times thereafter, but never reached agreement on the structure and terms of any possible transaction. Other radio companies continued to inform Jacor's management and Zell/Chilmark that they would be interested in seriously exploring a transaction with Jacor when and if the Jacor board determined that the time was right for such a transaction. It was also publicly known that Zell/Chilmark would terminate in July 2000 by the terms of its partnership agreement, subject to extension in certain circumstances, and that Zell/Chilmark would need to sell or distribute its shares of Jacor common stock.

     In light of these ongoing developments, Jacor requested Donaldson, Lufkin & Jenrette Securities Corporation, Jacor's primary investment banker since 1993, to assist Jacor in responding to future expressions of interest from third parties. On June 18, 1998, Mr. Lawrence, Jacor's President and a director, R. Christopher Weber, Jacor's Chief Financial Officer, Paul F. Solomon, Jacor's General Counsel, Rod Dammeyer and Sheli Rosenberg, each a Jacor director and Zell/Chilmark affiliate, David Rosen and Nils Larsen of Equity Group Investments, representatives of DLJ and outside legal counsel for Jacor and Zell/Chilmark met. The purpose of the meeting was to discuss (1) whether it was the appropriate time to undertake serious consideration of any proposals that might be received for a business combination involving Jacor, and (2) how to make any process for considering such transactions as minimally disruptive to Jacor's ongoing business as possible, particularly if no transaction would occur.

     Representatives of DLJ advised that market conditions were likely optimal for obtaining the best possible transaction if Jacor were to engage in a business combination. They further advised that the parties most capable of successfully consummating such a transaction, strategically and financially, were three large radio companies, including Clear Channel and Company A. Jacor's antitrust and FCC counsel discussed the likely regulatory issues that would be raised by entering into a transaction with any of these three radio companies. Counsel concluded that although varying degrees of complexity existed, regulatory concerns would not necessarily preclude a transaction with any of those entities.

     Jacor's management and the Jacor directors present at the meeting agreed that it would be appropriate to begin the internal process of analyzing Jacor's value if a potential transaction would arise. In light of industry consolidation, the likelihood of a high level of interest by potential interested parties and general market conditions, they agreed it was appropriate for the Jacor board to be better prepared to consider any future proposals. They also agreed that no decision had been made to seek out a transaction.

     Following the June 18, 1998 meeting, Jacor's management and its advisors engaged in various analyses and examinations relating to Jacor's possible value, either as a stand-alone entity or in conjunction with a combination with a third party. Consistent with prior practice, Mr. Weber and Mr. Larsen also informally updated members of the Jacor board of these developments.

     In July 1998, Messrs. Michaels, Lawrence and Weber met with L. Lowry Mays, Clear Channel's Chief Executive Officer, and Mark Mays, Clear Channel's President and Chief Operating Officer, to discuss the potential fit between Jacor and Clear Channel. Clear Channel was interested in a possible transaction with Jacor because it believed the combined company would have greater operating strengths and financial resources that would allow Clear Channel to better compete with other national media companies. Clear Channel also was interested in the possible new opportunities that could arise from Jacor's substantial radio operations and Clear Channel's complementary television and outdoor advertising media. Therefore, as Clear Channel's management had informally informed Jacor's management from time to time, Clear Channel was prepared to fully explore a transaction with Jacor if the opportunity arose.

     Also in July 1998, Mr. Michaels met separately with Mr. Lowry Mays and with the chief executive officers of Company A and of the other most likely interested party, Company B, to preliminarily discuss the possible management structure that could result from a business combination involving Jacor and that party. No specific discussions regarding any proposal took place with any of Clear Channel, Company A or Company B.

     On August 11, 1998, Messrs. Michaels, Dammeyer and Larsen had a telephone conversation to develop Jacor's specific strategy for responding to any proposals for a possible business combination. Mr. Michaels subsequently contacted Mr. Lowry Mays, Company A and Company B on August 11 and 12, 1998. He informed each of them that Jacor might now consider proposals and that Jacor believed that several companies would be interested in exploring possibilities. He told them that, if they were interested, Jacor's management team was willing to meet with them and that due diligence materials had been assembled for their review. Mr. Michaels stressed that, although Jacor was willing to seriously consider alternatives at this time, Jacor was not "for sale" and might not enter into a transaction with any of the interested parties.

     Each of the three potential interested parties said they wanted to be involved in this process. They each executed a confidentiality agreement with Jacor and scheduled a time to meet with Jacor's management and to examine the available due diligence materials. Representatives of DLJ informed the potential interested parties that any proposals should be made no later than September 11, 1998.

     On August 26, 1998, the Jacor board met at a regularly scheduled meeting and was updated on the status of the process undertaken through that date. The Jacor board affirmed the appropriateness of the process and that viable strategic alternatives to remaining an independent public company should be fully considered. Jacor's management and representatives of Equity Group Investments agreed to keep the directors apprised of ongoing developments.

     On August 26, 1998, representatives of Company B met with representatives of DLJ. On August 27, 1998, representatives of Company B met with Messrs. Michaels, Lawrence, Weber and Larsen and conducted due diligence. On August 31, 1998, Messrs. Mark Mays and Randall Mays and representatives of Salomon Smith Barney, Clear Channel's financial advisor, met with the same Jacor team and conducted due diligence. Company A subsequently declined to meet and to conduct due diligence, but informed Jacor that it had enough information on which it could make a proposal.

     During the week prior to September 11, 1998, the chief executive officer of Company A called Mr. Michaels. He said that economic conditions would preclude Company A from making a proposal for a business combination with Jacor but that Company A remained interested in such a transaction. On September 11, 1998, Clear Channel submitted a proposal for Jacor to merge with Clear Channel in a stock-for-stock exchange. Company B informed representatives of DLJ that they were interested in submitting a proposal but would not do so until the following week. Subsequently, Company B declined to submit a proposal citing concerns over the availability of the necessary capital. In addition, Company A's chief executive officer called Mr. Michaels on several occasions to suggest that Jacor not pursue any possible transaction at that time. He did not make any proposal on behalf of Company A. Mr. Michaels encouraged him to make a proposal, but did not inform him about the status of proposals from Clear Channel or any other party.

     At the outset of the process, Jacor and its financial advisors agreed to contact only Clear Channel, Company A and Company B. Those three entities were considered the most likely parties to propose a transaction that would produce greater value to Jacor's stockholders than could be achieved by continuing to operate Jacor as an independent entity. Such a targeted process is designed to obtain the most favorable result for Jacor's stockholders without the disruption to business operations that accompanies a wide-scale auction. Company A and Company B both informed Jacor that economic conditions and uncertainty over available capital precluded them from making a definitive proposal. Based on these responses from two of the three most likely merger candidates, Jacor believed that it was unlikely that any potentially interested entity other than Clear Channel would have the requisite interest and be able to obtain the capital necessary to make a compelling proposal at that time. Accordingly, Jacor determined not to seek any other proposals. However, before Jacor could conclude its assessment of possible strategic alternatives, Jacor needed to further explore Clear Channel's proposal to determine whether it was a compelling proposal.

     Therefore, Samuel Zell, Jacor's chairman of the board, Mr. Dammeyer and Messrs. Lowry Mays, Mark Mays and Randall Mays had a series of telephonic discussions and one in-person meeting on September 29, 1998. They discussed the material terms of Clear Channel's proposal in greater detail. They did not reach a definitive agreement, but the parties agreed that Clear Channel's legal counsel should prepare a draft merger agreement. Clear Channel distributed the first draft to Jacor's working group on October 2, 1998. Also on October 2, Messrs. Michaels, Weber and Larsen met with Messrs. Mark Mays and Randall Mays. Both Jacor and Clear Channel conducted additional due diligence on each other and discussed ways in which Clear Channel and Jacor could both benefit from a possible merger from an ongoing operational viewpoint. Representatives of DLJ and Salomon Smith Barney also participated in that meeting.

     From October 2 through October 4, the Jacor working group analyzed the proposed terms and conditions of the merger and developed Jacor's responses to Clear Channel on various points of contention and clarification through a series of telephonic conference calls. On the evening of October 3, counsel for Clear Channel and Jacor discussed major issues by telephone and agreed that the respective working groups would meet beginning on October 5 to negotiate the terms of a definitive agreement. On the evening of October 4, Jacor's counsel delivered to the Clear Channel working group a detailed mark-up of the proposed merger agreement reflecting all of Jacor's comments.

     The Jacor and Clear Channel working groups commenced face-to-face negotiations on October 5, 1998. Messrs. Weber and Larsen continued to informally update the Jacor directors who were not directly involved in the process of new developments and significant issues that needed to be resolved. Negotiations continued through October 8, 1998. Concurrently, the parties continued their respective due diligence reviews. The Zell Stockholders and their legal counsel also negotiated the terms of the Zell Stockholders' voting agreements and registration rights agreement. The terms of the Mays voting agreements were also negotiated and agreed upon.

     During these negotiations, the Jacor board met by telephone on the afternoon of October 6, 1998 to discuss the current status of the proposed merger with Clear Channel. Messrs. Weber, Solomon and Larsen, and Jacor's legal counsel and representatives of DLJ also participated in this meeting. The terms and structure of the transaction were discussed extensively. Representatives of DLJ also provided the Jacor board with an overview of the analysis that it had undertaken and indicated that it was likely to conclude that the exchange ratio was fair to Jacor's stockholders from a financial point of view.

     Substantial progress in the negotiations between Clear Channel and Jacor continued after the October 6 telephonic Jacor board meeting. Both Jacor and Clear Channel scheduled meetings of their respective boards of directors for October 7, 1998.

     The Jacor board met on the afternoon of October 7, 1998 to consider the terms of the proposed merger with Clear Channel. Messrs. Weber, Solomon and Larsen, and Jacor's legal counsel and representatives of DLJ also participated in this meeting. Jacor's legal counsel summarized the terms and conditions of the merger agreement and led a discussion on those terms. Representatives of DLJ reviewed the process undertaken by Jacor and the financial analysis of the stock-for-stock merger and orally opined that the exchange ratio was fair to Jacor's stockholders from a financial point of view. After discussion, the Jacor board resolved that the merger was advisable and in the best interest of the Jacor stockholders and unanimously approved the merger and the merger agreement.

     The Clear Channel board met on the morning of October 7, 1998 to consider the terms of the proposed merger with Jacor. Representatives of Salomon Smith Barney Inc. reviewed the process undertaken by Clear Channel and the financial analysis of the stock-for-stock merger and orally opined that the exchange ratio was fair to Clear Channel from a financial point of view. After discussion, the Clear Channel board then unanimously approved the merger and the merger agreement.

     Following those meetings, the parties negotiated the final changes to the merger agreement. Clear Channel and Jacor executed the merger agreement early in the morning on October 8, 1998. Clear Channel and Jacor then issued a joint press release before the opening of the financial markets on October 8, 1998 announcing that they had entered into the merger agreement.

CLEAR CHANNEL REASONS FOR THE MERGER; RECOMMENDATION OF THE
CLEAR CHANNEL BOARD

     The Clear Channel board believes that the terms of the merger are fair to and in the best interest of Clear Channel and its stockholders. Accordingly, the Clear Channel board has unanimously approved the merger agreement. In reaching its determination, the Clear Channel board consulted with Clear Channel's management, as well as its financial and legal advisors, and considered the following material factors:

     - the merger appears to provide significant enhanced benefits to Clear Channel and its stockholders;

     - the merger will solidify Clear Channel's position as a leading domestic radio broadcaster, and by doing so, will augment Clear Channel's credibility with various vendors and suppliers;

     - the combined company will have greater competitive strengths and financial resources to better compete with other national diversified media companies, and will have new opportunities for further expansion;

     - the combined company will have a more complete national presence owing to the greater number of markets it will be able to market to its clients, which should enhance its ability to compete with other national diversified media companies;

     - the combined company will have a greater market capitalization than either of the companies do on a stand-alone basis, which the Clear Channel board believes will give it access to a more diverse shareholder base, enhancing its ability to raise capital which may be necessary to fund future growth;

     - the combined company diversifies revenue and after-tax cash flow across a larger number of geographic markets, thereby reducing reliance on any individual market;

     - the combined company will give Clear Channel an operating presence in a number of domestic markets in which it does not now operate;

     - the combined company will have increased management strength;

     - the companies have very complementary corporate cultures, and the combination of the two will facilitate the sharing of best practices across the organization and allow the adoption of the most attractive aspects of each independent company by the other;

     - the complementary nature of the combined company's operations in radio, television and outdoor advertising media;

     - the merger provides opportunities for economies of scale and other efficiencies through the increased presence of radio stations of Clear Channel and Jacor; and

     - the oral opinion of Salomon Smith Barney Inc. provided on October 7, 1998 and subsequently confirmed in writing on October 8, 1998 that, based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio is fair to Clear Channel from a financial point of view.

     In view of the wide variety of factors considered in connection with its evaluation of the merger, the Clear Channel board did not find it practical, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The Clear Channel board relied on the experience and expertise of Salomon Smith Barney Inc., its financial advisor, for quantitative analysis of the financial terms of the merger.

     THE CLEAR CHANNEL BOARD UNANIMOUSLY RECOMMENDS THAT CLEAR CHANNEL STOCKHOLDERS VOTE IN FAVOR OF THE CLEAR CHANNEL MERGER PROPOSAL AT THE CLEAR CHANNEL STOCKHOLDERS' MEETING.

JACOR REASONS FOR THE MERGER; RECOMMENDATION OF THE JACOR BOARD

     The Jacor board believes that the terms of the merger are advisable and in the best interests of Jacor and its stockholders. In reaching its determination to approve the merger agreement and to recommend the merger to Jacor's stockholders, the Jacor board consulted with Jacor's management and with Jacor's financial and legal advisor. Together, they considered the following material factors:

     - the value of Clear Channel stock being offered to Jacor's stockholders represented a significant premium over recent market prices of Jacor stock. For example, as of October 6, 1998, one share of Jacor common stock had a market value of $41.66. Under the terms of Clear Channel's proposal, that share would have been exchanged for 1.4 shares of Clear Channel common stock having a market value of $57.32, a premium of 37.6%;

     - the Jacor board's belief that Clear Channel was an attractive and strong merger partner based on its record of strong financial performance over the previous five years, particularly its 74% compound annual growth rate in after tax cash flow;

     - the Jacor board's belief that Clear Channel stock was an attractive form of consideration as evidenced by the fact that the per share market price for Clear Channel common stock had risen from approximately $3.00 to a high of $61.75 between October 1993 and October 1998, providing investors with a 65% compound annual growth rate;

     - the opportunity for Jacor stockholders to continue to participate in the equity of the business, including to benefit from any future increases in the value of Clear Channel common stock received in the merger;

     - the Jacor board's belief that the Jacor and Clear Channel management teams will be able to work together effectively, and the favorable business reputation of Clear Channel's management and major stockholders;

     - Clear Channel's ability to complete the merger in a timely manner, including the possibility that the merger might be able to close substantially earlier than the October 8, 1999 drop dead date due to the presence of a relatively small number of potential antitrust and FCC obstacles;

     - the structure of the merger which allows for the continued participation of Jacor's management team in the business of the combined company after the merger, thereby providing Jacor's stockholders with an ongoing opportunity to indirectly benefit from management's expertise in implementing Jacor's operating strategies through potential increases in the market price of Clear Channel common stock;

     - the Jacor board's belief that the combination of Jacor's radio stations and syndicated radio programming with Clear Channel's radio and television stations and outdoor advertising facilities will result in a significant asset mix, revenue diversity, potential synergies and the opportunity for cross selling and cross marketing advertising media, thereby providing additional value;

     - the Jacor board's belief that the merger represents the best strategic alternative available to Jacor and its stockholders under present circumstances, including the prospects for ongoing consolidation in the radio industry;

     - the increased financial strength that the companies would obtain by combining Jacor with Clear Channel, providing Jacor and its stockholders with greater revenues, greater financial leverage and enhanced prospects for the future;

     - the oral and written opinion of DLJ provided on October 7, 1998 that, based on its review and analysis and subject to the limitations set forth therein, the exchange ratio is fair to Jacor's stockholders from a financial point of view;

     - the terms of the merger agreement (including the floating exchange ratio and the right to terminate the agreement if the average closing price of Clear Channel common stock over a consecutive 25 day trading period is below $37.50), the voting agreements and the registration rights agreement;

     - Jacor's ability under the merger agreement to consider and accept superior proposals subject to the payment of a $115 million termination fee to Clear Channel under certain conditions, which fee the Jacor board believes is within the range of reasonableness for a transaction the size of the merger;

     - the fact that the merger agreement provides for equal treatment of all Jacor stockholders, including Zell/Chilmark; and

     - the tax-free nature of the stock-for-stock merger to Jacor's stockholders.

     In view of the wide variety of factors considered, the Jacor board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the Jacor board viewed its positions and recommendation as being based upon the totality of the information presented. The Jacor board relied on the experience and expertise of DLJ, its financial advisor, for quantitative analysis of the financial terms of the merger.

     The Jacor board did not assign relative weights to the results of the various analyses prepared by DLJ nor did it determine that any single analysis was of particular importance. The Jacor board recognized that the percentage of equity ownership to be owned by Jacor stockholders was lower than the percentage of Jacor's contributions in a few categories. The Jacor board believed that such contributions would be partially offset by the Jacor indebtedness to be assumed by Clear Channel and by Jacor's lower operating margins compared to Clear Channel's historical operating margins. The Jacor board determined not to place undue emphasis on the few specific calculations in the relative contribution analysis and considered the results of all the analyses presented by DLJ taken as a whole.

     In considering all of the factors described above, individual members of the Jacor board may have given different weight to different factors. The Jacor board considered all these factors as a whole, and considered the factors in their totality to be favorable to and to support its determination to approve the merger and recommend it to Jacor's stockholders.

     THE JACOR BOARD UNANIMOUSLY RECOMMENDS THAT JACOR STOCKHOLDERS VOTE IN FAVOR OF THE JACOR MERGER PROPOSAL AT THE JACOR STOCKHOLDERS' MEETING.

OPINIONS OF FINANCIAL ADVISORS

     OPINION OF FINANCIAL ADVISOR TO THE CLEAR CHANNEL BOARD

     Salomon Smith Barney Inc. has acted as the financial advisor to Clear Channel in connection with the merger. On October 7, 1998, Salomon stated to the Clear Channel board its oral opinion that, as of such date and based upon and subject to the factors and assumptions set forth in the presentation, the exchange ratio was fair, from a financial point of view, to Clear Channel. Such opinion was confirmed in writing on October 8, 1998.

     The opinion and presentation of Salomon to the Clear Channel board, in connection with which Salomon was requested to evaluate, among other things, the fairness from a financial point of view of the exchange ratio to Clear Channel, was only one of many factors taken into consideration by the Clear Channel board in making its determination to approve the merger agreement. The terms of the merger were determined through negotiations between Clear Channel and Jacor and were approved by the Clear Channel board.

     THE FULL TEXT OF SALOMON'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SALOMON, IS ATTACHED TO THIS DOCUMENT AS ANNEX E. SALOMON HAS CONSENTED TO THE INCLUSION OF ITS OPINION AND TO THE INCLUSION OF THE SUMMARY THEREOF IN THIS DOCUMENT. IN GIVING SUCH CONSENT, SALOMON DOES NOT CONCEDE THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE SEC THEREUNDER, NOR DOES IT THEREBY CONCEDE THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THE REGISTRATION STATEMENT OF WHICH THIS DOCUMENT IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE SEC THEREUNDER. SALOMON'S OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IT IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO CLEAR CHANNEL AND DOES NOT ADDRESS CLEAR CHANNEL'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY CLEAR CHANNEL STOCKHOLDER AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. IT ALSO DOES NOT CONSTITUTE AN OPINION OR IMPLY ANY CONCLUSION OF SALOMON AS TO THE LIKELY TRADING RANGE FOR THE CLEAR CHANNEL COMMON STOCK OR THE JACOR COMMON STOCK FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER, WHICH MAY VARY DEPENDING UPON VARIOUS FACTORS DISCUSSED IN THE OPINION. THE SUMMARY OF SALOMON'S OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Salomon, among other things:

     - reviewed the October 8, 1998 draft of the merger agreement, including the exhibits thereto and certain documents referred to therein, in the form provided to Salomon, and assumed that the final form of such agreement would not vary in any respect that is material to Salomon's analysis;

     - reviewed certain publicly available business and financial information that Salomon deemed relevant relating to Clear Channel and Jacor and the industries in which they operate;

     - reviewed certain internal non-public financial and operating data and other information provided to Salomon by the managements of Clear Channel and Jacor relating to Clear Channel's and Jacor's businesses, including certain forecast and projection information as to the future financial results of such businesses;

     - reviewed certain publicly available business and financial information with respect to certain other companies that Salomon believed to be relevant or comparable in certain respects to Clear Channel and Jacor, and the trading markets for such other companies' securities;

     - reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Clear Channel common stock and the Jacor common stock;

     - reviewed the financial terms of certain business combinations and acquisition transactions that Salomon deemed to be reasonably comparable to the merger and otherwise relevant to Salomon's inquiry;

     - discussed with members of Clear Channel's and Jacor's senior managements and other officers and employees of Clear Channel and Jacor the foregoing, including the past and current business operations, financial condition and prospects of Clear Channel and Jacor, respectively, before and after giving effect to the merger; and

     - considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as Salomon deemed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Salomon, or publicly available. With respect to Clear Channel's and Jacor's financial projections, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of the management of Clear Channel or Jacor, as the case may be, as to the future financial performance of Clear Channel or Jacor, as the case may be. Salomon expressed no view as to such projections or information or the assumptions on which they are based. Salomon did not assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of Clear Channel or Jacor, nor for conducting a physical inspection of the properties and facilities of Clear Channel or Jacor. The Salomon opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on October 8, 1998, and Salomon assumed no responsibility to update or revise their opinion based upon circumstances or events occurring after October 8, 1998.

     For purposes of rendering its opinion, Salomon assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Salomon also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Clear Channel or Jacor is a party, as contemplated by the merger agreement, no restrictions would be imposed, or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the merger. Salomon assumed the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

     In connection with rendering its opinion to the Clear Channel board, Salomon performed certain financial analyses which it presented to the Clear Channel board, the material portions of which are summarized below. In addition, Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon in arriving at its opinion, Salomon made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company utilized as a comparison is identical to Clear Channel or Jacor, and none of the other business combinations utilized as a comparison is identical to the proposed merger. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared. The range of valuation for any particular analysis should not be taken to be the view of Salomon of the actual value of Clear Channel or Jacor.

     The projections furnished to Salomon and used in formulating Salomon's opinion were provided to Salomon, in connection with the review of the merger, by the management of each of Clear Channel and Jacor. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projection.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES USED BY SALOMON IN CONNECTION WITH PROVIDING ITS OPINION TO THE CLEAR CHANNEL BOARD. THE SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES USED BY SALOMON, THE TABLES MUST BE READ WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. When calculating firm value and equity value for Jacor, Salomon assumed total debt of $1.4 billion, excluding LYONs, cash and investments of $58 million, option proceeds of $247 million, assuming the exercise of all outstanding options, and fully-diluted shares of
66.3 million, including LYONs.

     Historical Exchange Ratio Analysis. Salomon reviewed the ratio of the closing prices of Jacor common stock over Clear Channel common stock at their current market prices as of October 7, 1998, over the intervals of three months, six months and one year prior to the announcement of the merger and the period January 1, 1997 through October 7, 1998. The review indicated that the current market prices of the Clear Channel common stock and Jacor common stock as of October 7, 1998 corresponds to an exchange ratio of 1.08x and averaged 1.11x over the three months, 1.13x over the six months, and 1.21x over the one year prior to the announcement of the merger and averaged 1.26x for the period January 1, 1997 through October 7, 1998. Salomon provided the foregoing information to the Clear Channel board to assist in comparing the historical exchange ratios described above to the exchange ratios contemplated in the merger.

                                                                            IMPLIED
                                                                         EXCHANGE RATIO
                                                          AVERAGE       AS OF OCTOBER 7,
                       PERIOD                          EXCHANGE RATIO         1998
                       ------                          --------------   ----------------
3 months prior to announcement.......................      1.11x             1.08x
6 months prior to announcement.......................      1.13x
1 year prior to announcement.........................      1.21x
January 1, 1997 to October 7, 1998...................      1.26x

     Comparable Public Company Trading Analysis. Using publicly available information and Wall Street consensus projections, Salomon compared each of Clear Channel and Jacor to the following six radio companies: CBS Corporation, Chancellor Media Corporation, Cox Radio, Inc., Emmis Broadcasting Corporation, Citadel Communications Corporation and Cumulus Media Inc. based on various measures of financial performance. Salomon noted that Clear Channel's and Jacor's firm values as multiples of 1999 estimated broadcast cash flow were 15.3x and 11.7x, respectively, compared with a median of 11.2x for the selected group. Salomon also noted that Clear Channel's and Jacor's market prices per share as multiples of 1999 estimated after-tax cash flow were 18.6x and 13.6x, respectively, compared with a median of 14.2x for the selected group. Salomon provided the foregoing information to the Clear Channel board for the board's use in evaluating the valuation of Jacor relative to certain comparable public companies.

                                                         FIRM VALUES AS
                                                       MULTIPLES OF 1999
                                                         ESTIMATED BCF
                                                       ------------------
Clear Channel........................................        15.3x
Jacor................................................        11.7x
Median for Selected Group............................        11.2x

                                                       MARKET PRICES PER
                                                       SHARE AS MULTIPLES
                                                            OF 1999
                                                         ESTIMATED ATCF
                                                       ------------------
Clear Channel........................................        18.6x
Jacor................................................        13.6x
Median for Selected Group............................        14.2x

     Implied Private Market Valuation of Jacor. Salomon derived an implied private market valuation for Jacor based on projections from Clear Channel's management and Wall Street consensus projections of 1999 broadcast cash flow for Jacor on a stand-alone basis. Salomon reviewed publicly available information regarding 36 selected merger transactions in the radio industry during 1995, 1996, 1997 and 1998. The median of the transaction values as multiples of current year broadcast cash flow in the selected transactions was 12.1x in 1995, 12.5x in 1996, 14.0x in 1997 and 15.1x in 1998.

     Salomon applied a range of multiples of 14.0x to 16.0x to 1999 estimated broadcast cash flow of Jacor, resulting in a range of implied per share prices for Jacor common stock of $55.00 to $66.00 based on projections from Clear Channel's management and $51.00 to $61.00 based on Wall Street consensus projections. This corresponds to an implied exchange ratio of 1.49x to 1.78x based on Clear Channel's management projections and 1.38x to 1.65x based on Wall Street consensus projections at a current market price for Clear Channel common stock of $37.00 as of October 7, 1998.

                                                      IMPLIED PER SHARE   IMPLIED EXCHANGE
                                                            PRICE              RATIO
                                                      -----------------   ----------------
Based on Management Projections.....................   $55.00 - $66.00     1.49x - 1.78x
Based on Wall Street Consensus Projections..........   $51.00 - $61.00     1.38x - 1.65x

     Implied Discounted Cash Flow Valuation of Jacor. Using a discounted cash flow methodology, Salomon calculated a range of firm values of Jacor as of January 1, 1999 based on (i) the estimated unlevered free cash flows that Jacor could produce on a stand-alone basis, without giving effect to any operating or other efficiencies arising from the merger, over the five-year period from fiscal year end 1999 through fiscal year end 2003 and (ii) a range of 2003 terminal earnings before interest, taxes, depreciation and amortization multiples from 12.0x to 14.0x applied to 2003 EBITDA. Salomon discounted these cash flows by a range of discount rates representing the weighted average cost of capital from 9.5% to 10.5%, resulting in a range of firm values as of January 1, 1999 from $5,016 million to $5,531 million, using projections provided by Clear Channel's management. This corresponds to a range of implied per share equity values from $58.66 to $66.44 and implied exchange ratios based on a current market price of $37.00 for Clear Channel common stock of 1.59x to 1.78x. Using the average of the latest available Wall Street consensus projections, where available, adjusted for Jacor's recently announced acquisitions, Salomon derived a range of firm values as of January 1, 1999 from $4,741 million and $5,227 million. This corresponds to a range of implied per share equity values from $54.50 to $61.84, and implied exchange ratios based on a current market price of $37.00 for Clear Channel common stock of 1.49x to 1.68x.

                                                      IMPLIED PER SHARE   IMPLIED EXCHANGE
                                                        EQUITY VALUE           RATIO
                                                      -----------------   ----------------
Based on Management Projections.....................   $58.66 - $66.44     1.59x - 1.78x
Based on Wall Street Consensus Projections..........   $54.50 - $61.84     1.49x - 1.68x

     Pro Forma After-Tax Cash Flow Analysis. Using projections from Clear Channel's management and Wall Street consensus projections, where available, adjusted for recently announced Jacor acquisitions, Salomon analyzed the potential impact of the merger on Clear Channel's 1999 and 2000 after tax cash flow per share. The analysis excluded the benefits of projected operating synergies, but reflected the refinancing of Jacor's bank debt and high-yield bonds. Salomon analyzed the impact of combining the diluted after-tax cash flow of Clear Channel and Jacor, net of the exclusions mentioned above, at the range of exchange ratios contemplated in the merger of 1.40x, 1.35x and 1.30x.

     Salomon's analysis, using projections from Clear Channel's management, indicated that at the exchange ratio of 1.40x, the merger would result in a 2.9% per share accretion to Clear Channel's stand-alone 1999 estimated after-tax cash flow, a 3.9% per share accretion at the exchange ratio of 1.35x and a 4.9% per share accretion at the exchange ratio of 1.30x. At the exchange ratio of 1.40x, the merger would result in a 3.5% per share accretion to Clear Channel's stand-alone 2000 estimated after-tax cash flow, a 4.4% per share accretion at the exchange ratio of 1.35x and a 5.4% per share accretion at the exchange ratio of 1.30x.

     Salomon's analysis, using Wall Street consensus projections, indicated that at the exchange ratio of 1.40x, the merger would result in a 1.1% per share accretion to Clear Channel's stand-alone 1999 estimated after-tax cash flow, a 2.1% per share accretion at the exchange ratio of 1.35x and a 3.1% per share accretion at the exchange ratio of 1.30x. At the exchange ratio of 1.40x, the merger would result in a 1.6% per share accretion to Clear Channel's stand-alone 2000 estimated after-tax cash flow, a 2.6% per share accretion at the exchange ratio of 1.35x and a 3.5% per share accretion at the exchange ratio of 1.30x.

                        BASED ON MANAGEMENT PROJECTIONS

                   1999          2000
EXCHANGE RATIO  % ACCRETION   % ACCRETION
--------------  -----------   -----------
    1.40x          2.9%          3.5%
    1.35x           3.9           4.4
    1.30x           4.9           5.4

                   BASED ON WALL STREET CONSENSUS PROJECTIONS

                      1999          2000
  EXCHANGE RATIO   % ACCRETION   % ACCRETION
  --------------   -----------   -----------
      1.40x            1.1%          1.6%
      1.35x            2.1           2.6
      1.30x            3.1           3.5

     Pro Forma Broadcast Cash Flow Analysis. Using projections from Clear Channel's management and Wall Street consensus projections, where available, adjusted for recently announced Jacor acquisitions, Salomon analyzed the potential impact of the merger on the share price of Clear Channel's common stock assuming that Clear Channel's broadcast cash flow multiples would stay constant after the merger. The analysis excluded the benefits of projected operating synergies, but reflected the refinancing of Jacor's bank debt and high-yield bonds. Salomon analyzed the impact of combining the broadcast cash flow of Clear Channel and Jacor, net of the exclusions mentioned above, at the range of exchange ratios contemplated in the merger of 1.40x, 1.35x and 1.30x.

     Salomon's analysis, using projections from Clear Channel's management, indicated based on 1999 broadcast cash flow estimates, the merger would result in a 4.2% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.40x, a 5.2% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.35x and a 6.2% implied share price accretion at the exchange ratio of 1.30x. Based on 2000 broadcast cash flow estimates, the merger would result in a 3.7% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.40x, 4.7% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.35x and 5.7% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.30x.

     Salomon's analysis, using Wall Street consensus projections, indicated that based on 1999 broadcast cash flow estimates, the merger would result in a 2.0% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.40x, a 3.0% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.35x and a 4.0% implied share price accretion at the exchange ratio of 1.30x. Based on 2000 broadcast cash flow estimates, the merger would result in a 1.5% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.40x, 2.5% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.35x and 3.5% implied share price accretion to Clear Channel common stock at the exchange ratio of 1.30x.

                        BASED ON MANAGEMENT PROJECTIONS

                    1999          2000
EXCHANGE RATIO   % ACCRETION   % ACCRETION
--------------   -----------   -----------
    1.40x            4.2%          3.7%
    1.35x            5.2           4.7
    1.30x            6.2           5.7

                   BASED ON WALL STREET CONSENSUS PROJECTIONS

                    1999          2000
EXCHANGE RATIO   % ACCRETION   % ACCRETION
--------------   -----------   -----------
    1.40x            2.0%          1.5%
    1.35x            3.0           2.5
    1.30x            4.0           3.5

     Salomon is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and corporate, estate and other purposes. Clear Channel retained Salomon as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the merger.

     In the past Salomon has rendered certain investment banking services to Clear Channel for which it has been paid fees. Pursuant to an engagement letter dated October 7, 1998, Clear Channel agreed to pay Salomon a fee of $1 million upon the delivery of its opinion or the execution of the merger agreement and an additional fee of $2 million upon the closing of the merger. Additionally, Clear Channel has agreed to reimburse Salomon for reasonable out-of pocket expenses, including, without limitation, reasonable fees and disbursements of Salomon's legal counsel and agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement. In the ordinary course of business, Salomon or its affiliates may actively trade the securities of Clear Channel and Jacor for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

     OPINION OF FINANCIAL ADVISOR TO THE JACOR BOARD

     In its role as financial advisor to Jacor, DLJ was asked by Jacor to render an opinion to the Jacor board as to the fairness to the Jacor stockholders, from a financial point of view, of the exchange ratio pursuant to the terms of the merger agreement. DLJ was not retained as an advisor or agent to Jacor's stockholders or any other person, other than as an advisor to the Jacor board. On October 7, 1998, DLJ delivered an oral opinion, subsequently confirmed in writing as of the same date, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio was fair to the Jacor stockholders from a financial point of view.

     THE FULL TEXT OF DLJ'S OPINION IS ATTACHED TO THIS DOCUMENT AS ANNEX F. JACOR STOCKHOLDERS ARE URGED TO READ DLJ'S OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. DLJ'S OPINION WAS PREPARED FOR THE JACOR BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE JACOR STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY JACOR TO ENGAGE IN THE MERGER OR OTHER BUSINESS STRATEGIES CONSIDERED BY THE JACOR BOARD. DLJ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY JACOR STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE JACOR STOCKHOLDERS' MEETING.

     DLJ's opinion does not constitute an opinion as to the price at which the Clear Channel common stock or the Jacor common stock will actually trade at any time. The exchange ratio was determined in arms-length negotiations between Jacor and Clear Channel, in which negotiations DLJ advised Jacor. No restrictions or limitations were imposed by Jacor upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed, among other things, the October 7, 1998 draft of the merger agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by Jacor and Clear Channel, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of Jacor prepared by the management of Jacor and certain financial projections of Clear Channel prepared by the management of Clear Channel. In addition, DLJ compared certain financial and securities data of Jacor and Clear Channel with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Jacor common stock and Clear Channel common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Jacor and Clear Channel or their respective representatives, or that was otherwise reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Jacor and Clear Channel as to the future operating and financial performance of Jacor and Clear Channel, respectively. DLJ has not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of Jacor or Clear Channel, nor did DLJ independently verify the information reviewed by it. DLJ relied on the advice of counsel to Jacor as to certain legal matters.

     DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

     Included in the textual discussion below are summaries of certain of the statistical information appearing in such discussion presented in a tabular format. While these tables are presented for the purpose of clarity and ease of reference, they are not substitutes for, and must be read along with, all of the information appearing under the captions immediately preceding them as well as all of the information under the caption "--Opinion of Financial Advisor to the Jacor Board."

     Common Stock Trading Price History. DLJ examined the historical closing prices of Jacor common stock for the period from October 6, 1997 to October 6, 1998 and of Clear Channel common stock for the period from October 6, 1997 to October 6, 1998. The information appearing in the table below was presented solely to provide the Jacor board with background regarding the stock prices of Jacor and Clear Channel over the periods indicated.

                 SUMMARY OF COMMON STOCK TRADING PRICE HISTORY

                                                                           CLEAR CHANNEL
                                                    JACOR COMMON STOCK      COMMON STOCK
                                                    ------------------    ----------------
CONSECUTIVE TRADING DAYS ENDING ON OCTOBER 6, 1998   HIGH        LOW       HIGH      LOW
--------------------------------------------------  -------    -------    ------    ------
10 days.........................................    $52.38     $41.66     $50.50    $40.94
20 days.........................................    $54.13     $41.66     $50.50    $40.38
30 days.........................................    $61.25     $41.66     $53.06    $40.38
60 days.........................................    $64.94     $41.66     $61.75    $40.38
90 days.........................................    $65.13     $41.66     $61.75    $40.38
One year........................................    $65.13(1)  $38.75(2)  $61.75(3) $30.00(4)

---------------

(1) July 13, 1998.

(2) October 28, 1997.

(3) July 20, 1998.

(4) October 28, 1997.

     Exchange Ratio Analysis. DLJ reviewed the daily closing prices of Jacor common stock and Clear Channel common stock to determine the implied exchange ratio based upon the relative prices of Jacor common stock and Clear Channel common stock. Based on October 6, 1998 closing prices of $41.66 for Jacor and $40.94 for Clear Channel, the implied exchange ratio was 1.02x ($41.66 divided by $40.94). DLJ analyzed the implied exchange ratio between Jacor common stock and Clear Channel common stock for the period from October 6, 1997 to October 6, 1998. During such period, the average historical implied exchange ratio for the last twelve months ending on October 6, 1998 was 1.20x. DLJ also calculated the average historical implied exchange ratios for the last 10, 20, 30,

60, and 90 trading days ending on October 6, 1998. The average implied exchange ratios during each of the foregoing time periods were 1.06x, 1.10x, 1.14x, 1.10x, and 1.10x, respectively.

                       SUMMARY OF EXCHANGE RATIO ANALYSIS

TIME FRAME AT OR IMMEDIATELY
PRIOR TO OCTOBER 6, 1998                           IMPLIED EXCHANGE RATIO
----------------------------                       ----------------------
October 6, 1998..................................          1.02x
10-day average...................................          1.06x
20-day average...................................          1.10x
30-day average...................................          1.14x
60-day average...................................          1.10x
90-day average...................................          1.10x
Last 12-months average...........................          1.20x

     Relative Contribution Analysis. DLJ analyzed the relative contribution of Jacor and Clear Channel to the combined entity (on a purely additive non-GAAP pro forma basis) with respect to total revenues, broadcast cash flow, EBITDA and after-tax cash flow. For purposes of DLJ's opinion, as for other purposes in this document, broadcast cash flow is defined as net income before interest expense, income taxes, depreciation, amortization and corporate expenses, EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and after-tax cash flow is defined as net income before depreciation, amortization, deferred taxes and interest expense on dilutive convertible securities. This analysis was performed for the projected results for the fiscal years ending December 31, 1998 and December 31, 1999 (based on Jacor's and Clear Channel's management projections). Based on an exchange ratio of 1.40x and the price of Jacor common stock and Clear Channel common stock as of October 6, 1998 ($41.66 and $40.94 per share, respectively), Jacor and Clear Channel provided 24.6% and 75.4%, respectively, of the combined equity value on such a pro forma basis (including shares underlying outstanding options using the treasury stock method) and 27.8% and 72.2%, respectively, of the combined enterprise value. For purposes of DLJ's opinion, enterprise value is defined as
(A) the product of the stock price and total shares outstanding plus (B) total debt and preferred equity less cash and cash equivalents and unconsolidated investments. This compares with Jacor's contribution to the combined entity's December 31, 1998 pro forma results of approximately 33.9% of revenues, 29.8% of broadcast cash flow, 30.0% of EBITDA and 24.0% of after-tax cash flow. Jacor's contribution to the combined entity's December 31, 1999 pro forma results are approximately 34.8% of revenues, 31.5% of broadcast cash flow, 31.8% of EBITDA and 26.7% of after-tax cash flow.

                  SUMMARY OF RELATIVE CONTRIBUTION ANALYSIS(1)

                Jacor Pro Forma Contribution to Combined Entity

                                                            1998 EST.    1999 EST.
                                                            ---------    ---------
Revenue...................................................    33.9%        34.8%
BCF(2)....................................................    29.8%        31.5%
EBITDA(3).................................................    30.0%        31.8%
ATCF(4)...................................................    24.0%        26.7%

Jacor share of combined entity equity value.................  24.6%
Jacor share of combined entity Enterprise value.............  27.8%

---------------

(1) Data was calculated by adding Jacor's and Clear Channel's figures and assume no synergies or cost savings. The methodology used to calculate the data was not based on GAAP accounting. Data is based on estimates of each company provided by their respective management. The data is presented assuming the exchange rate of 1.40x or a transaction price of $57.31 per share of Jacor common stock.

(2) BCF is defined as net income before interest expense, income taxes, depreciation, amortization and corporate expenses.

(3) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.

(4) ATCF is defined as net income before depreciation, amortization, deferred taxes and interest expense on dilutive convertible securities.

     Pro Forma After-Tax Cash Flow per Share Analysis and Pro Forma Value per Share Analysis. DLJ analyzed certain pro forma effects on the after-tax cash flow per share of Jacor and Clear Channel resulting from the merger. The analysis used (A) after-tax cash flow estimates for Jacor and Clear Channel prepared by their respective management and (B) after-tax cash flow estimates derived from published research analysts' reports prepared by investment banking firms, including DLJ. The analysis did not take into account any realization of operating synergies achievable as a result of the merger, or restructuring charges and non-recurring transaction costs related to the merger.

     The analysis indicated that on a pro forma basis using management estimates and assuming an exchange ratio of 1.40x applied to the October 6, 1998 prices for Jacor common stock ($41.66 per share) and Clear Channel common stock ($40.94 per share), the after-tax cash flow per share of Clear Channel would be $0.07, or 3.7%, greater in the fiscal year ending December 31, 1999 than the management estimates indicate for Clear Channel as a stand-alone entity during the same period (and would be dilutive to the after-tax cash flow per share of Jacor as compared to a stand-alone basis). The analysis also indicated that on a pro forma basis using estimates published in research analysts' reports prepared by investment banking firms, including DLJ, and assuming an exchange ratio of 1.40x applied to the October 6, 1998 prices for Jacor common stock ($41.66 per share) and Clear Channel common stock ($40.94 per share), the after-tax cash flow per share of Clear Channel would be $0.04, or 2.1%, greater in the fiscal year ending December 31, 1999 than the research analyst estimates indicate for Clear Channel as a stand-alone entity during the same period (and would be dilutive to the after-tax cash flow per share of Jacor as compared to a stand-alone basis).

         SUMMARY OF PRO FORMA AFTER-TAX CASH FLOW PER SHARE ANALYSIS(1)

                                                       BASED ON        BASED ON
                                                      MANAGEMENT   RESEARCH ANALYST
                                                      ESTIMATES      ESTIMATES(2)
                                                      ----------   ----------------
Absolute effect of transaction on Clear Channel 1999
  ATCF per share....................................    $0.07           $0.04
Percentage effect of transaction on Clear Channel
  1999 ATCF per share...............................     3.7%            2.1%

---------------

(1) Data presented was based on an exchange rate of 1.40x or a transaction price of $57.31 per share of Jacor common stock. The data was calculated by adding Jacor's and Clear Channel's ATCF figures and assume no synergies or cost savings. The methodology used to calculate the data was not based on GAAP accounting.

(2) Based on estimates published most recently by a research analyst prior to October 6, 1998.

     DLJ calculated the pro forma value of an equivalent share of Jacor common stock. The analysis described below indicated a range of pro forma values per equivalent share of Jacor common stock of $36.37 to $59.45. This analysis was based on: (A) an exchange ratio of 1.40x; (B) the pro forma projected fiscal year 1999 after-tax cash flow per share of Jacor using management estimates; and
(C) an after-tax cash flow multiple equal to the ratio of common stock price to projected after-tax cash flow per share of Clear Channel common stock. DLJ assumed a closing price per share of Jacor common stock and Clear Channel common stock on October 6, 1998 of $41.66 and $40.94, respectively, and concluded that such after-tax cash flow multiple (using management estimates) of Jacor common stock would have been 12.6x, and such after-tax cash flow multiple (using management estimates) of Clear Channel common stock would have been 20.5x. Accordingly, the range of such after-tax cash flow multiples for this analysis was applied using a minimum of 12.6x and a maximum of 20.5x.

     Analysis of Certain Other Publicly Traded Companies. To provide comparative market information, DLJ compared selected historical common stock prices, earnings and operating and financial ratios for Jacor to the corresponding data and ratios of certain comparable companies whose securities are publicly traded, including Clear Channel, based on October 6, 1998 prices for the stocks of these comparable companies, projections derived from published research analysts' reports prepared by investment banking firms, including DLJ, and consideration per share of Jacor common stock of $57.31 (based on an exchange ratio of 1.40x and October 6, 1998 prices) and $52.50 (based on the walk-away price per share of $37.50 for Clear Channel common stock and an exchange ratio of 1.40x). The comparable companies were chosen because they possess general business, operating, and financial characteristics representative of companies in the industry in which Jacor operates. The comparable companies consisted of: Clear Channel, Chancellor Media Corporation, CBS Corporation, Cox Radio, Inc., Heftel Broadcasting Corporation, Emmis

Communications Corporation and Sinclair Broadcast Group, Inc. Such data and ratios included enterprise value as a multiple of projected broadcast cash flow and projected EBITDA for 1998 and 1999 calculated based upon estimates contained in published research analysts' research reports prepared by investment banking firms, including DLJ.

     The multiples of enterprise value to projected 1998 broadcast cash flow for the comparable companies ranged from 8.7x to 26.8x, compared to 19.4x for Clear Channel and 18.0x for Jacor based on an assumed consideration per share of Jacor common stock of $57.31. The multiple of enterprise value to projected 1998 broadcast cash flow was 16.8x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50. The multiples of enterprise value to projected 1998 EBITDA for the comparable companies ranged from 9.1x to 29.2x, compared to 20.4x for Clear Channel and 19.1x for Jacor based on an assumed consideration per share of Jacor common stock of $57.31. The multiple of enterprise value to projected 1998 EBITDA was 17.9x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50. The multiples of enterprise value to projected 1999 broadcast cash flow for the comparable companies ranged from 7.9x to 20.3x, compared to 16.9x for Clear Channel and 15.4x for Jacor based on an assumed consideration per share of Jacor common stock of $57.31. The multiple of enterprise value to projected 1999 broadcast cash flow was 14.4x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50. The multiples of enterprise value to projected 1999 EBITDA for the comparable companies ranged from 8.2x to 21.7x, compared to 17.7x for Clear Channel and 16.3x for Jacor based on assumed consideration per share of Jacor common stock of $57.31. The multiple of enterprise value to projected 1999 EBITDA was 15.2x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50.

     In addition, DLJ examined the 1998 and 1999 after-tax cash flow multiples (based on reported closing prices on October 6, 1998 and projected fiscal year 1998 and 1999 after-tax cash flow estimates calculated relying upon estimates contained in published research analysts' reports prepared by investment banks, including DLJ). The 1998 after-tax cash flow multiples for the comparable companies ranged from 7.0x to 33.3x, while the 1998 after-tax cash flow multiple was 25.9x for Clear Channel and 22.7x for Jacor based on an assumed consideration per share of Jacor common stock of $57.31. The 1998 after-tax cash flow multiple was 20.8x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50. The 1999 after-tax cash flow multiples for the comparable companies ranged from 5.7x to 26.6x, while the 1999 after-tax cash flow multiple was 21.0x for Clear Channel and 18.8x for Jacor based on an assumed consideration per share of Jacor common stock of $57.31. The 1999 after-tax cash flow multiple was 17.2x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50.

     No other company utilized in DLJ's analysis of certain comparable publicly traded companies is identical to Jacor or Clear Channel. Accordingly, such analysis necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of Jacor and Clear Channel and other factors that could affect the public trading values of Jacor, Clear Channel and the other companies included in such analysis.

       SUMMARY OF ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES(1)

                                    TOTAL ENTERPRISE VALUE TO                 SHARE PRICE TO
                          ---------------------------------------------   -----------------------
                          1998 EST.   1998 EST.   1999 EST.   1999 EST.   1998 EST.    1999 EST.
                             BCF       EBITDA        BCF       EBITDA     ATCF/SHARE   ATCF/SHARE
                          ---------   ---------   ---------   ---------   ----------   ----------
Jacor at transaction
  price of $57.31.......    18.0x       19.1x       15.4x       16.3x       22.7x        18.8x
Jacor at walk-away price
  of $52.50.............    16.8x       17.9x       14.4x       15.2x       20.8x        17.2x
                            -----       -----       -----       -----       -----        -----
Clear Channel...........    19.4x       20.4x       16.9x       17.7x       25.9x        21.0x
                            -----       -----       -----       -----       -----        -----
Average for selected
  group(2)..............    14.7x       15.7x       12.5x       13.1x       18.9x        14.6x

---------------

(1) Estimates were based on data derived from published research analysts' reports prepared by investment banking firms, including DLJ. The number of shares outstanding was calculated using the treasury method and assuming conversion of Jacor's Liquid Yield Option(TM) Notes due June 12, 2011.

(2) Includes Clear Channel.

     Comparable Transaction Analysis. DLJ reviewed 10 selected comparable acquisitions announced since January 1996 with transaction values greater than $600 million. The comparable transactions included Chancellor Media Corporation's acquisition of Capstar Broadcasting Corporation, Jacor's acquisition of Nationwide Communications, Inc., CBS Corporation's acquisition of American Radio Systems Corporation, Hicks, Muse, Tate & Furst Inc.'s acquisition of SFX Broadcasting, Inc., Clear Channel's acquisition of certain radio stations from Paxson Communications Corp., Evergreen Media Corporation's acquisition of Chancellor Broadcasting Company, Evergreen Media Corporation's acquisition of certain radio assets from Viacom International, Inc., American Radio Systems Corporation's acquisition of EZ Communications, Inc., Westinghouse Electric Corporation's acquisition of Infinity Broadcasting Corporation and Jacor's acquisition of Citicasters Inc.

     For purposes of the comparable transaction analysis, total transaction value was calculated as the aggregate purchase price of equity (in the case of stock purchases), or the aggregate purchase price of the assets (in the case of asset purchases), plus total debt and preferred equity less cash and cash equivalents. For each of the comparable transactions, DLJ calculated a forward broadcast cash flow multiple representing the ratio of transaction value to forward broadcast cash flow values. Forward broadcast cash flow for purposes of such analysis was defined as broadcast cash flow for the twelve months ended one year from announcement of the relevant transaction. The analysis resulted in an average forward broadcast cash flow multiple of 15.1x (excluding the high value of 23.4x and low value of 11.1x) for the comparable transactions (implying a price per share of Jacor common stock of $45.25), compared to 18.0x for Jacor based on an assumed consideration per share of Jacor common stock of $57.31. The analysis resulted in a forward broadcast cash flow multiple of 16.8x for Jacor based on an assumed consideration per share of Jacor common stock of $52.50.

     No transaction utilized in the comparable transaction analysis is identical to the merger. Accordingly, such analysis necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of Jacor and Clear Channel and other factors that could affect the acquisition value of the companies to which they are being compared.

                   SUMMARY OF COMPARABLE TRANSACTION ANALYSIS

                                                           FORWARD BCF MULTIPLE(1)
                                                           -----------------------
Jacor at transaction price of $57.31.....................          18.0x
Jacor at walk-away price of $52.50.......................          16.8x
                                                                    ----
Average for selected group(2)............................          15.1x

---------------

(1) Forward BCF is defined as broadcast cash flow for the twelve months ended one year from announcement of the relevant transaction.

(2) Excludes the high value of 23.4x and the low value of 11.1x.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the three-year period ending with fiscal year 2000 on the stand-alone unlevered free cash flows of Jacor and Clear Channel, using financial projections provided by the respective managements of both companies. Unlevered free cash flows were calculated as: (A) the projected EBIT adjusted for taxes; (B) plus projected depreciation and amortization; (C) plus (or minus) projected net changes in working capital; and (D) minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 13.0x to 15.0x to projected EBITDA of Jacor and 18.5x to 20.5x to projected EBITDA of Clear Channel in the fiscal year 2000. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 9.5% to 11.5%, representing an estimated range of the weighted average cost of capital for Jacor and Clear Channel and other subjective judgements including industry prospects. Based on this analysis and using management estimates, DLJ calculated values per share of Jacor common stock ranging from $49.42 to $62.61 and of Clear Channel common stock ranging from $47.33 to $54.95, resulting in implied exchange ratios of 1.04x to 1.14x.

                    SUMMARY OF DISCOUNTED CASH FLOW ANALYSIS

                                                               IMPLIED RANGE OF
                                                              PRESENT VALUE PER
                                                           SHARE OF COMMON STOCK(1)
                                                           ------------------------
Jacor....................................................      $49.42 to $62.61
Clear Channel............................................      $47.33 to $54.95

---------------

(1) Range calculated by applying estimated EBITDA multiples of 13.0x to 15.0x to projected EBITDA of Jacor and 18.5x to 20.5x to projected EBITDA of Clear Channel. Unlevered free cash flows and terminal values were discounted to the present using a range of 9.5% to 11.5%.

     The summary set forth above describes the material elements of the presentation made by DLJ to the Jacor board on October 7, 1998. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter, dated October 6, 1998, Jacor agreed to pay DLJ (A) a fee of $1.8 million upon notification that DLJ was prepared to deliver its opinion and (B) an additional fee of $9.0 million, less the initial $1.8 million fee, which amount will be paid upon consummation of the merger. Jacor has also agreed to reimburse DLJ promptly for all out-of-pocket expenses, including the reasonable fees and out-of-pocket expenses of counsel, incurred by DLJ in connection with its engagement, and to indemnify DLJ and related persons against liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Jacor believe are customary in transactions of this nature, were negotiated at arms-length between Jacor and DLJ and the Jacor board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

     In the ordinary course of business, DLJ may actively trade the securities of both Jacor and Clear Channel for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisition, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Jacor in the past and has received usual and customary compensation for such services, including in the past two years (A) acting as a lead manager in a $170 million senior subordinated notes offering in December 1996, (B) acting as a lead manager in a $229 million common stock offering in May 1997, (C) acting as a sole placement agent in a $150 million senior subordinated notes offering in June 1997, and (D) acting as a lead manager in a $256 million common stock offering and a $120 million senior subordinated notes offering in February 1998.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     EMPLOYEE BENEFIT PLANS

     Until December 31, 1999, Clear Channel will directly or indirectly provide Jacor employees the same compensation, benefits, programs, policies and arrangements provided by Jacor at the time of the merger. Clear Channel will not merge Jacor's 401(k) plan into its 401(k) plan or merge its 401(k) plan into Jacor's 401(k) plan until Clear Channel enters into an agreement with the Internal Revenue Service that its 401(k) plan qualifies under Section 401(a) of the Internal Revenue Code. Clear Channel will give each employee of Jacor and its subsidiaries credit for all service to Jacor and its subsidiaries under all applicable employee benefit plans that Clear Channel maintains and in which these employees participate for purposes of eligibility, vesting and benefit accrual.

     JACOR CHANGE IN CONTROL AGREEMENTS

     The merger will trigger certain rights and benefits granted to some key executives of Jacor under the terms of change in control agreements currently in effect between Jacor and such key executives. Particularly, the surviving corporation must provide continuing benefits following a termination of any such executive's employment with the surviving corporation during the two-year period after the merger. The surviving corporation must provide the continuing benefits only if the surviving corporation terminates the employment for reasons defined in the agreements to be "without cause" or if the executive terminates the employment for reasons defined in the agreements to be "for good reason." The continuing benefits vary with the executive's level of responsibility, but generally include the following:

     - all compensation accrued through the date of termination;

     - a severance payment in the amount of one, two, or three times the sum of the executive's highest base salary for the three years preceding the date of termination and the executive's target bonus amount for the year preceding the date of termination;

     - the continuation of life, medical, dental and hospitalization benefits for up to three years following the date of termination; and

     - and a payment of 20% of the executive's base salary to be used for out-placement services.

     JACOR STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     As a result of the merger, all options and stock appreciation rights for Jacor common stock not vested at the effective time of the merger become fully vested and exercisable one day before the effective time of the merger. Clear Channel will assume all of these options and stock appreciation rights on the same terms and conditions as were applicable prior to the effective time of the merger. The holders may exercise such options and stock appreciation rights for or with respect to shares of Clear Channel common stock at an exercise price adjusted to reflect the exchange ratio of the merger. See "Terms of the Merger Agreement -- The Effect of the Merger on Jacor's Convertible Securities."

     JACOR STOCK UNITS

     An aggregate of 18,803 stock units granted to Jacor's non-employee directors remain outstanding. Jacor granted such stock units in lieu of cash director fees and a special bonus. The holders of such stock units may convert each unit into one share of Jacor common stock at times established by each director in advance of the award date, generally the earlier of when such individual no longer serves as a Jacor director and/or when Jacor common stock exceeds a designated price for a specified time period. An aggregate of 22,487 stock units granted in 1996 to certain executive officers of Jacor (including 9,569 stock units to each of Messrs. Michaels and Lawrence) also remain outstanding. The holders of such stock units may convert each unit into one share of Jacor common stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor. See "Terms of the Merger Agreement -- The Effect of the Merger on Jacor's Convertible Securities" for a description of the treatment of such stock units as a result of the merger.

     EQUITY GROUP INVESTMENTS, INC. ADVISORY AGREEMENT

     Equity Group Investments, Inc. and Jacor entered into an advisory agreement in August 1998 pursuant to which Equity Group Investments agreed to provide consulting services to Jacor with respect to any proposed merger, acquisition, or other similar transaction. As a result of the merger, Equity Group Investments will receive an advisory fee in an amount equal to 75 basis points of the equity value of the transaction, calculated on a fully diluted basis. Assuming an average closing price of Clear Channel common stock of $61.06 during the 25 consecutive trading days ending two trading days before the completion of the merger and a closing price of Clear Channel common stock of $57.94 on the date the merger is completed, the advisory fee would equal approximately $33.6 million.

     VOTING AGREEMENTS

     Certain stockholders of Jacor entered into voting agreements with Clear Channel as an inducement for Clear Channel to enter into the merger agreement. Likewise, certain stockholders of Clear Channel entered into a voting agreement with Jacor as an inducement for Jacor to enter into the merger agreement. Pursuant to these voting agreements, the Jacor stockholders agreed to vote in favor of the Jacor merger proposal, so long as the Jacor board has not changed it, and the Clear Channel stockholders agreed to vote in favor of the Clear Channel merger proposal. Each of these stockholders also agreed to vote against certain extraordinary corporate transactions, asset sales, issuances of securities, certain board changes and other actions which could delay or prevent the merger, unless the merger agreement specifically permits such actions.

     The voting agreements also impose certain stock transfer restrictions. In particular, the Jacor stockholders subject to the voting agreements with Clear Channel may not sell, transfer or otherwise dispose of any shares of Jacor common stock or any interest in such shares during a restriction period which begins 57 trading days before the expected closing date of the merger and ends on the second trading day before the estimated closing date. After consultation with the general counsel of Jacor, the general counsel of Clear Channel will select the estimated closing date for purposes of determining the restriction period. The Clear Channel general counsel may subsequently change the estimated closing date by complying with certain notice requirements and other procedures specified in the voting agreements. In addition to the transfer restrictions applicable to shares of Jacor common stock, each Jacor stockholder subject to the voting agreements with Clear Channel also agreed not to sell or trade any equity security of Clear Channel or enter into any derivative transaction which has a similar economic effect during the restriction period.

     Each Clear Channel stockholder subject to the voting agreement with Jacor agreed not to sell, transfer or otherwise dispose of any shares of Clear Channel common stock or any interest in such shares if:

     - the number of shares proposed for disposition or a derivative transaction having a similar economic effect taken together with all other such dispositions made during the period from October 8, 1998 through the date of the Clear Channel stockholders' meeting by all Clear Channel stockholders subject to the voting agreement, exceeds 1% of the Clear Channel common stock then outstanding; or

     - the proposed disposition or a derivative transaction having a similar economic effect, is reasonably likely to impact the average closing price of Clear Channel common stock during the 25 consecutive trading days ending two trading days before the completion of the merger.

     If a Jacor stockholder subject to a voting agreement with Clear Channel ceases to hold any shares of Jacor common stock, then his or her voting agreement will terminate at such time. Likewise, a Clear Channel stockholder subject to the voting agreement with Jacor will have the agreement terminated when such stockholder ceases to hold any shares of Clear Channel common stock. Otherwise, all of these voting agreements terminate when the merger is completed or, if the merger is not completed, when the merger agreement is terminated. The parties can also mutually agree to terminate the voting agreements at an earlier date.

     The Jacor stockholders bound by voting agreements with Clear Channel are Samuel Zell, Zell/Chilmark Fund L.P., Samstock, L.L.C. and SZ2 (IGP) Partnership. As of the record date for the Jacor stockholders' meeting, these stockholders held approximately 27.0% of the outstanding shares of Jacor common stock. The Clear Channel stockholders bound by a voting agreement with Jacor are
L. Lowry Mays, Randall T. Mays and Mark P. Mays. As of the record date for the Clear Channel stockholders' meeting, these stockholders held approximately 12.1% of the outstanding shares of Clear Channel common stock.

     A form of voting agreement entered into between Clear Channel and Zell/Chilmark Fund L.P. is attached to this document as Annex B. The voting agreements entered into with Clear Channel by Samuel Zell, Samstock, L.L.C. and SZ2 (IGP) Partnership are similar. A copy of the voting agreement entered into by L. Lowry Mays, Randall T. Mays and Mark P. Mays with Jacor is attached to this document as Annex C.

REGISTRATION RIGHTS AGREEMENT

     In connection with the merger agreement, Clear Channel granted Samuel Zell, Zell/Chilmark Fund L.P., Samstock, L.L.C. and SZ2 (IGP) Partnership the right to require Clear Channel to file registration statements with the SEC to register all shares of Clear Channel common stock they receive in the merger in addition to any Clear Channel common stock they acquire after the merger. These registration rights may also run to certain affiliates of these Jacor stockholders and financial institutions to whom any of such Jacor stockholders or affiliates pledge shares of Clear Channel common stock.

     The holders of at least a majority of the Clear Channel common stock to which the registration rights apply can request that Clear Channel file a shelf registration statement with the SEC which will permit them to sell such shares of Clear Channel common stock over an extended period of time as long as the shelf registration statement remains effective. The registration rights agreement generally requires Clear Channel to file the shelf registration statement within 15 days after the request and attempt to cause it to become effective as soon as practicable. Clear Channel will keep this shelf registration statement effective for a period of 12 months or such shorter period as specified by the terms of the registration rights agreement.

     In addition to their right to request that Clear Channel file a shelf registration statement, the holders of at least a majority of the Clear Channel common stock to which the registration rights apply can also request that Clear Channel register their shares of Clear Channel common stock according to particular methods which they specify. The registration rights agreement generally requires Clear Channel to file a registration statement within 15 days after the request and attempt to cause it to become effective within 30 days after it is filed. They have the right to only one such demand registration.

     Clear Channel will pay all expenses related to the filing of registration statements pursuant to the registration rights agreement except:

     - underwriting discounts and commissions;

     - all out-of-pocket expenses, including those of Clear Channel and its officers and employees, incurred for analyst or investor presentations or any "road show";

     - legal fees of separate counsel for individual holders, although Clear Channel will pay legal fees for one legal counsel to represent all holders; and

     - internal costs incurred by the holders of the Clear Channel common stock subject to registration.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


     The following is a discussion, which includes counsels' opinion, of the material U.S. federal income tax consequences, as well as a discussion of certain other tax consequences, of the merger. This discussion does not address all tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code including insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States, persons who do not hold shares of Jacor common stock as capital assets, persons who hold shares of Jacor common stock as part of a straddle or a conversion transaction for U.S. federal income tax purposes, and individuals who received shares of Jacor common stock pursuant to the exercise of employee stock options or otherwise as compensation.


     This discussion provides no information on tax consequences of the merger, if any, under applicable foreign, state, local and other tax laws. This discussion is based on the provisions of the Internal Revenue Code, applicable Treasury Regulations thereunder, IRS rulings and judicial decisions in effect as of the date of this document. We can give no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of this discussion. Any such change or interpretation could apply retroactively and could affect the accuracy of this discussion. The discussion also is based upon
(i) certain factual representations made by Jacor, Clear Channel and others and
(ii) the assumption that the merger will be consummated in accordance with the terms of the merger agreement. Neither Clear Channel nor Jacor will seek rulings from the IRS concerning the tax consequences of the merger.

     We urge each Jacor stockholder to consult such stockholder's own tax advisor as to the specific tax consequences of the merger to such stockholder, including the application of foreign, state, local and other tax laws.

     Based on the assumptions discussed above and upon the representations of Jacor, Clear Channel and others, it is the opinion of Cleary, Gottlieb, Steen & Hamilton, tax counsel to Jacor, and Akin, Gump, Strauss, Hauer & Feld, L.L.P., tax counsel to Clear Channel, that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that Jacor, Clear Channel and Clear Channel's merger subsidiary will each be a party to the reorganization within the meaning of
Section 368(b) of the Internal Revenue Code, and that, accordingly, none of Jacor, Clear Channel or Clear Channel's merger subsidiary will recognize gain or loss for U.S. federal income tax purposes as a result of the merger and Jacor stockholders will not recognize gain or loss for U.S. federal income tax purposes except to the extent they receive cash in lieu of fractional shares of Clear Channel common stock. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in such opinions or that the courts will uphold such opinions if challenged by the IRS.

     A Jacor stockholder who receives cash in lieu of a fractional share of Clear Channel common stock will be treated as having received this fractional share as a part of the exchange and having it redeemed by Clear Channel for cash. Assuming that the redemption of the fractional share of Clear Channel common stock is characterized as a sale or exchange of such stock and not as a dividend, such Jacor stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the Jacor common stock allocable to this fractional share. This gain or loss will constitute capital gain or loss if the stockholder held the Jacor common stock as a capital asset at the time of the merger and will be long-term capital gain or loss if the holding period was greater than one year at the effective time of the merger. Any capital gain recognized as a result of the merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual stockholder varies depending on the stockholder's holding period for the shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of 20% if the stockholder's holding period in such stock is more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations. A Jacor stockholder will have a tax basis in the Clear Channel common stock received in the merger equal to the tax basis of the stockholder's Jacor common stock, less the tax basis allocable to any fractional share. The holding period for such Clear Channel common stock will include the holding period of the stockholder's Jacor common stock.

     The obligation of each of Jacor and Clear Channel to consummate the merger is conditioned upon, among other things, the receipt by each of Jacor and Clear Channel of a tax opinion from each of their respective tax counsels that is identical in all material respects to the opinions set forth above. The opinions to be delivered at closing will be based on the facts described therein and upon certain assumptions and certain representations made by Jacor, Clear Channel and others. In the event that Jacor or Clear Channel is unable to obtain its respective opinion of counsel, as set forth above, each of Jacor and Clear Channel is permitted, under the merger agreement, to waive the receipt of such opinions as a condition to such party's obligation to consummate the merger. As of the date of this document, neither Jacor nor Clear Channel intends to waive the condition as to the receipt of opinions of counsel as set forth herein and neither party anticipates that the material income tax consequences of the merger will be materially different than those described above. In the event of such a failure to obtain tax opinions as set forth above, and a party's determination to waive such condition to the consummation of the merger, Jacor and Clear Channel will resolicit the votes of its respective stockholders to approve the merger.

ANTICIPATED ACCOUNTING TREATMENT

     Clear Channel expects to account for the merger as a purchase under generally accepted accounting principles. Under this accounting method, Clear Channel will record Jacor's assets and liabilities at their fair market values, and, if the purchase price exceeds the total of these fair market values, Clear Channel will record this excess as an intangible asset. After the merger, Jacor's assets and liabilities and results of operations will be consolidated with Clear Channel's assets and liabilities and results of operations.

REGULATORY APPROVALS

     We must comply with all applicable antitrust and FCC laws and regulations before we can complete the merger. The FTC and the DOJ will review the potential effects of the merger on competition in the markets where we operate. If they determine that the merger will substantially reduce competition, they can challenge all or certain aspects of the merger and seek to block the merger or impose restrictive conditions on the merger. In addition, the FCC must approve the transfer of control from Jacor's existing stockholders to Clear Channel's stockholders. As part of the FCC's determination whether to approve the merger, the FCC will examine whether the combined company will comply with the FCC's limits on the number of radio and television stations that a company can own in a single market. The FCC also conducts additional ownership concentration analysis and assesses its effect on competition, diversity or other criteria designated by the FCC. In recent years, the practice in radio acquisitions and mergers has been for the DOJ to first resolve its issues before the FCC will grant its approval of the transaction.

     It can be a lengthy process to obtain the requisite clearances and approvals needed from the DOJ and the FCC, sometimes taking more than one year in large transactions such as this merger. Therefore, we quickly initiated the formal process of obtaining the required regulatory approvals. We filed our application for the consent to transfer control of Jacor with the FCC on October 16, 1998 and we filed our notification and report forms required for antitrust purposes with the DOJ on November 3, 1998. We then commenced discussions with the DOJ to try to identify their specific concerns about the merger and to discuss possible solutions as early as possible.

     From the outset, we recognized that the merger would result in the combined company exceeding FCC limitations in Cleveland, Dayton, Jacksonville, Louisville and Tampa on the number of radio stations that one company may own in those particular markets. Accordingly, we knew that we would have to divest at least 18 stations in the aggregate in those markets to comply with the FCC's numerical limits. For FCC purposes, we must divest the necessary number of radio stations to comply with FCC limits prior to completion of the merger. If we cannot complete such transactions in a timely manner, we will have to transfer those assets or the assets of other Clear Channel or Jacor stations into an FCC approved trust prior to closing the merger.

     We also knew that if the DOJ had concerns about the concentration of the radio advertising market held by the combined company in those markets, then we would have to discuss with the DOJ which stations needed to be divested to come within their antitrust guidelines. It was possible that we might need to divest more than 18 stations in those markets to satisfy antitrust concerns. We also needed to determine if there were any other markets that concerned the DOJ notwithstanding that we would be within FCC guidelines in those markets.

     Based on our discussions with the DOJ during November 1998, we concluded that our ability to satisfy their possible antitrust concerns in an expeditious and cost-effective manner would significantly improve if we agreed to divest a total of 20 radio stations in the five markets identified above. We also determined that we would need to divest Jacor's right to sell advertising time for an additional radio station in Louisville and the related option to buy that station. We have entered into letters of intent with entities who will acquire all but two of the stations we propose to divest. The 20 radio stations to be divested are identified in the tables under the heading "Business of Jacor -- Radio Broadcasting" beginning on page 110 and "Business of Clear Channel -- Radio Broadcasting" beginning on page 116. Following our divestiture of those stations, we will own, program or sell air time for 411 radio stations in 95 U.S. markets.

     Since we have identified the entities who will acquire all but two of the stations that we will divest, on February 8, 9 and 10, 1999, we filed applications with the FCC to assign the stations to those entities. The DOJ also is currently reviewing whether those entities are capable of maintaining competition in those markets and we have not yet obtained clearance of any kind from the DOJ. We also filed applications with the FCC to assign the remaining two stations to be divested (and other Clear Channel and Jacor stations, in case the divestitures agreed upon to date cannot be completed in a timely manner) to one of two trusts.

     As we anticipated, on December 3, 1998 the DOJ issued to us a second request for information about the effect of the merger in the five affected markets. We believe that the DOJ issued the second request to preserve the statutory waiting period beyond the initial 30 day period to ensure that the divestitures proposed by us are consummated to the DOJ's satisfaction. Until we either arrange and complete satisfactory divestitures to qualified parties or comply with the second request, we will not be able to proceed with the merger for antitrust purposes. As a third alternative, we could enter into a consent decree with the DOJ where we would agree to complete the divestiture of agreed upon stations within a specified period of time following the merger. While Clear Channel agreed in the merger agreement to take any such action as may be necessary to timely complete the

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

merger, we currently hope to resolve the antitrust issues without entering into any consent decrees. If practical, we would like to avoid being subject in the five affected markets to additional operating restrictions that typically are contained in a consent decree and which can last for up to 10 years following the merger.

     Two petitions to deny our application for the merger were filed at the FCC by the petition deadline by competitors and the FCC is required to consider those petitions. We have already responded to those petitions and have informed the FCC why we believe those petitions should be denied. There is also a petition to deny the transfer of an ancillary FCC authorization filed by a third party. We have responded that this petition should also be denied by the FCC. Although we do not expect that these or any other third party petitions will be a significant obstacle to completion of the merger, we can give no assurances in this regard. Such petitions could also cause a delay in our receipt of FCC approval.

     The merger also implicates the FCC's "one-to-a-market" rule which prohibits a single entity from owning or controlling a television station and radio station(s) in the same market. The FCC has separately granted Clear Channel and Jacor temporary conditional waivers of the rule to permit television and radio ownership in Jacksonville and Cincinnati, respectively. Such waivers are conditioned upon the outcome of the FCC's ongoing rulemaking proceeding considering the future of the "one-to-a-market" rule. Clear Channel has requested in the FCC application further temporary conditional waivers of the "one-to-a-market" rule relating to Jacksonville and Cincinnati. The FCC would condition such waivers upon the outcome of the FCC's ongoing rulemaking proceeding considering the future of the "one-to-a-market" rule if the rulemaking proceeding is still pending. Any changes to the "one-to-a-market" rule could adversely affect the merger and Clear Channel after the merger.

     Although we are hopeful that our proposed divestiture of 20 radio stations will result in compliance with all antitrust and FCC concerns, it is still possible that the DOJ, the FCC and/or a state antitrust agency could require us to divest additional assets or to agree to various operating restrictions. This could happen at any time before or after stockholders vote on the merger or even after the merger is completed. In addition, private persons may assert antitrust claims against us in certain circumstances. If any of those events occur, we may incur substantial expense in litigating any such claims and/or we may be adversely affected by any operating restrictions that might be imposed upon us.

     In addition, we cannot give you any current assurances that the terms of all of our proposed divestitures will be at a price, or exchanged for equivalent assets, that we believe reflects the full value of the assets being divested. We also may not be able to reinvest cash proceeds from the divestitures in new assets that produce the same level of profits or return on investment as we obtained from the divested assets. However, even if we are not able to obtain full value for the divested assets, we believe that our contemplated divestitures will not have a material adverse effect on us.

PERCENTAGE OWNERSHIP INTEREST OF JACOR STOCKHOLDERS AFTER THE MERGER

     In the merger, Jacor stockholders will become stockholders of Clear Channel. Based on the number of shares of Clear Channel and Jacor common stock currently outstanding and assuming an exchange ratio of 1.228, we estimate that the Clear Channel common stock to be issued to Jacor stockholders will represent approximately 19.2% of the outstanding Clear Channel common stock after the merger.

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

ABSENCE OF APPRAISAL RIGHTS

     Jacor common stock is traded on the Nasdaq National Market. The Clear Channel common stock to be received by the Jacor stockholders will be listed on the NYSE. As a result, Jacor stockholders will not be entitled to appraisal rights under Delaware law in connection with the merger. Likewise, Clear Channel stockholders will not be entitled to appraisal rights under Texas law in connection with the merger.

STOCK EXCHANGE LISTING

     As a condition to the merger, the NYSE must authorize the listing on the NYSE of the Clear Channel common stock to be issued in the merger, subject only to official notice of issuance.

CERTAIN CONSEQUENCES OF THE MERGER

     Jacor will merge with and into Clear Channel's merger subsidiary and will cease to exist as a separate legal entity. Clear Channel's wholly-owned merger subsidiary will be the surviving corporation to the merger. Following the merger, Jacor common stock will no longer be traded on the Nasdaq National Market, will be deregistered under the Securities Exchange Act of 1934, and will no longer be publicly traded. Following the merger, the Jacor LYONs and Jacor warrants will remain outstanding. Until the Jacor LYONs and Jacor warrants cease to be outstanding or Clear Channel deregisters the Jacor LYONs and Jacor warrants, the surviving corporation will file periodic reports under the Securities Exchange Act of 1934. Following the merger, the LYONs and warrants of Jacor outstanding at the time of the merger will become convertible into or exercisable for Clear Channel common stock. Such conversion or exercise would be for that number of shares of Clear Channel common stock that the holder would have received if he or she had converted or exercised for shares of Jacor common stock immediately prior to the effective time of the merger, as adjusted to reflect the exchange ratio of the merger. The warrants will continue to be traded on the Nasdaq National Market, and the LYONs will continue to be traded on the Nasdaq Stock Market.

MANAGEMENT AFTER THE MERGER

     At the time Jacor merges into Clear Channel's merger subsidiary, the directors of Clear Channel's merger subsidiary immediately before the merger will remain the directors of the surviving corporation, and the officers of Jacor immediately before the merger will become the officers of the surviving corporation.

RESALES OF CLEAR CHANNEL COMMON STOCK

     All shares of Clear Channel common stock to be issued in the merger will be freely transferable, except for shares received by any person who may be deemed to be an affiliate of Jacor under Rule 145 under the Securities Act, such as directors and certain executive officers of Jacor. Under Rule 145, an affiliate of Jacor may not resell his or her shares of Clear Channel common stock received in the merger except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act, including selling such shares pursuant to an effective registration statement. Jacor will deliver to Clear Channel a list setting forth the names and addresses of all persons who are, at the time of the Jacor stockholders' meeting, in Jacor's reasonable judgment, affiliates of Jacor. Clear

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

Channel granted certain affiliates of Jacor the right to require Clear Channel to register their Clear Channel Common Stock so that they may sell such shares without being subject to the resale restrictions of Rule 145. See
"-- Registration Rights Agreement."

                         TERMS OF THE MERGER AGREEMENT

CONVERSION OF SHARES IN THE MERGER

     As of the effective time of the merger, by virtue of the merger and without any additional action on the part of the Jacor stockholders or the stockholders of Clear Channel's merger subsidiary:

     - each share of Jacor common stock issued and outstanding immediately before the effective time of the merger will be converted into a number of shares of Clear Channel common stock determined by the exchange ratio. Clear Channel will not issue any fractional shares of its common stock to Jacor stockholders. Rather, Clear Channel will pay the Jacor stockholders cash for these fractional shares. For more information regarding fractional shares, see "The Merger -- No Fractional Shares;"

     - each share of common stock of Clear Channel's merger subsidiary outstanding immediately before the effective time of the merger will become one share of common stock of the surviving corporation; and

     - each share of Jacor common stock held, immediately before the effective time of the merger, in Jacor's treasury, by any of Jacor's direct or indirect wholly-owned subsidiaries, and by Clear Channel, Clear Channel's merger subsidiary or any other subsidiary of Clear Channel, will automatically be cancelled and retired and will cease to exist, and Clear Channel will pay no consideration for these shares.

     The Jacor common stock converted as described above will no longer be outstanding, will automatically be cancelled and retired, and will cease to exist. Each holder of Jacor common stock will cease to have any rights in Jacor common stock, except the right to receive the appropriate number of shares of Clear Channel common stock, cash in lieu of fractional shares and dividends, if any, declared with a record date after the effective time of the merger. For information regarding how to exchange Jacor common stock, see "-- Exchange Agent; Procedures for Exchange of Certificates."

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     After the merger, Clear Channel will appoint a bank or trust company to serve as the exchange agent and will deliver to the exchange agent certificates representing the number of shares of Clear Channel common stock to be issued to Jacor stockholders in the merger. The exchange agent will, according to irrevocable instructions, deliver to the Jacor stockholders the Clear Channel common stock, any dividends or other distributions relating to such stock, and any cash in lieu of fractional shares.

     The exchange agent will mail to each Jacor stockholder a letter of transmittal and instructions to surrender their certificates representing Jacor common stock in exchange for certificates representing Clear Channel common stock or cash in lieu of fractional shares. After a Jacor stockholder surrenders his or her Jacor common stock certificate along with

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

a duly executed and properly completed letter of transmittal and other required documents, the exchange agent will deliver to such stockholder the following:

     - a certificate representing the number of whole shares of Clear Channel common stock to which such stockholder is entitled;

     - cash in lieu of any fractional shares of Clear Channel common stock; and

     - the amount of any dividends or other distributions declared on Clear Channel common stock with a record date after the effective time of the merger and a payment date before surrender of the Jacor common stock.

     Jacor stockholders receiving Clear Channel common stock in the merger will receive a payment at the appropriate payment date of the amount of dividends or other distributions declared on Clear Channel common stock with a record date after the effective time of the merger and a payment date after surrender of the Jacor common stock.

     The surviving corporation and the exchange agent may deduct and withhold from the consideration payable to Jacor stockholders amounts required to be deducted and withheld under the Internal Revenue Code, or any provision of state, local or foreign tax law. If the surviving corporation or the exchange agent deducts or withholds any amounts so required to be deducted or withheld, then these amounts will be treated, for all purposes of the merger agreement, as having been paid to the Jacor stockholders with respect to whom such amounts were deducted or withheld.

     JACOR STOCKHOLDERS SHOULD NOT FORWARD THEIR JACOR COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD NOR SHOULD THEY FORWARD THEIR JACOR COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE PACKET OF INFORMATION, INCLUDING A LETTER OF TRANSMITTAL, DESCRIBED ABOVE.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties of Clear Channel, Jacor and Clear Channel's merger subsidiary, relating to, among other things, the following:

     - their incorporation, existence, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the merger agreement, other agreements and related matters, and the absence of violations;

     - the documents, reports and financial statements filed with the SEC and the accuracy and completeness of the information contained therein;

     - the absence of undisclosed liabilities;

     - compliance with laws, ordinances and regulations;

     - environmental matters;

     - employee benefit matters;

     - the absence of certain material changes or events since June 30, 1998;

     - pending or threatened investigations or litigation;

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

     - the registration statement and this document and the accuracy and completeness of the information contained therein and herein and in the merger agreement;

     - the lack of ownership of each other's stock;

     - tax matters;

     - the receipt of opinions of financial advisors;

     - required vote of stockholders;

     - insurance;

     - real property and title;

     - collective bargaining agreements and labor matters; and

     - material contracts.

     In addition, the merger agreement contains a representation and warranty of Jacor relating to, among other things, applicable state takeover statutes and stockholder approval under Delaware law.

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement requires that until completion of the merger or termination of the merger agreement, Clear Channel, Jacor and their subsidiaries will conduct their operations according to their ordinary and usual course of business. The merger agreement does not, however, limit Clear Channel's discretion with respect to the issuance of debt or equity securities or acquisitions, except for acquisitions that would adversely affect the ability of Clear Channel to complete the merger or delay or hinder the receipt of certain regulatory approvals.

     Furthermore, the merger agreement specifies that Jacor and its subsidiaries will:

     - use reasonable best efforts to preserve its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with its customers, suppliers, distributors and others having business relationships with it;

     - notify Clear Channel of any emergency, other change in the normal course of its business or in the operation of its properties, and any complaints, investigations or hearings of any governmental body or authority if this emergency, change, complaint, investigation or hearing could have a material adverse effect on Jacor;

     - not adopt any amendments to its corporate charter or bylaws or authorize or pay any dividends or distributions on its outstanding shares of capital stock;

     - not enter into or amend any employment, severance or similar agreements or arrangements with any directors or executive officers;

     - except in the ordinary course of business and except for agreements for stay bonuses, not enter into any new agreements with, or materially increase the benefits of, any officers, directors or employees with employment agreements that provide for an annual base salary in excess of $150,000 and an employment term in excess of one year;

     - not authorize, propose or enter into an agreement for a merger, consolidation or business combination, an acquisition of a material amount of assets or securities, a

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

       disposition of assets or securities, or a release of any material contract rights not in the ordinary course of business, except for, so long as Jacor's ability to perform its obligations under the merger agreement would not be materially delayed or impaired, (A) as previously disclosed in writing to Clear Channel and Sub and (B) acquisitions for cash that relate to Jacor's existing business and in which the aggregate consideration is less than specified thresholds;

     - not issue any shares of its capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee incentive or benefit plans and non-employee director plans;

     - not effect a stock split not previously announced;

     - not otherwise change its capitalization as it existed on June 30, 1998;

     - not grant any options, warrants, conversion rights or other rights to acquire any shares of its capital stock, except for rights to participate in its employee stock purchase plan and as otherwise consistent with past practice, provided that Jacor will not acquire shares of Jacor common stock except in connection with its 401(k) plan;

     - except in the ordinary course of business in connection with employee incentive and benefit plans that exist on the date of the merger agreement, not purchase or redeem any shares of its stock;

     - not amend in any significant respect the terms of their respective employee benefit plans or any severance agreements or arrangements that exist on the date of the merger agreement, or adopt any new employee benefit plans, except (A) Jacor may amend any annual incentive plan that exists on the date of the merger agreement to prorate performance bonuses for the period ending on the closing date of the merger consistent with the 1998 target for this annual incentive plan, and (B) in the ordinary course of business, as required by law, as required to maintain tax-qualified status, or as requested by the Internal Revenue Service to receive a determination letter;

     - not materially amend its revolving credit agreement or enter into any loan agreement as borrower or, except as consistent with past practice, as lender;

     - except for contracts involving sports broadcast rights, not enter into any material agreement with aggregate consideration of $2 million per year;

     - not enter into an agreement with any affiliate of Jacor, any family member of any affiliate of Jacor or any Jacor stockholder who owns more than 10% of the outstanding capital stock of Jacor;

     - not make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business;

     - except as required by law and except in the ordinary course of business consistent with past practices in all material respects, not enter into or amend any material collective bargaining or other labor agreement; and

     - not buy, sell or trade any Clear Channel equity security, including entering into any put, call, option, swap, collar or other similar derivative transaction.

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

     Further, under the merger agreement, Clear Channel will cause its merger subsidiary to complete the merger on the terms and conditions set forth in the merger agreement and will vote, and cause its merger subsidiary to vote, all Jacor common stock, if any, beneficially owned in favor of the merger and the merger agreement at the Jacor stockholders' meeting.

     In addition, under the merger agreement, Clear Channel will not, and will not permit any of its subsidiaries to:

     - acquire assets or securities, or sell, lease, encumber or otherwise dispose of assets or securities, or enter into any similar transaction that may adversely affect Clear Channel's ability to consummate the merger, materially delay any required governmental approvals, or otherwise delay the consummation of the merger;

     - except as required by the SEC or GAAP, change any of its accounting principles or practices; or

     - buy, sell or trade any Clear Channel equity security, including entering into any put, call, option, swap, collar or other similar derivative transaction.

     Finally, under the merger agreement, each of Clear Channel and Jacor has agreed that it will not take any action that would make any representation or warranty of such party in the merger agreement untrue.

OTHER COVENANTS

     Under the merger agreement, Clear Channel and Jacor agreed to the following additional covenants:

     STOCKHOLDERS' MEETINGS

     Clear Channel and Jacor will each duly call, give notice of, and hold a special meeting of its stockholders to approve their respective merger proposals. Jacor and Clear Channel will use their reasonable efforts to cause their stockholders' meetings to occur within 45 days after the effective date of the registration statement relating to the Clear Channel common stock to be issued in the merger.

     ACCESS TO INFORMATION; CONFIDENTIALITY

     Clear Channel and Jacor will each permit the other party, and that party's officers, employees, accountants, legal counsel, financial advisors and other representatives, to inspect all of its properties, books, contracts, commitments and records. Also, Clear Channel and Jacor will provide to the other party: copies of registration statements and other documents filed by it or its subsidiaries pursuant to applicable federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request. However, neither Clear Channel, Jacor nor any or their subsidiaries will be required to disclose any information if doing so would violate any law or affect either party's competitive position in its markets or with respect to activities it engages in. Each party will keep the information provided to it by the other party confidential in accordance with the terms of the confidentiality agreements in effect between Clear Channel and Jacor.

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

     FILINGS; OTHER ACTIONS

     Before we can complete the merger, we must satisfy all regulatory requirements and obtain the approval of all regulatory agencies having jurisdiction over the merger. To facilitate the regulatory review and approval process, we have each agreed to promptly make all necessary filings, seek all required approvals of relevant regulatory agencies and use reasonable efforts to take all actions necessary to complete the merger. Accordingly, we must make filings and other required submissions under the Hart-Scott-Rodino Act and the Communications Act. We will also make any other filings or submissions and seek the approval of all other applicable regulatory agencies, including the FCC, the FTC, the DOJ, state antitrust enforcement authorities, and other governmental authorities under antitrust or competition laws. This includes our prompt compliance with requests by these agencies for additional information or documentation following our initial filings or submissions.

     Furthermore, we will each make reasonable efforts to resolve objections to the merger raised by regulatory agencies. Particularly, Clear Channel agreed to take the following actions to the extent such actions will prevent governmental agencies from creating obstacles to the merger or otherwise delaying the merger:

     - offer to sell or otherwise dispose of assets, categories of assets or businesses of Jacor or Clear Channel or their subsidiaries;

     - terminate existing relationships and contractual rights and obligations; and

     - amend or terminate existing licenses or other intellectual property agreements.

     Clear Channel also agreed to take all steps necessary to resolve any obstacles raised by a court entering a permanent or preliminary injunction or other order that would prevent or delay the completion of the merger. However, the merger agreement does not require either party to take any action for the purpose of facilitating the merger if such action would have a material adverse effect on the consolidated businesses, assets or operations of Clear Channel and Jacor as a result of a material change to the Communications Act or FCC policy in enforcing the Communications Act.

     During the regulatory review process, each party will consult with the other, permit the other to review all material communications with regulatory agencies and will give the other the opportunity to participate in all conferences and meetings with regulatory agencies.

NO SOLICITATION

     Before the termination of the merger agreement, Jacor and its subsidiaries will not solicit, initiate, or encourage any proposal for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving Jacor or any proposal to acquire at least 50% of the voting securities of Jacor or all or substantially all of the assets of Jacor or any of its subsidiaries. Furthermore, Jacor and its subsidiaries will not otherwise discuss or facilitate any such proposal or disclose information in response to such a proposal.

     However, Jacor is not prohibited from furnishing information to, or discussing or negotiating with, any person that makes an unsolicited acquisition proposal that Jacor

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

determines in good faith to be more favorable from a financial point of view to the Jacor stockholders than the merger. Before furnishing information or discussing or negotiating with that person, Jacor must give Clear Channel two business days' advance written notice. Also, if Jacor receives any inquiries, offers or proposals from any person with respect to an acquisition proposal, then Jacor will notify Clear Channel of the inquiry, offer or proposal within 24 hours after Jacor receives it. In addition, Jacor will give Clear Channel five business days advance notice of any agreement to be entered into with, or any information to be supplied to, the person that made the inquiry, offer or proposal.

     The merger agreement does not prohibit Jacor from disclosing to Jacor stockholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to an acquisition proposal by means of a tender offer.

CONDITIONS TO THE MERGER

     We are not obligated to complete the merger unless the following conditions are satisfied or waived:

     - the SEC declares Clear Channel's registration statement effective for the registration of the Clear Channel common stock to be issued in the merger and does not issue a stop order suspending effectiveness or initiated any proceedings for that purpose;

     - the requisite number of Jacor stockholders approve the merger agreement and the merger;

     - the requisite number of Clear Channel stockholders approve the issuance of Clear Channel common stock to Jacor stockholders in the merger;

     - the applicable waiting period under the HSR Act expires or is terminated;

     - the parties obtain all consents and approvals necessary for the merger, other than those that in the aggregate are not material;

     - the parties obtain all required FCC orders and approvals;

     - the NYSE, subject to official notice of listing, authorizes for listing the Clear Channel common stock to be issued in the merger; and

     - Jacor and Clear Channel each receive an opinion from its legal counsel relating to certain tax matters.

     Furthermore, neither Clear Channel and its merger subsidiary nor Jacor is obligated to complete the merger unless the other party's representations and warranties in the merger agreement are true and correct in all respects on the effective date of the merger and the other party has materially performed all of its material agreements and covenants required to be performed or complied with before the effective time of the merger. However, exceptions to a party's representations and warranties that, in the aggregate, would not materially and adversely affect such party will not give the other party the right to prevent the completion of the merger. A party may waive certain unsatisfied conditions if such party is entitled to require the satisfaction of such condition before the completion of the merger.

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

THE EFFECT OF THE MERGER ON JACOR'S CONVERTIBLE SECURITIES

     JACOR STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     Certain options and stock appreciation rights covering Jacor common stock that are outstanding immediately before the effective time of the merger, whether or not exercisable, will accelerate and become exercisable one day before the effective time of the merger. These options and stock appreciation rights are those that Jacor granted under the Jacor 1993 Stock Option Plan, the Non-Employee Director Stock Option Agreements, the 1997 Long-Term Incentive Plan, the 1997 Non-Employee Director Stock Plan or a certain nonqualified stock option.

     Clear Channel will assume each Jacor option outstanding at the effective time of the merger. As a result, each Jacor option will, at the effective time of the merger, become an option to acquire shares of Clear Channel common stock. These options will remain on the same terms and conditions as before the effective time of the merger. The number of shares of Clear Channel common stock covered by the option will be that number that the holder of the Jacor option would have received in the merger if the holder had exercised the Jacor option in full immediately before the effective time of the merger. Also, we will adjust the exercise price of each Jacor option to equal the aggregate exercise price to purchase the Jacor common stock covered by that Jacor option, divided by the number of shares of Clear Channel common stock covered by that Jacor option.

     Clear Channel will also assume each Jacor stock appreciation right outstanding at the effective time of the merger. As a result, each Jacor stock appreciation right will, at the effective time of the merger, become a Clear Channel stock appreciation right. These stock appreciation rights will remain on the same terms and conditions as before the effective time of the merger. The resulting Clear Channel stock appreciation right will cover that number of shares of Clear Channel common stock equal to the number of shares subject to the Jacor stock appreciation right immediately before the effective time of the merger that the holder of the Jacor stock appreciation right would have been entitled to receive in the merger. Also, we will adjust the exercise price of each Jacor stock appreciation right to equal the aggregate exercise price for the Jacor common stock subject to that Jacor stock appreciation right, divided by the number of shares of Clear Channel common stock to which that Jacor stock appreciation right relates.

     Immediately after the effective time of the merger, each Jacor option and Jacor stock appreciation right assumed by Clear Channel will become immediately exercisable in full and will remain exercisable until their terms expire. Also, Clear Channel will not issue any fractional shares upon the exercise of any Jacor option or Jacor stock appreciation right. Instead, Clear Channel will pay cash for these fractional shares based on the last sales price per share of Clear Channel common stock, as reported on the NYSE, on the trading day immediately preceding the exercise date.

     RESERVATION AND REGISTRATION OF CLEAR CHANNEL SHARES

     Clear Channel will reserve for issuance a sufficient number of shares of Clear Channel common stock for delivery when assumed Jacor options are exercised. Within three business days after the effective time of the merger, Clear Channel will use its best efforts to register the Clear Channel common stock subject to the assumed Jacor options pursuant to a registration statement on Form S-8.

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

     JACOR STOCK UNITS

     On or before the effective time of the merger, Jacor will transfer to each participant in the Jacor Executive Stock Unit Plan and to each holder of a stock unit under a Non-Employee Director Stock Unit Agreement a number of shares of Jacor common stock equal to the number of stock units then credited to the participant's or holder's stock unit account, less any shares withheld for tax obligations required by law to be withheld. These shares of Jacor common stock will convert into Clear Channel common stock pursuant to the merger agreement.

     JACOR STOCK PURCHASE PLANS

     Jacor will cause the ending date of the then current offering period under the Jacor Employee Stock Purchase Plan and the 1997 Non-Employee Directors Stock Purchase Plan to immediately follow the last anticipated payroll date before the effective time of the merger. On such ending date, Jacor will use the funds credited within each participant's withholding account to purchase whole shares of Jacor common stock in accordance with the purchase plans. As soon as practicable after the ending date, Jacor will refund to each participant any cash balance remaining in the participant's account. Each share of Jacor common stock so purchased will convert into Clear Channel common stock pursuant to the merger agreement.

     RIGHTS UNDER JACOR WARRANTS

     Jacor issued warrants pursuant to the terms of its February 1996 agreement to acquire Citicasters Inc. through a merger of a Jacor subsidiary with and into Citicasters Inc. Such Citicasters warrants initially entitled the holders thereof to purchase an aggregate of 4,400,000 shares of Jacor common stock. Each Citicasters warrant currently entitles the holder thereof to purchase .2035247 of a share of Jacor common stock at a price of $28.00 per full share. The holders of the Citicasters warrants may exercise such warrants until September 18, 2001.

     Jacor also issued warrants pursuant to the terms of its October 1996 merger agreement with Regent Communications, Inc., whereby Regent Communications, Inc. merged with and into Jacor. Such Regent warrants initially entitled the holders thereof to purchase an aggregate of 500,000 shares of Jacor common stock. Each Regent warrant currently entitles the holder thereof to purchase .11271 of a share of Jacor common stock at a price of $40.00 per full share. The holders of the Regent warrants may exercise such warrants until February 27, 2002, unless Jacor calls a redemption of such warrants upon certain terms prior to that date.

     Pursuant to the terms of the Citicasters warrants and the Regent warrants, the merger will result in each holder of such warrants becoming entitled to exercise such warrants for shares of Clear Channel common stock instead of Jacor common stock. Upon the exercise of such warrants after the merger, the holders of such warrants will receive that number of shares of Clear Channel common stock that the holder would have received if he or she had exercised such warrants for shares of Jacor common stock immediately prior to the effective time of the merger, as adjusted to reflect the exchange ratio of the merger.

     RIGHTS UNDER JACOR LIQUID YIELD OPTION(TM) NOTES

     In June 1996, Jacor issued and sold Liquid Yield Option(TM) Notes due June 12, 2011 in the aggregate principal amount at maturity of $259.9 million. Each LYON due 2011 had an issue price of $443.14 and a principal amount at maturity of $1,000. The holders thereof may, at their option, convert each LYON due 2011 into shares of Jacor common stock at a conversion rate of 13.412 shares per LYON due 2011. Such conversion may occur at any time on or prior to the maturity of the LYON due 2011, unless Jacor has previously redeemed or otherwise purchased the LYON due 2011. The conversion rate is subject to adjustment upon the occurrence of certain events affecting Jacor common stock. The original issue discount regarding the LYONs due 2011 represents a 5.50% yield per annum, computed on a semiannual bond equivalent basis.

     In February 1998, Jacor issued and sold Liquid Yield Option(TM) Notes due February 9, 2018 in the aggregate principal amount at maturity of $426.9 million. Each LYON due 2018 had an issue price of $391.06 and a principal amount at maturity of $1,000. The holders thereof may, at their option, convert each LYON due 2018 into shares of Jacor common stock at a conversion rate of 6.245 shares per LYON due 2018. Such conversion may occur at any time on or prior to the maturity of the LYON due 2018, unless Jacor has previously redeemed or otherwise purchased the LYON due 2018. The conversion rate is subject to adjustment upon the occurrence of certain events affecting Jacor common stock. The original issue discount regarding the LYONs due 2018 represents a 4.75% yield per annum, computed on a semiannual bond equivalent basis.

     Pursuant to the terms of the LYONs due 2011 and the LYONs due 2018, the merger will result in each holder of such LYONs becoming entitled to put the LYONs to Jacor. The price that Clear Channel will pay for each LYON will be equal to the issue price for each LYON plus accrued original discount to the effective time of the merger or such later date set for the purchase of the LYONs by Clear Channel. In the event that the holders of the LYONs elect not to exercise such put rights in full, the holders of the remaining outstanding LYONs will be entitled to convert such LYONs for shares of Clear Channel common stock at a conversion rate adjusted to reflect the exchange ratio of the merger.

EMPLOYEE MATTERS

     Clear Channel will cause the surviving corporation and its subsidiaries to honor all existing employment, severance, consulting and salary continuation agreements between Jacor or any of its subsidiaries and any current or former officer, director, employee or consultant of Jacor or any of its subsidiaries.

     Until December 31, 1999, Clear Channel will cause the surviving corporation and its subsidiaries to provide all applicable Jacor employees the compensation, benefits, programs, policies and arrangements that Jacor is providing to its employees as of the effective time of the merger. Also, Clear Channel will not merge Jacor's 401(k) plan into its 401(k) plan or merge its 401(k) plan into Jacor's 401(k) plan until Clear Channel enters into an agreement with the Internal Revenue Service that its 401(k) plan qualifies under Section 401(a) of the Internal Revenue Code through the date of that agreement. Clear Channel will give each employee of Jacor or its subsidiaries credit for all service to Jacor or it subsidiaries under all employee benefit plans that the surviving corporation maintains and in which these employees participate for purposes of eligibility, vesting and benefit accrual.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The merger agreement provides that all rights to indemnification and all limitations on liability that exist for any officer, director or employee of Jacor or any of its subsidiaries and that are provided in Jacor's charter, bylaws or any agreement will survive the merger and continue in full force and effect. To the extent permitted by Delaware law, the Jacor charter and bylaws, or any indemnity agreement, advancement of expenses pursuant to their terms will be mandatory rather than permissive, and the surviving corporation and Clear Channel must advance costs in connection with such indemnification. Clear Channel will cause the surviving corporation to honor the terms of all indemnity agreements.

     The merger agreement also provides that, for six years after the merger, Clear Channel will, or will cause the surviving corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering those officers, directors or employee's who are covered as of the date of the merger agreement by Jacor's existing liability insurance policies. The terms of the new insurance policies will be no less advantageous to such officers, directors or employee's than the existing insurance policies. However, if neither Clear Channel nor the surviving corporation can obtain coverage equivalent to the existing insurance policies at an annual premium equal to or less than a specified ceiling, then Clear Channel or the surviving corporation will maintain policies that in Clear Channel's good faith judgment provide maximum coverage at an annual premium equal to the specified ceiling.

     The merger agreement also requires that for a period of six years after the merger, Clear Channel and the surviving corporation will indemnify Jacor's former directors and officers for losses, claims, damages and certain other expenses relating to their service as officers, directors or employees of Jacor on or before the effective time of the merger. Clear Channel and the surviving corporation will make advances to such directors and officers for all expenses incurred in connection with any such indemnifiable claim. Unless otherwise provided in any indemnity agreement, Clear Channel or the surviving corporation may require an indemnitee to provide an undertaking to repay any expense advances if a court ultimately determines that this indemnitee is not entitled to indemnification from Clear Channel or the surviving corporation.

     The merger agreement also provides that if any such officer, director or employee asserts an indemnifiable claim within such six year period, such person's rights to indemnification and advancement of expenses related to such claim will continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied. Clear Channel will not be liable for any settlement effected without its written consent, and Clear Channel will not unreasonably withhold or delay its consent. In addition, except as otherwise provided pursuant to any indemnity agreement, any indemnitees as a group may retain only one law firm with respect to each related claim except to the extent there is, in the opinion of counsel to such an indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more indemnitees.

     The obligations of Clear Channel, Jacor and the surviving corporation are binding on all their successors and assigns and survive the completion of the merger.

TERMINATION

     The parties may terminate the merger agreement at any time before the effective time of the merger as follows:

     - by mutual written consent of Clear Channel and Jacor;

     - unless Clear Channel is in material breach of any representation, warranty, covenant or agreement in the merger agreement, by Clear Channel if Jacor breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of Jacor becomes untrue, and such breach or untruth continues for ten days following notice to Jacor of such breach or untruth, and the nature of such breach or untruth is such that certain conditions to Clear Channel's obligations to consummate the merger would be incapable of being satisfied by October 8, 1999. A willful breach by Jacor will cause such conditions to be incapable of being satisfied by October 8, 1999;

     - unless Jacor is in material breach of any representation, warranty, covenant or agreement in the merger agreement, by Jacor if Clear Channel breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of Clear Channel becomes untrue, and such breach or untruth continues for ten days following notice to Clear Channel of such breach or untruth, and the nature of such breach or untruth is such that certain conditions to Jacor's obligations to consummate the merger would be incapable of being satisfied by October 8, 1999. A willful breach by Clear Channel will cause such conditions to be incapable of being satisfied by October 8, 1999;

     - by either Clear Channel or Jacor if any governmental entity shall have issued an order, decree or ruling, or taken any other action, permanently enjoining, restraining or otherwise prohibiting the consummation of the merger, and this order, decree, ruling or other action shall have become final and nonappealable;

     - by either Clear Channel or Jacor if the merger does not occur by October 8, 1999, unless the merger does not occur due to a breach of a covenant, or a material breach of a representation or warranty, in the merger agreement by the party seeking to terminate;

     - by either Clear Channel or Jacor if the Jacor stockholders fail to approve the Jacor merger proposal, as long as Jacor is not in material breach under the merger agreement;

     - by either Clear Channel or Jacor if the Clear Channel stockholders fail to approve the Clear Channel merger proposal, as long as Clear Channel is not in material breach under the merger agreement;

     - by Jacor, if before the Jacor stockholders' meeting, a third party presents an acquisition proposal to Jacor which Jacor determines in good faith to be more favorable from a financial point of view to the Jacor stockholders than the merger with Clear Channel. However, before Jacor may terminate the merger agreement, it must give Clear Channel notice of the proposed termination and the opportunity for Clear Channel to amend the merger agreement to make it substantially similar to the third party proposal. Jacor may terminate the merger agreement if Clear Channel and Jacor do not reach an agreement to amend the merger agreement within five days following Clear Channel's receipt of Jacor's termination notice;

     - by Clear Channel if the Jacor board (A) withdraws or modifies adversely its recommendation of the merger, (B) recommends an alternative acquisition proposal to Jacor stockholders, or (C) fails to call or hold the Jacor stockholders' meeting because Jacor received an alternative acquisition proposal;

     - by Jacor by notice delivered to Clear Channel on one of the two trading days prior to the completion of the merger if the average closing price of Clear Channel common stock as reported on the NYSE during the 25 consecutive trading days ending two trading days before completion of the merger is less than or equal to $37.50; and

     - by Jacor if, for a 25 consecutive trading day period beginning after the date the parties signed the merger agreement and ending within five trading days of Jacor's notice of termination to Clear Channel, the average of the closing prices of Clear Channel common stock for that 25 day period, as reported on the NYSE, is less than or equal to $37.50.

     The party desiring to terminate the merger agreement must give written notice of such termination to the other party.

FEES AND EXPENSES

     Except as described in "Terms of the Merger Agreement -- Termination Fee" below, the party incurring costs and expenses will pay all such costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

TERMINATION FEE

     Jacor must pay Clear Channel $115 million as a result of the termination of the merger agreement under any of the following circumstances:

     - Jacor terminated the merger agreement because it received an alternative acquisition proposal which it determined to be financially superior for the Jacor stockholders and it did not reach agreement with Clear Channel to amend the merger agreement so as to make it substantially similar to the alternative proposal;

     - Clear Channel terminated the merger agreement because Jacor's board withdrew or adversely modified its recommendation to its stockholders;

     - An alternative acquisition proposal was made before the Jacor stockholders' meeting and the Jacor stockholders do not approve the Jacor merger proposal. Jacor must pay the $115 million termination fee if within six months after the termination of the merger agreement Jacor enters into an agreement with the third party presenting the alternative acquisition proposal and completes an acquisition with such third party within 18 months after the termination of the merger agreement on substantially the same terms as presented in the alternative acquisition proposal.

AMENDMENT

     Jacor and Clear Channel may amend or supplement the merger agreement in writing at any time, except that following approval by the Jacor stockholders and Clear Channel stockholders, there may be no amendment to the merger agreement that by law requires further approval by the Jacor stockholders and Clear Channel stockholders unless Jacor or Clear Channel, as applicable, first obtains such approval.

WAIVER

     The merger agreement permits Jacor, Clear Channel and Clear Channel's merger subsidiary at any time before the effective time of the merger to:

     - extend the time to perform any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement unless, if such party waives compliance after approval by the Jacor stockholders and the Clear Channel stockholders, as applicable, and such waiver would require approval by the Jacor stockholders, or the Clear Channel stockholders, as applicable, such party first obtains such approval, in each case pursuant to a written instrument.

     The failure of any party to the merger agreement to assert any of its rights thereunder or otherwise will not constitute a waiver of those rights.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger. For accounting purposes Clear Channel will account for the merger as a purchase of Jacor; accordingly the net assets of Jacor have been adjusted to their estimated fair values based upon a preliminary purchase price allocation.

     The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the merger as if it had occurred on January 1, 1997 and January 1, 1998, respectively. The unaudited pro forma combined condensed balance sheet at September 30, 1998 gives effect to the merger as if it occurred on September 30, 1998.

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1997 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the acquisitions of 93% of the outstanding capital stock of Eller, the radio assets and certain outdoor advertising assets of Paxson, all of the outstanding capital stock of More and the merger with Universal, as if such acquisitions and merger had occurred on January 1, 1997 ("1997 Clear Channel Pro Forma"), and based upon the historical statement of operations of Jacor adjusted to reflect the acquisition of the assets of 17 radio stations from Nationwide, The EFM Companies, and Premiere, as if such acquisitions had occurred on January 1, 1997 ("1997 Jacor Pro Forma"). The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1998 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the merger with Universal and the acquisition of More as if such merger and acquisition had occurred on January 1, 1998 ("1998 Clear Channel Pro Forma"), and based upon the historical statement of operations of Jacor adjusted to reflect the acquisition of the assets of 17 radio stations from Nationwide as if such acquisition had occurred on January 1, 1998 ("1998 Jacor Pro Forma"). The unaudited pro forma combined condensed balance sheet was prepared based upon the historical balance sheet of Clear Channel and the historical balance sheet of Jacor. Certain amounts in Jacor's financial statements have been reclassified to conform to Clear Channel's presentation.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of Jacor and Clear Channel incorporated herein by reference.

     The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the merger and the above described acquisitions and merger transactions of Clear Channel and Jacor occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                            CLEAR CHANNEL AND JACOR

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                               SEPTEMBER 30, 1998

                                                                                           CLEAR CHANNEL
                                                                              PRO FORMA      AND JACOR
                                                 CLEAR CHANNEL     JACOR        MERGER       PRO FORMA
                                                  HISTORICAL     HISTORICAL   ADJUSTMENT      MERGER
                                                 -------------   ----------   ----------   -------------
ASSETS
Current assets:
  Cash and cash equivalents....................   $   48,192     $   42,084   $ (50,000)    $    40,276
  Accounts receivable, net.....................      287,067        198,327          --         485,394
  Other current assets.........................       65,603         29,385          --          94,988
                                                  ----------     ----------   ----------    -----------
        Total Current Assets...................      400,862        269,796     (50,000)        620,658
Property, plant & equipment, net...............    1,713,449        260,212          --       1,973,661
Intangible assets:
  Contract valuations..........................      275,211        360,000          --         635,211
  Licenses and goodwill........................    4,362,111      2,508,450   1,613,629       8,484,190
  Other intangible assets......................       74,552             --          --          74,552
                                                  ----------     ----------   ----------    -----------
                                                   4,711,874      2,868,450   1,613,629       9,193,953
Less accumulated amortization..................     (254,869)      (156,159)    156,159        (254,869)
                                                  ----------     ----------   ----------    -----------
                                                   4,457,005      2,712,291   1,769,788       8,939,084
Other assets:
  Notes receivable.............................       53,675             --          --          53,675
  Investments in and advances to,
    nonconsolidated affiliates.................      346,215             --          --         346,215
  Other assets.................................       41,189         85,369          --         126,558
  Other investments............................      248,890             --          --         248,890
                                                  ----------     ----------   ----------    -----------
        TOTAL ASSETS...........................   $7,261,285     $3,327,668   $1,719,788    $12,308,741
                                                  ==========     ==========   ==========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses and other
    current liabilities........................   $  238,166     $  137,958   $      --     $   376,124
  Current portion of long-term debt............        4,049             --          --           4,049
                                                  ----------     ----------   ----------    -----------
        Total Current Liabilities..............      242,215        137,958          --         380,173
Long-term debt.................................    2,980,849      1,229,565          --       4,210,414
Deferred income taxes..........................      163,104        358,995          --         522,099
Other long-term liabilities....................       92,913        119,717          --         212,630
Liquid yield options notes.....................           --        302,400      53,630         356,030
Minority interest..............................       18,502             --          --          18,502
Shareholders' equity:
  Preferred stock..............................           --             --          --              --
  Common stock.................................       24,856            511       6,639          32,006
  Additional paid-in capital...................    3,322,268      1,114,520   1,680,950       6,117,738
  Common stock warrants........................           --         31,500      11,071          42,571
  Retained earnings............................      214,621         19,871     (19,871)        214,621
  Other........................................       49,288             --          --          49,288
  Unrealized gain on investments...............      154,642         12,631     (12,631)        154,642
  Cost of shares held in treasury..............       (1,973)            --          --          (1,973)
                                                  ----------     ----------   ----------    -----------
        Total Shareholders' Equity.............    3,763,702      1,179,033   1,666,158       6,608,893
                                                  ----------     ----------   ----------    -----------
        TOTAL LIABILITIES AND SHAREHOLDERS'
          EQUITY...............................   $7,261,285     $3,327,668   $1,719,788    $12,308,741
                                                  ==========     ==========   ==========    ===========

                            CLEAR CHANNEL AND JACOR

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                                                CLEAR CHANNEL
                                           1997          1997      PRO FORMA      AND JACOR
                                       CLEAR CHANNEL     JACOR       MERGER       PRO FORMA
                                         PRO FORMA     PRO FORMA   ADJUSTMENT      MERGER
                                       -------------   ---------   ----------   -------------
Net revenue..........................   $1,273,983     $650,844     $     --     $1,924,827
Operating expenses...................      749,796      445,726           --      1,195,522
Depreciation and amortization........      289,689      102,887       82,765        475,341
Corporate expenses...................       34,734       17,716           --         52,450
                                        ----------     --------     --------     ----------
Operating income (loss)..............      199,764       84,515      (82,765)       260,514
Interest expense.....................      218,437      117,710           --        336,147
Other income (expense) -- net........          187       12,060           --         12,247
                                        ----------     --------     --------     ----------
Income (loss) before income taxes....      (18,486)     (21,135)     (82,765)      (122,386)
Income tax (expense) benefit.........      (24,167)       4,526           --        (19,644)
                                        ----------     --------     --------     ----------
Income (loss) before equity in
  earnings of nonconsolidated
  affiliates.........................      (42,653)     (16,612)     (82,765)      (142,030)
Equity in earnings (loss) of
  nonconsolidated affiliates.........        6,029           --           --          6,029
                                        ----------     --------     --------     ----------
Net income (loss) before
  extraordinary items................   $  (36,624)    $(16,612)    $(82,765)    $ (136,001)
                                        ==========     ========     ========     ==========
Net income (loss) before
  extraordinary items per common
  share:
  Basic..............................   $     (.17)                              $     (.47)
                                        ==========                               ==========
  Diluted............................   $     (.18)                              $     (.47)
                                        ==========                               ==========

                            CLEAR CHANNEL AND JACOR

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                             CLEAR CHANNEL
                                        1998          1998      PRO FORMA      AND JACOR
                                    CLEAR CHANNEL     JACOR       MERGER       PRO FORMA
                                      PRO FORMA     PRO FORMA   ADJUSTMENT      MERGER
                                    -------------   ---------   ----------   -------------
Net revenue.......................   $1,109,521     $589,184     $     --     $1,698,705
Operating expenses................      659,215      398,310           --      1,057,525
Depreciation and amortization.....      251,923       97,352       46,915        396,190
Corporate expenses................       32,864       14,458           --         47,322
                                     ----------     --------     --------     ----------
Operating income (loss)...........      165,519       79,064      (46,915)       197,668
Interest expense..................      133,781       80,470           --        214,251
Other income (expense) -- net.....        3,817       10,728           --         14,545
                                     ----------     --------     --------     ----------
Income (loss) before income
  taxes...........................       35,555        9,322      (46,915)        (2,038)
Income tax (expense) benefit......      (45,339)     (15,375)          --        (60,714)
                                     ----------     --------     --------     ----------
Income (loss) before equity in
  earnings of nonconsolidated
  affiliates......................       (9,784)      (6,053)     (46,915)       (62,752)
Equity in earnings (loss) of
  nonconsolidated affiliates......        9,692           --           --          9,692
                                     ----------     --------     --------     ----------
Net income (loss) before
  extraordinary items.............   $      (92)    $ (6,053)    $(46,915)    $  (53,060)
                                     ==========     ========     ========     ==========
Net income (loss) before
  extraordinary items per common
  share:
  Basic...........................   $     (.00)                              $     (.17)
                                     ==========                               ==========
  Diluted.........................   $     (.00)                              $     (.17)
                                     ==========                               ==========

                            CLEAR CHANNEL AND JACOR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Clear Channel and Jacor unaudited pro forma combined condensed financial statements reflect the merger, accounted for as a purchase, as follows:

Jacor common stock outstanding (in whole shares)............     51,073,198
Exchange ratio (based on the estimated value per share of
  $38.7054).................................................           1.40
                                                              -------------
Clear Channel's common stock to be issued in the merger (in
  whole shares).............................................     71,502,477
Estimated value per share...................................  X $   38.7054
                                                              -------------
                                                                $ 2,767,532
Estimated value of common stock options.....................         35,088
Estimated transaction costs.................................         50,000
                                                              -------------
          Total estimated purchase price....................    $ 2,852,620
                                                              =============

     For purpose of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $ 2,852,620
Plus -- estimated fair value of LYONs notes in excess of
  carrying value............................................       53,630
Plus -- estimated fair value of Jacor common stock warrants
  in excess of carrying value...............................       11,071
Less -- Jacor's net assets exchanged in the merger at
  September 30, 1998 adjusted for the elimination of
  existing net licenses and goodwill of $2,352,291..........   (1,204,758)
                                                              -----------
Estimated excess purchase price (allocated to licenses and
  goodwill).................................................  $ 4,122,079
                                                              ===========

     The estimated excess purchase price allocated to licenses and goodwill of $4,122,079 will be amortized over a 25 year period using the straight line method which will result in annual goodwill amortization of $164,883.

     This pro forma is based on the maximum exchange ratio of 1.4 shares of Clear Channel common shares per each share of Jacor common shares. As the exchange ratio is variable, based on the moving average market price of Clear Channel's common stock, the following analysis gives effect to a range of possible pro forma results for selected items based on market prices varying from $45.00 to $60.00 per share.

                            CLEAR CHANNEL AND JACOR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS, CONTINUED

                                                                        WEIGHTED AVERAGE
                                                      NET LOSS PER       COMMON SHARES
                                                      COMMON SHARE     ------------------
                          TOTAL ASSETS   NET LOSS    BASIC & DILUTED    BASIC     DILUTED
                          ------------   ---------   ---------------   -------    -------
                                                  (IN THOUSANDS)
At and for the year ended December 31, 1997
  Price of Clear Channel Stock:
     $45.00                     n/a(1)   $(138,433)      $(0.48)       286,034    295,009
                                         =========       ======        =======    =======
     $50.00                     n/a(1)   $(152,223)      $(0.53)       286,034    295,009
                                         =========       ======        =======    =======
     $55.00                     n/a(1)   $(158,981)      $(0.56)       282,900    291,770
                                         =========       ======        =======    =======
     $60.00                     n/a(1)   $(165,763)      $(0.59)       280,288    289,071
                                         =========       ======        =======    =======
At and for the nine months ended September 30, 1998
  Price of Clear Channel Stock:
     $45.00               $12,641,133    $ (58,368)      $(0.19)       312,088    330,232
                          ===========    =========       ======        =======    =======
     $50.00               $12,985,877    $ (68,710)      $(0.22)       312,088    330,232
                          ===========    =========       ======        =======    =======
     $55.00               $13,154,844    $ (73,779)      $(0.24)       308,954    326,839
                          ===========    =========       ======        =======    =======
     $60.00               $13,324,380    $ (78,866)      $(0.26)       306,342    324,012
                          ===========    =========       ======        =======    =======

-------------------------

(1) This information is not presented since a pro forma balance sheet of December 31, 1997 is not required.

     The unaudited pro forma combined condensed balance sheet is based on the assumption that Jacor's debt holders will accept the transfer of debt to Clear Channel. However, Clear Channel must offer to purchase all outstanding senior subordinated notes at 101% of the principal amount. Clear Channel must also offer to purchase all liquid yield option notes at their accreted value of $302,400 million. It is unlikely that the debt holders will accept Clear Channel's offer, as the fair value of this debt is greater than the required offer. If all of Jacor's debt holders would accept Clear Channel's offer, the pro forma total debt balance would decrease by $48.2 million.

     The unaudited pro forma combined condensed financial statements of operations excludes the effect of any divestiture of stations, which may be required for regulatory approval, as Clear Channel intends the funds received from any divestiture to be reinvested in acquisitions of similar stations in other markets. Neither Clear Channel nor Jacor anticipates that any required divestitures will be significant. The unaudited pro forma combined condensed financial statements of operations also excludes the effect of retired or refinanced debt as any retirement or refinancing of debt will not occur at or prior to the closing of the merger.

     These pro forma statements are contingent on the approval of the merger by the stockholders of Clear Channel and Jacor. If the merger agreement is terminated under certain circumstances, Jacor must pay Clear Channel a fee of $115 million as a result of such termination. Also, see "Terms of the Merger Agreement -- Termination Fee" for related matters in the event this merger is terminated.

                            CLEAR CHANNEL AND JACOR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS, CONTINUED

     The pro forma merger adjustments at September 30, 1998 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   ----------
(a)  Decrease in cash and cash equivalents resulting from
       estimated merger expenses.................................  $  (50,000)
(b)  Increase in goodwill and licenses equal to the excess
       purchase price of the merger..............................   1,613,629
(c)  Decrease in accumulated amortization resulting from the elimination of Jacor's existing accumulated amortization
       on goodwill...............................................     156,159
(d)  Record liquid yield option notes at estimated fair value....      53,630
(e)  Increase common stock to account for Clear Channel common
       stock given in the merger at $0.10 par value..............       6,639
(f)  Increase additional paid-in capital to account for Clear
       Channel common stock given in the merger at $38.7054 per
       share less $0.10 par value ($1,645,862) plus the value of
       Jacor stock options included in the Merger ($35,088)......   1,680,950
(g)  Record common stock warrants at estimated fair value........      11,071
(h)  Eliminate Jacor's existing retained earnings balance........     (19,871)
(i)  Eliminate Jacor's existing unrealized gain on investments
       balance...................................................     (12,631)

                                                            INCREASE (DECREASE)
                                                                 TO INCOME
                                                            -------------------
                                                            12/31/97   9/30/98
                                                            --------   --------
(j)  Increase in amortization expense resulting from the
       additional goodwill created by the merger and a
       change in the life of goodwill amortization from 40
       years (Jacor's policy) to 25 years (Clear Channel's
       policy). This amortization expense results in a
       permanent difference and will not be deductible for
       federal income tax purposes........................  $(82,765)  $(46,915)

                            CLEAR CHANNEL AND JACOR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS, CONTINUED

Pro forma basic and diluted share information is as follows:

                                                              12/31/97   9/30/98
                                                              --------   -------
                                                                (IN THOUSANDS)
Basic
Clear Channel pro forma weighted average shares
  outstanding...............................................  218,810    244,079
Jacor pro forma weighted average shares outstanding.........   49,348     50,133
Increase weighted average common stock outstanding to
  account for Clear Channel's common stock given in the
  merger at the exchange ratio of 1.40, (51,073 X .40)......   20,429     20,429
                                                              -------    -------
Clear Channel and Jacor Pro Forma Merger....................  288,587    314,641
                                                              =======    =======
Diluted
Clear Channel pro forma weighted average shares
  outstanding...............................................  225,486    256,534
Jacor pro forma weighted average shares outstanding.........   51,051     54,347
Increase weighted average common stock outstanding to
  account for Clear Channel common stock given in the merger and to account for the dilution effect Jacor's common
  stock warrants, employee stock options and other dilutive
  shares have on the Company at the exchange ratio of 1.40,
  (52,776 X .40) and (55,287 X .40), respectively...........   21,110     22,115
                                                              -------    -------
Clear Channel and Jacor Pro Forma Merger....................  297,647    332,996
                                                              =======    =======

                                 CLEAR CHANNEL

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                 CLEAR CHANNEL     ELLER        PRO FORMA       PAXSON       PRO FORMA     UNIVERSAL
                                  HISTORICAL     HISTORICAL   ADJUSTMENT(1)   HISTORICAL   ADJUSTMENT(2)   HISTORICAL
                                 -------------   ----------   -------------   ----------   -------------   ----------
Net revenue....................    $697,068       $56,642        $    --       $78,104       $     --       $209,639
Operating expenses.............     394,404        33,804             --        63,362         (1,246)       101,613
Depreciation and
 amortization..................     114,207        10,547          5,974        12,101          9,377         59,977
Noncash compensation expense...          --            --             --            --             --          8,289
Corporate expenses.............      20,883         2,318             --         4,059             --             --
                                   --------       -------        -------       -------       --------       --------
Operating income (loss)........     167,574         9,973         (5,974)       (1,418)        (8,131)        39,760
Interest expense...............      75,076         8,565          2,518         1,370         29,276         46,400
Other income
 (expense) -- net..............      11,579        (4,082)            --        (1,034)            --         (2,621)
                                   --------       -------        -------       -------       --------       --------
Income (loss) before income
 taxes.........................     104,077        (2,674)        (8,492)       (3,822)       (37,407)        (9,261)
Income tax (expense) benefit...     (47,116)           (3)         1,315            --         14,963             --
                                   --------       -------        -------       -------       --------       --------
Income (loss) before equity in
 earnings of nonconsolidated
 affiliates....................      56,961        (2,677)        (7,177)       (3,822)       (22,444)        (9,261)
Equity in earnings (loss) of
 non-consolidated affiliates...       6,615            --             --            --             --             --
                                   --------       -------        -------       -------       --------       --------
Net income (loss)..............    $ 63,576       $(2,677)       $(7,177)      $(3,822)      $(22,444)      $ (9,261)
                                   ========       =======        =======       =======       ========       ========
Net income (loss) per common
 share:
 Basic.........................    $    .36
                                   ========
 Diluted.......................    $    .34
                                   ========

                                                                                  1997
                                   PRO FORMA        MORE        PRO FORMA     CLEAR CHANNEL
                                 ADJUSTMENT(3)   HISTORICAL   ADJUSTMENT(4)     PRO FORMA
                                 -------------   ----------   -------------   -------------
Net revenue....................    $     --       $232,530      $     --       $1,273,983
Operating expenses.............          --        157,859            --          749,796
Depreciation and
 amortization..................      30,881         23,592        23,033          289,689
Noncash compensation expense...      (8,289)         1,327        (1,327)              --
Corporate expenses.............          --          7,474            --           34,734
                                   --------       --------      --------       ----------
Operating income (loss)........     (22,592)        42,278       (21,706)         199,764
Interest expense...............          --          4,383        50,849          218,437
Other income
 (expense) -- net..............          --         (3,655)           --              187
                                   --------       --------      --------       ----------
Income (loss) before income
 taxes.........................     (22,592)        34,240       (72,555)         (18,486)
Income tax (expense) benefit...          --        (10,705)       17,379          (24,167)
                                   --------       --------      --------       ----------
Income (loss) before equity in
 earnings of nonconsolidated
 affiliates....................     (22,592)        23,535       (55,176)         (42,653)
Equity in earnings (loss) of
 non-consolidated affiliates...          --           (586)           --            6,029
                                   --------       --------      --------       ----------
Net income (loss)..............    $(22,592)      $ 22,949      $(55,176)         (36,624)
                                   ========       ========      ========       ==========
Net income (loss) per common
 share:
 Basic.........................                                                $     (.17)
                                                                               ==========
 Diluted.......................                                                $     (.18)
                                                                               ==========

                                 CLEAR CHANNEL

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                                                1998
                                        CLEAR                                                                  CLEAR
                                       CHANNEL     UNIVERSAL      PRO FORMA        MORE        PRO FORMA      CHANNEL
                                      HISTORICAL   HISTORICAL   ADJUSTMENT(5)   HISTORICAL   ADJUSTMENT(6)   PRO FORMA
                                      ----------   ----------   -------------   ----------   -------------   ----------
Net revenue.........................   $909,555     $55,292        $    --       $144,674      $     --      $1,109,521
Operating expenses..................    517,562      30,826             --        110,827            --         659,215
Depreciation and amortization.......    201,422      15,517          7,720         15,699        11,565         251,923
Noncash compensation expense........         --         106           (106)         3,476        (3,476)             --
Corporate expenses..................     25,739       1,414             --          5,711            --          32,864
                                       --------     -------        -------       --------      --------      ----------
Operating income (loss).............    164,832       7,429         (7,614)         8,961        (8,089)        165,519
Interest expense....................     94,555      13,159             --          3,715        22,352         133,781
Other income (expense) -- net.......     13,416         (23)            --         (9,576)           --           3,817
                                       --------     -------        -------       --------      --------      ----------
Income (loss) before income taxes...     83,693      (5,753)        (7,614)        (4,330)      (30,441)         35,555
Income tax (expense) benefit........    (48,766)         --             --         (3,301)        6,728         (45,339)
                                       --------     -------        -------       --------      --------      ----------
Income (loss) before equity in
  earnings of nonconsolidated
  affiliates........................     34,927      (5,753)        (7,614)        (7,631)      (23,713)         (9,784)
Equity in earnings (loss) of non-
  consolidated affiliates...........     10,063          --             --           (371)           --           9,692
                                       --------     -------        -------       --------      --------      ----------
Net income (loss)...................   $ 44,990     $(5,753)       $(7,614)      $ (8,002)     $(23,713)     $      (92)
                                       ========     =======        =======       ========      ========      ==========
Net income (loss) per common share:
  Basic.............................   $    .19                                                              $     (.00)
                                       ========                                                              ==========
  Diluted...........................   $    .19                                                              $     (.00)
                                       ========                                                              ==========

                                 CLEAR CHANNEL

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

ELLER ACQUISITION

     (1) Represents the pro forma effect of the acquisition of Eller assuming it was acquired January 1, 1997.

                                                               INCREASE(DECREASE)
                                                                   IN INCOME
                                                               ------------------
(a)  Increase in amortization of goodwill of $5,205 resulting from the additional goodwill created by the
       acquisition and a decrease in amortizable life from 40
       years (Eller) to 25 years (Clear Channel) and
       additional depreciation of $769 related to the
       adjustment of fixed assets to fair value. ............       $(5,974)
(b)  Increase in interest expense due to a higher amount of
       average debt outstanding, which was partially offset
       by a lower average interest rate (6% average rate for
       Clear Channel and 8.8% for Eller during the first
       three months of 1997). ...............................        (2,518)
(c)  Tax effect of the above adjustments to depreciation and interest expense at Clear Channel's effective federal
       and state tax rate of 40%. ...........................         1,315

PAXSON ACQUISITION

     (2) Represents the pro forma effect of the Paxson acquisition assuming it was acquired January 1, 1997.

                                                               INCREASE(DECREASE)
                                                                   IN INCOME
                                                               ------------------
(d)  Elimination of option plan compensation expense
       resulting from the elimination of the plan............       $  1,246
(e)  Increase in amortization expense resulting from the
       additional goodwill created by the acquisition........         (9,377)
(f)  Increase in interest expense (at an average interest
       rate of 6.5% for the first nine months of 1997) due to
       additional borrowing on Clear Channel's facility to
       finance the acquisition cost..........................        (29,276)
(g)  Tax effect of the above adjustment at Clear Channel's
       effective federal and state tax rate of 40%. .........         13,339
(h)  This pro forma does not include certain benefits Clear
       Channel believes it achieved through the
       discontinuance of a corporate headquarters operating
       solely for the Paxson radio stations. Paxson's
       historical statement of operations for the year ended
       December 31, 1997 includes $4,059, $2,435 net of
       taxes, of expenses as the allocation of corporate
       expense. Clear Channel has not incurred these expenses
       relating to the Paxson radio stations since the
       completion of this acquisition in December 1997.

                                 CLEAR CHANNEL

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS, CONTINUED

UNIVERSAL MERGER

     (3) The pro forma merger adjustments for the year ended December 31, 1997 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                               ------------------
(i)  Increase in amortization expense resulting from the
       additional goodwill created by the merger.............       $(30,881)
(j)  Decrease in noncash compensation to reverse the effect
       of Financial Accounting Standards Board Statement No.
       123 ("FAS 123") from the statement of operations as
       Clear Channel elected to follow Accounting Principles
       Board Opinion Number 25 ("APB 25") for earnings
       presentation and implemented FAS 123 for footnote
       disclosure only.......................................          8,289

MORE ACQUISITION

     (4) More is headquartered in London. Accordingly, More's financial statements are reported in British Pounds. The statement of operations was translated into US Dollars using the average exchange rate for the period and the balance sheet was translated into US Dollars using the exchange rate at the end of the period. The pro forma adjustments for the year ended December 31, 1997 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                               ------------------
(k)  Increase in amortization expense resulting from the
       additional goodwill created by the acquisition. ......       $(23,033)
(l)  Decrease in noncash compensation to reverse the effect
       of FAS 123 from the statement of operations as Clear
       Channel elected to follow APB 25 for earnings
       presentation and implemented FAS 123 for footnote
       disclosure only. .....................................          1,327
(m)  Increase in interest expense due to financing the
       acquisition price of More at Clear Channel's average
       interest rate of 6.62% for 1997. .....................        (50,849)
(n)  The tax effect of adjustment (l) at the 1997 UK
       statutory rate of 31.5% offset by the tax benefit of
       adjustment (m) at Clear Channel's federal U.S. tax
       rate in 1997 of 35%. .................................         17,379

                                 CLEAR CHANNEL

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS, CONTINUED

UNIVERSAL MERGER

     (5) The pro forma merger adjustments for the nine months ended September 30, 1998 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                               ------------------
(o)  Increase in amortization expense resulting from the
       additional goodwill created by the merger. ...........       $(7,720)
(p)  Decrease in Noncash compensation to reverse the effect
       of FAS 123 from the statement of operations as the
       Company elected to follow APB 25 for earnings
       presentation and implemented FAS 123 for footnote
       disclosure only. .....................................           106

MORE ACQUISITION

     (6) More is headquartered in London. Accordingly, More's financial statements are reported in British Pounds. The statement of operations was translated into US Dollars using the average exchange rate for the period and the balance sheet was translated into US Dollars using the exchange rate at the end of the period. The pro forma adjustments for the nine months ended September 30, 1998 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                               ------------------
(q)  Increase in amortization expense resulting from the
       additional goodwill created by the acquisition. ......       $(11,565)
(r)  Decrease in noncash compensation to reverse the effect
       of FAS 123 from the statement of operations as Clear
       Channel elected to follow APB 25 for earnings
       presentation and implemented FAS 123 for footnote
       disclosure only. .....................................          3,476
(s)  Increase in interest expense due to financing the
       acquisition price of More at Clear Channel's average
       interest rate of 6.62% for 1997. .....................        (22,352)
(t)  The tax effect of adjustment (r) at the 1998 UK
       statutory rate of 31.5% offset by the tax benefit of
       adjustment (s) at Clear Channel's federal U.S. tax
       rate in 1998 of 35%. .................................          6,728

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                               OTHER
                                                            ACQUISITIONS                NATIONWIDE    ACQUISITION         1997
                                                 JACOR       PRO FORMA     HISTORICAL    PRO FORMA     PRO FORMA          JACOR
                                               HISTORICAL   ADJUSTMENTS    NATIONWIDE   ADJUSTMENTS   ADJUSTMENTS       PRO FORMA
                                               ----------   ------------   ----------   -----------   -----------       ---------
Net revenue..................................   $530,574      $25,321(a)    $ 97,997     $    565(e)   $ (3,613)(h)     $ 650,844
Broadcast operating expenses.................    356,783       16,760(a)      81,958          723(e)    (10,498)(h)(n)    445,726
Depreciation and amortization................     78,485        8,182(a)      10,129        2,084(e)      4,007(i)        102,887
Corporate general and administrative
  expenses...................................     14,093           --          3,623           --            --(n)         17,716
                                                --------      -------       --------     --------      --------         ---------
Operating income (loss)......................     81,213          379          2,287       (2,242)        2,878            84,515
Interest expense, net........................     80,008        9,303(b)       4,616        3,197(e)     20,586(j)        117,710
Gain on sale of radio stations...............     11,135           --         44,132      (44,132)(f)        --            11,135
Other income (expense), net..................        664          298(c)         (37)          --            --               925
                                                --------      -------       --------     --------      --------         ---------
Income (loss) before income taxes and
  extraordinary
  items......................................     13,004       (8,626)        41,766      (49,571)      (17,708)          (21,135)
Income tax (expense) credit..................     (9,600)       4,358(d)     (14,310)      16,992(g)      7,083(k)          4,523
                                                --------      -------       --------     --------      --------         ---------
Income (loss) before extraordinary items.....   $  3,404      $(4,268)      $ 27,456     $(32,579)     $(10,625)        $ (16,612)
                                                ========      =======       ========     ========      ========         =========
Income (loss) per common share:
  Basic......................................   $    .08                                                                $    (.33)
                                                ========                                                                =========
  Diluted....................................   $    .08                                                                $    (.33)
                                                ========                                                                =========

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                           HISTORICAL
                                           NATIONWIDE
                                           SIX MONTHS     NATIONWIDE    ACQUISITION        1998
                               JACOR          ENDED        PRO FORMA     PRO FORMA         JACOR
                             HISTORICAL   JUNE 30, 1998   ADJUSTMENTS   ADJUSTMENTS      PRO FORMA
                             ----------   -------------   -----------   -----------      ---------
Net revenue................   $530,372       $50,171         $  --       $  8,641(l)     $589,184
Broadcast operating
  expenses.................    356,877        39,623          (738)(e)      2,548(l)(n)   398,310
Depreciation and
  amortization.............     87,444         5,044           299(e)       4,565(i)       97,352
Corporate general and
  administrative
  expenses.................     13,052         1,406            --             --(n)       14,458
                              --------       -------         -----       --------        --------
Operating income (loss)....     72,999         4,098           439          1,528          79,064
Interest expense, net......     65,968          (452)           --         14,954(j)       80,470
Gain on sale of radio
  stations.................     10,896            --            --             --          10,896
Other income (expense),
  net......................       (164)           (4)           --             --            (168)
                              --------       -------         -----       --------        --------
Income (loss) before income
  taxes and extraordinary
  items....................     17,763         4,546           439        (13,426)          9,322
Income tax (expense)
  credit...................    (19,200)       (1,546)           --          5,371(k)      (15,375)
                              --------       -------         -----       --------        --------
Income (loss) before
  extraordinary items......   $ (1,437)      $ 3,000         $ 439       $ (8,055)       $ (6,053)
                              ========       =======         =====       ========        ========
Income (loss) per common
  share:
  Basic....................   $   (.03)                                                  $   (.12)(m)
                              ========                                                   ========
  Diluted..................   $   (.03)                                                  $   (.12)(m)
                              ========                                                   ========

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(a) These adjustments for the following acquisitions reflect additional revenues and expenses for the period January 1, 1997 to the acquisition consummation date. Depreciation and amortization expense adjustments reflect Jacor's purchase cost of the assets acquired.

                                                             YEAR ENDED
                                                         DECEMBER 31, 1997
                                                 ----------------------------------
                                                           BROADCAST   DEPRECIATION
                                                   NET     OPERATING       AND
                                                 REVENUE   EXPENSES    AMORTIZATION
                                                 -------   ---------   ------------
Premiere Radio Networks, Inc. (completed June
  1997)........................................  $14,130    $ 9,276       $4,348
EFM Companies (completed April 1997)...........   11,191      7,484        3,834
                                                 -------    -------       ------
          TOTAL................................  $25,321    $16,760       $8,182
                                                 =======    =======       ======

(b) The adjustment represents additional interest expense associated with Jacor's borrowings under its credit facility and the issuance of various debt securities in 1997. The assumed weighted average interest rate associated with the borrowings is 7.9%.

(c) The adjustment represents miscellaneous income generated by Premiere for periods prior to the acquisition.

(d) To provide for the tax effect of pro forma adjustments. The acquisition adjustments described in Note (a) include non-deductible goodwill amortization estimated to be approximately $1,350 for the year ended December 31, 1997.

(e) The adjustments represent additional revenues and expenses, net of the elimination of time brokerage agreement fees, related primarily to Nationwide's acquisitions of radio stations in the Dallas, Phoenix and San Diego broadcast areas. Nationwide has operated a majority of the stations acquired in 1997 under local marketing agreements since January 1, 1997, therefore a significant amount of the revenues and operating expenses related to these stations are included in Nationwide's historical financial statements for the year ended December 31, 1997. The adjustments for the six months ended June 30, 1998 represent the elimination of time brokerage agreement fees and additional depreciation and amortization expenses resulting from the allocation of Nationwide's purchase price of KXGL in San Diego.

(f) The adjustment represents elimination of Nationwide's gain on the sale and exchange of certain radio stations in 1997.

(g) To provide for the tax effect of Nationwide's pro forma adjustments relating to its 1997 acquisitions and divestitures at statutory rates.

(h)  To eliminate the results for the divestiture of two San Diego stations.

(i) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired including an increase in property and equipment and identifiable intangible assets to their estimated fair market values.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

(j) The adjustment reflects additional interest expense related to additional borrowings under Jacor's credit facility, its 8% Notes and its 4 3/4% Liquid Yield Option Notes offering completed during February of 1998 to finance, in part, the acquisition of Nationwide.

(k) To provide for the tax effect of pro forma adjustments using an assumed rate of 40%.

(l)  To eliminate the results for the divestiture of two San Diego stations.

(m) The pro forma weighted average shares outstanding includes all shares outstanding as of September 30, 1998. The pro forma weighted averages shares outstanding of Jacor do not reflect any outstanding options and warrants or the assumed conversion of the LYON's as they are antidilutive.

(n) The Company has experienced and anticipates continuing to experience significant expense savings, which are not reflected in the pro forma statements of operations, resulting from the elimination of redundant broadcast operating expenses arising from the operation of multiple stations in broadcast areas, changes in benefit plan and compensation structures to conform with Jacor's and the elimination of Nationwide's corporate office function.

                                                                     NINE MONTHS
                                                 YEAR ENDED             ENDED
                                              DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                              -----------------   ------------------
   ESTIMATED EXPENSE SAVINGS
   Corporate general and administrative.....       $ 3,623              $1,406
   Benefit plan expenses....................         2,850               1,741
   Commissions..............................           675                 413
   Promotion and programming................         2,500               1,527
   Personnel reductions.....................         3,200               1,955
   Other....................................         1,200                 732
                                                   -------              ------
             TOTAL..........................        14,048               7,774
   Income Taxes.............................         5,619               3,110
                                                   -------              ------
             TOTAL, net of taxes............       $ 8,429              $4,664
                                                   =======              ======

              COMPARISON OF THE RIGHTS OF HOLDERS OF JACOR COMMON
                      STOCK AND CLEAR CHANNEL COMMON STOCK

     As a result of the merger, Jacor common stockholders will become holders of Clear Channel common stock. Jacor is a Delaware corporation and Clear Channel is a Texas corporation. The rights of Jacor stockholders are currently governed by the Jacor charter, the Jacor bylaws and the laws of Delaware. Following the merger, the rights of all former holders of Jacor common stock will be governed by the Clear Channel charter, the Clear Channel bylaws, and the laws of Texas. The following is a summary comparison of the material differences between the rights of holders of Jacor common stock and holders of Clear Channel common stock and more particularly certain material differences between certain provisions of the Clear Channel charter and the Jacor charter, the Clear Channel bylaws and the Jacor bylaws, and between certain provisions of the Delaware General Corporation Law and the Texas Business Corporation Act. For information on how to obtain copies of the Clear Channel charter, the Clear Channel bylaws, the Jacor charter, and the Jacor bylaws, see "Where You Can Find More Information." Furthermore, the description of the differences between Delaware law and Texas law is a summary only, is not a complete description of the differences between Delaware law and Texas law, and is qualified in its entirety by references to Delaware law and Texas law.

AUTHORIZED CAPITAL

     The total number of authorized shares of capital stock of Jacor is 104,000,000, consisting of 100,000,000 shares of Jacor common stock, par value $0.01 per share, 2,000,000 shares of Class A Preferred Stock, par value $0.01 per share, and 2,000,000 shares of Class B Preferred Stock, par value $0.01 per share.

     The total number of authorized shares of capital stock of Clear Channel is 610,000,000, consisting of 600,000,000 shares of Clear Channel common stock, par value $0.10 per share, 2,000,000 shares of Class A Preferred Stock, par value $1.00 per share and 8,000,000 shares of Class B Preferred Stock, par value $1.00 per share.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

     Number of Directors. Delaware law permits the charter or the bylaws of a corporation to govern the number and terms of directors. However, if the charter fixes the number of directors, such number may not be changed without amending the certificate of incorporation. The Jacor bylaws state that the number of directors shall be determined from time to time by the Jacor board, and in the absence of such a determination by the Jacor board, such number shall be seven. There are currently 10 directors serving on the Jacor board.

     The Clear Channel bylaws authorize no less than one and no more than nine directors, with the exact number to be determined by the Clear Channel board.

     Delaware law permits the charter or bylaws of a corporation to provide that directors be divided into up to three classes, with the term of office of each class of directors expiring in successive years. Neither the Jacor charter nor the Jacor bylaws provide for the Jacor board to be divided into classes.

     Neither the Clear Channel charter nor the Clear Channel bylaws provide for the Clear Channel board to be divided into classes.

     Removal. Under Delaware law, the holders of a majority of the shares entitled to vote at any election of directors, or in the case of class voting, the holders of a majority of the shares of that class may remove any director or the entire board, with or without cause, except in the case of a corporation with a classified board. If a Delaware corporation has a classified board, stockholders may remove a director or directors only for cause, unless the charter otherwise provides. The Jacor charter does not provide for a classified board.

     Under Texas law, the bylaws or charter of a Texas corporation may provide that at any meeting of stockholders called expressly for that purpose, the holders of a majority of the shares then entitled to vote at an election of directors may vote to remove any director or the entire board, with or without cause, subject to further restrictions on removal that the bylaws may contain. No further restriction is contained in the Clear Channel bylaws. The Clear Channel bylaws provide that a director may also be removed by written consent of the stockholders.

     Vacancies. Under Delaware law and the Jacor bylaws a majority of the directors then in office (even though less than a quorum) may fill vacancies and newly-created directorships. However, Delaware law also provides that if the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding entitled to vote for directors, order an election to be held to fill any such vacancy or newly created directorship.

     Under Texas law, the stockholders or a majority of the remaining directors may fill any vacancy occurring in the board of directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the stockholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the stockholders. However, the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders.

CHARTER AMENDMENTS

     Under Delaware law, the board and stockholders may amend the corporation's charter if:

     - the board sets forth the proposed amendment in a resolution, declares the advisability of the amendment, and directs that it be submitted to a vote at a meeting of stockholders; and

     - the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the charter requires the vote of a greater number of shares.

     The Jacor charter does not require the vote of a greater number of shares. In addition, each class or series of stock affected, even if such stock would not otherwise have such rights, must approve by a majority vote amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class.

     Under Texas law, the board and stockholders may amend the corporation's charter if:

     - the board of directors sets forth the proposed amendment in a resolution and directs that it be submitted to a vote at a meeting of stockholders; and

     - the holders of at least two-thirds of the outstanding shares entitled to vote thereon approve it by affirmative vote, unless the charter otherwise requires the vote of a different number of shares.

In addition, each class or series of stock affected, even if such stock would not otherwise have such rights, must approve by at least a two-thirds majority vote amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of such class, or otherwise adversely affecting the rights of such class. The Clear Channel charter does not require a number of shares different from Texas law to approve an amendment to the Clear Channel charter.

BYLAW AMENDMENTS

     Under Delaware law, the power to adopt, alter and repeal the bylaws is vested in the stockholders, except to the extent that a corporation's charter or bylaws vest it in the board of directors. However, if the power to adopt, alter and repeal the bylaws is granted to the directors, the stockholders still hold the power to adopt, amend or repeal the bylaws. The Jacor charter grants the Jacor board concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Jacor bylaws. The stockholders or board may alter, amend or repeal the Jacor bylaws or adopt new bylaws by:

     - the affirmative vote of the holders of at least 66 2/3% of the total voting power of all shares of Jacor stock entitled to vote in the election of directors, considered as one class; or

     - the Jacor board, at any regular meeting of the stockholders or the Jacor board or at any special meeting of the stockholders or of the Jacor board, if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

     Under Texas law, a board of directors may amend or repeal a corporation's bylaws, or adopt new bylaws, unless:

     - the charter reserves such power exclusively to the stockholders; or

     - the stockholders, in amending, repealing or adopting a particular by-law provision, expressly provide that the board may not amend or repeal that by-law.

     In all cases, Texas law provides stockholders the power to amend or repeal the bylaws unless the charter or a bylaw adopted by the stockholders provides otherwise. The Clear Channel charter and the Clear Channel bylaws do not provide otherwise.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Neither the Jacor charter nor Jacor bylaws contain any provisions regarding advance notice of nominations of persons for election to the Jacor board or submission of other business to be considered at a meeting of Jacor stockholders.

     Neither the Clear Channel charter nor Clear Channel bylaws contain any provisions regarding advance notice of nominations of persons for election to the Clear Channel board or submission of other business to be considered at a meeting of Clear Channel stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

     Delaware law provides that the board of directors or such person or persons authorized in the corporation's charter or bylaws may call a special meeting of stockholders. The Jacor bylaws provide that one-third of the directors then in office, the chief executive officer, or stockholders holding at least 10% of all issued and outstanding Jacor common stock may call special meetings.

     Texas law provides that, in addition to the board of directors, the president, or other persons authorized in the corporation's charter or bylaws, holders of not less than 10% of all the shares entitled to vote have the right to call a special stockholders' meeting, unless the charter provides otherwise. The Clear Channel charter does not alter the statutory rule permitting the call of a special meeting by holders of not less than 10%.

CUMULATIVE VOTING

     Delaware law permits cumulative voting for the election of directors if provided by the charter, but the Jacor charter does not so provide.

     Texas law permits cumulative voting for the election of directors unless the charter expressly prohibits cumulative voting. The Clear Channel charter expressly prohibits cumulative voting.

STOCKHOLDER ACTION WITHOUT A MEETING

     Under Delaware law, unless the charter provides otherwise, stockholders may take any action without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted sign a written consent setting forth the action taken. The Jacor bylaws provide for such stockholder consent by less than unanimous written consent.

     Under Texas law, stockholders may take any action without a meeting, without prior notice and without a vote if all stockholders entitled to vote on the matter consent to the action in writing. If a corporation's charter so provides, stockholders may take any action under Texas law by a consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take this action at a meeting. The Clear Channel charter provides for such stockholder consent by less than unanimous written consent.

REQUIRED VOTE FOR CERTAIN TRANSACTIONS

     Extraordinary Transactions. Except as provided below, and in certain other limited circumstances, Delaware law requires that a merger, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation, be approved by the holders of a majority of the shares entitled to vote thereon, unless the charter provides otherwise.

     Except as provided below, and in certain other limited circumstances, Texas law requires that such a merger, a disposition not in the regular course of business, or a dissolution of the corporation be approved by the holder of at least two-thirds of the shares entitled to vote thereon, unless the charter requires the vote of a different number of shares which may not be less than a majority of the shares entitled to vote thereon.

     Absence of Required Vote for Certain Mergers. Delaware law does not require a vote of the stockholders of a corporation surviving a merger to approve a merger if:

     - the agreement of merger does not amend the charter of such corporation;

     - each share of stock of such corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and

     - the number of shares of common stock of such corporation to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately before the merger.

     Texas law does not require a vote of the stockholders of a corporation surviving a merger to approve the merger if:

     - such corporation is the sole surviving corporation in the merger;

     - the charter of such corporation will not differ from its charter before the merger;

     - each stockholder of such corporation whose shares are outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger;

     - the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares of such corporation that the corporation will issue in the merger, if any, does not exceed 20% of the voting power of the total number of voting shares outstanding immediately before the merger;

     - the number of participating shares, that is, shares whose holders are entitled to participate without limitation on dividends or other distributions, of such corporation that the corporation will issue in the merger, if any, does not exceed 20% of the number of such shares outstanding immediately before the merger; and

     - the board of directors of the corporation adopts a resolution approving the plan of merger.

STATE TAKEOVER LEGISLATION

     Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a "business combination," as defined below in this paragraph, with a person who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation for a period of three years following the time that such person became an interested stockholder, unless:

     - prior to such time, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, subject to certain adjustments; or

     - on or after the date of the business combination, the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination.

     Delaware law defines a "business combination" generally as:

     - a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder;

     - a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

     - with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder;

     - any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

     Texas law imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated stockholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated stockholder prior to the affiliated stockholder becoming an affiliated stockholder. Texas law prohibits certain mergers, sales of assets, reclassifications and other transactions between stockholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the stockholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated stockholders approve the transaction at a meeting held no earlier than six months after the stockholder acquires that ownership. Such a vote of stockholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated stockholder before the affiliated stockholder acquires beneficial ownership of 20% of the shares, or if the affiliated stockholder was an affiliated stockholder before December 31, 1996, and continued as such through the date of the transaction. Texas law does not contain the Delaware 85% unaffiliated share tender offer exception.

     Delaware law applies to business combinations in which Jacor may be involved, including the merger. In connection with the merger, in approving the merger agreement and the transactions contemplated thereby, the Jacor board satisfied the prior approval requirement under Delaware law. Thus, Delaware law will not restrict the merger or any of the other transactions contemplated by the merger agreement. Because Texas law and Delaware law are similar on this issue, there will be no significant difference after the merger between Jacor's current susceptibility to, and its stockholders' rights in the event of, a business combination or takeover and Clear Channel's susceptibility to, and its stockholders' rights in the event of, a business combination or takeover.

STANDARD OF CONDUCT FOR DIRECTORS

     Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors...in managing the corporate affairs...to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the decision-making process of directors of Delaware corporations.

     Similarly, under Texas law, the standards of conduct for directors have developed through written opinions of the Texas courts in cases decided by them. However, Texas case law concerning standards of conduct for directors is not as well developed as Delaware case law. Generally, directors of Texas corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty prohibits a director from profiting at the expense of the corporation in connection with the director's dealings with the corporation, third parties, and stockholders. The duty of care requires directors to act in good faith and to exercise the same degree of care and prudence that ordinary persons in a like position under similar circumstances would use.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Scope. Under Delaware law, indemnification rights are expressly nonexclusive. A corporation is permitted to provide indemnification or advancement of expenses, by a by-law provision, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any matter as to which such person is adjudged to be liable to the corporation, unless the court shall determine that such person is entitled to indemnity.

     The Jacor bylaws provide, in substance, that Jacor will indemnify any person who was or is a party, or threatened to be made a party, to any type of proceeding, because he or she is or was a director of Jacor (and Jacor, in the discretion of the Jacor board, may so indemnify a person because he or she is or was an officer or employee of Jacor or is or was serving at the request of Jacor in any other capacity for or on behalf of Jacor), will be indemnified by Jacor to the full extent permitted by Delaware law, against any liability or expense, actually or reasonably incurred by such person in respect thereof; provided, however, that Jacor will not be obligated to indemnify any such person:

     - with respect to any proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of Jacor by such person and not by way of defense; or

     - for any amounts paid in settlement of an action without the prior written consent of Jacor to that settlement.

     Texas law permits a corporation to provide indemnification or advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding if a court determines:

     - that the person conducted himself or herself in good faith;

     - in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation's best interest;

     - in all other cases that his or her conduct was not opposed to the corporation's best interests; and

     - in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses. No indemnification will be available if the person is found liable for willful or intentional misconduct.

     The Clear Channel charter requires that Clear Channel indemnify directors and officers, except in matters in which such director or officer is found liable for negligence or misconduct in performing his duties to the corporation.

     Advancement of Expenses. Delaware law provides for the advancement of expenses for such proceedings upon receipt of an undertaking by or on behalf of such person to repay such amount if a court determines that such person is not entitled to be indemnified. This undertaking, however, need not be in writing. Delaware law does not require that such director give an affirmation regarding his conduct in order to receive an advance of expenses.

     Texas law provides that a corporation may pay or reimburse, in advance of the final disposition of the proceedings, reasonable court costs and attorneys' fees incurred by a director who was, is, or is threatened to be made, a named defendant or respondent in a proceeding because the person is or was a director of such corporation. The corporation may pay or reimburse such expenses after the corporation receives:

     - a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Texas law; and

     - a written undertaking by the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements or indemnification for such expenses is precluded under Texas law.

     Procedure for Indemnification. Delaware law provides that:

     - a majority vote of directors who are not party to the proceeding even though less than a quorum;

     - if there are no such directors, or if such directors so direct, independent legal counsel; or

     - stockholder vote, can determine that indemnification is appropriate under Delaware law.

     Texas law provides that:

     - a majority vote of a quorum consisting of directors who are not party to the proceeding;

     - if such a quorum cannot be obtained, a special committee of the board of directors consisting of at least two directors not party to the proceeding;

     - special legal counsel; or

     - stockholder vote excluding shares held by directors party to the proceeding, can determine that indemnification is appropriate under Texas law.

     Mandatory Indemnification. Delaware law requires indemnification with respect to any claim, issue or matter on which the director is successful on the merits or otherwise, in the defense of the proceeding. Under Texas law, indemnification by the corporation is mandatory only if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

     Insurance. Delaware law and Texas law both allow a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. Under Texas law, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement. As noted above, indemnification rights under Delaware law are expressly nonexclusive.

     Persons Covered. Delaware law provides substantially the same indemnification rights to officers, employees and agents as it provides for directors. Texas law expressly and separately deals with the protection available for officers, employees and agents. Such protections are similar to those provided to directors.

     Continuity of Indemnification. Delaware law contains a provision that expressly provides that the statutory indemnification provisions:

     - apply to a director after he leaves the corporation for acts he performed while a director; and

     - apply to the estate and personal representatives of the director.

     Texas law does not have a provision that expressly provides indemnification after a directorship has terminated for acts or omissions which took place prior to such termination.

     Stockholder Report. Texas law requires a report to the stockholders upon indemnification or advancement of expenses. Delaware law does not have a similar reporting requirement.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the Delaware General Corporation Law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission prior to the adoption of such a provision in the charter.

The Jacor charter eliminates the monetary liability of directors to the fullest extent permitted by law. Such provisions do not limit the availability of equitable relief to Jacor or its stockholders.

     Under Texas law, a corporation's charter may eliminate all monetary liability of each director to the corporation or its stockholders for conduct in the performance of such director's duties other than certain conduct specifically excluded from protection. Texas law does not permit any limitation of liability of a director for:

     - breaching the duty of loyalty to the corporation or its stockholders;

     - failing to act in good faith;

     - engaging in intentional misconduct or a known violation of law;

     - obtaining an improper personal benefit from the corporation; or

     - violating applicable statutes that expressly provide for the liability of a director.

The Clear Channel charter eliminates the monetary liability of Clear Channel's directors to the fullest extent permitted by law.

APPRAISAL RIGHTS

     Generally under Delaware law, stockholders have the right to demand and receive payment in cash of the fair value of their stock, as appraised pursuant to judicial proceedings, in lieu of the consideration such stockholder would otherwise receive in the event of a merger or consolidation in such transaction. However, except as otherwise provided by Delaware law, a stockholder does not have appraisal rights in connection with a merger or consolidation or in the case of a disposition if:

     - the shares of such corporation are listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; or

     - such corporation will be the surviving corporation of the merger and Delaware law does not require a vote of the stockholders of the surviving corporation to approve such merger.

     However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation, if the terms of an agreement of merger or consolidation require such stockholder to accept in exchange for his shares anything other than:

     - shares of stock of the corporation surviving or resulting from such merger or consolidation;

     - shares of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security by the NASD or held of record by more than 2,000 stockholders; or

     - cash in lieu of fractional shares.

     Generally, under Texas law, a stockholder has:

     - the right to dissent from any plan of merger or consolidation or disposition to which such corporation is a party if Texas law requires a stockholder vote; and

     - appraisal rights upon compliance with the statutory procedures.

     Under Texas law, a stockholder of a corporation does not have the right to dissent or to assert appraisal rights if:

     - the shares held by such stockholder are part of a class or series of shares that are listed on a national securities exchange, or held of record by not less than 2,000 holders, on the record date fixed to determine the stockholders entitled to vote on the plan of merger or consolidation or disposition; and

     - the stockholder is not required by the terms of the plan of merger or consolidation or disposition to accept for his shares any consideration other than (a) shares of the corporation that, immediately after the effective date of the merger, will be part of a class the shares of which are (x) listed or authorized for listing upon official notice of issuance, on a national securities exchange, or (y) held of record by not less than 2,000 holders or (b) cash in lieu of fractional shares that such stockholder is otherwise entitled to receive.

PREEMPTIVE RIGHTS

     Under Delaware law, a stockholder does not have preemptive rights unless the corporation's charter specifically grants such rights. The Jacor charter provides that no Jacor stockholder shall by reason of holding shares of any class of stock have any preemptive or preferential right to purchase or subscribe to any shares of any class of Jacor stock or to any debt instruments or other securities convertible into any class of such stock.

     Under Texas law, preemptive rights exist automatically with respect to unissued or treasury shares owned by the corporation, unless the charter limits those rights. The Clear Channel charter expressly denies any such preemptive rights.

DENIAL OF VOTING RIGHTS

     Delaware law provides that holders of the outstanding shares of a class of stock shall be entitled to vote as a class upon a proposed amendment to the charter, whether or not entitled to vote thereon by the charter, if the amendment would change the aggregate number of authorized shares or the par value of the class or would adversely affect the powers, preferences or special rights of the class.

     Texas law provides that holders of each class of shares are entitled to vote as a class upon a proposed amendment to the charter, whether or not entitled to vote thereon by the charter, if the amendment would change the number of authorized shares or the par value of the class, reclassify, cancel, or exchange shares of the class, create a new class of shares having equal or superior preferences or rights of the class, or increase the rights of an already outstanding class, or would adversely affect the powers, preferences or special rights of the class.

PAYMENT OF DIVIDENDS

     Under Delaware law, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its charter, either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the board declares the dividend and/or the preceding fiscal year. Delaware law does not permit distributions out of net profits, however, if, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Jacor charter does not further restrict the ability of the Jacor board to declare dividends.

     Under Texas law, a board of directors may authorize a corporation to make distributions to its stockholders out of its surplus, subject to any restriction in its charter. Texas law does not permit distributions if such distribution exceeds the surplus of the corporation or would render the corporation insolvent. The Clear Channel charter does not further restrict the ability of the Clear Channel board to declare dividends.

INSPECTION OF BOOKS AND RECORDS

     Under Delaware law, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

     Under Texas law, any stockholder who holds at least 5% of all of the outstanding shares of a corporation or that has held his shares for at least six months will have the right to examine at any reasonable time, for any proper purpose, the relevant books and records of account, minutes and share transfer records of the corporation.

                               BUSINESS OF JACOR

RADIO BROADCASTING

     As of October 7, 1998, Jacor was the second largest radio group in the United States in terms of number of radio stations, the third largest radio group in the nation as measured by revenue, and a leading provider of syndicated radio programming. As of such date, Jacor owned, operated, represented and/or entered into agreements to acquire 230 radio stations and one television station in 55 markets across the United States. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, which programs include Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell, the top three rated radio programs in the United States.

     The following table sets forth certain selected information with regard to each of Jacor's 78 AM and 149 FM radio stations which it owned or programmed, or for which it sold airtime, as of October 7, 1998. Excluded from the following table are the one AM and two FM Mexican radio stations for which Jacor provides programming to and sells the airtime for under exclusive sales agency arrangements.

                                                 AM          FM
MARKET                                        STATIONS    STATIONS    TOTAL
------                                        --------    --------    -----
ARIZONA
Phoenix.....................................     --           2          2
CALIFORNIA
Antelope Valley.............................      1(a)        2(a)       3
Los Angeles/Thousand Oaks...................      3           2          5
Riverside...................................      2(b)       --          2
San Diego...................................      3           5          8
San Francisco...............................     --           2(b)       2
San Jose....................................     --           3          3
Santa Barbara...............................      2           3          5
Santa Clarita...............................      1(a)       --          1
COLORADO
Denver......................................      3           5          8
Ft. Collins-Greeley.........................      2           2          4
FLORIDA
Jacksonville................................      2           3          5
Punta Gorda.................................      1           2          3
Sarasota....................................      2           4(c)       6
Tampa/St. Petersburg........................      2           5(d)       7
GEORGIA
Atlanta.....................................      1           4(b)       5

                                                 AM          FM
MARKET                                        STATIONS    STATIONS    TOTAL
------                                        --------    --------    -----
IDAHO
Boise.......................................      2           4          6
Idaho Falls/Pocatello.......................      2           3          5
Twin Falls..................................      1           2          3
IOWA
Cedar Rapids................................      2           2          4
Des Moines..................................      1           2          3
Ft. Madison/Burlington......................      2           2          4
KENTUCKY
Lexington...................................      2           4          6
Louisville..................................      1           5(e)       6(f)
LOUISIANA
Shreveport..................................      2           3          5
MARYLAND
Baltimore...................................      2           1          3
MISSOURI
St. Louis...................................      1           5          6
NEVADA
Las Vegas...................................     --           4          4
NEW YORK
Rochester...................................      2           5          7
NORTH DAKOTA
Bismark.....................................      1           1          2
OHIO
Chillicothe.................................      2(b)        1          3
Cincinnati..................................      4(g)        4(b)       8
Cleveland...................................      1           4          5
Columbus....................................      2           3          5
Dayton......................................      1           5          6
Findlay.....................................     --           2          2
Greenville..................................     --           1          1
Lima........................................      1           3          4
Marion......................................      1           2          3
Sandusky....................................      1           2          3
Springfield.................................      1          --          1
Toledo......................................      2           3          5
Washington Court House......................      1           1          2
Youngstown..................................      2(b)        3(b)       5
OREGON
Albany/Corvallis............................      2           2          4
Medford.....................................      1           4          5
Portland....................................      2           3(c)       5
PENNSYLVANIA
Pittsburgh..................................      1          --          1
SOUTH CAROLINA
Charleston..................................     --           4          4

                                                 AM          FM
MARKET                                        STATIONS    STATIONS    TOTAL
------                                        --------    --------    -----
TEXAS
Dallas......................................     --           2          2
Houston.....................................     --           3          3
UTAH
Salt Lake City..............................      3(b)        4(b)       7
WASHINGTON
Centralia...................................      1(a)        1(a)       2
WYOMING
Casper......................................      2(c)        1          3
Cheyenne....................................      1           4(b)       5
                                                 --         ---        ---
          Total.............................     78         149        227
                                                 ==         ===        ===

-------------------------

(a) Jacor provides programming and sells airtime pursuant to a local marketing agreement. Jacor does not own the FCC license for these stations.

(b) Includes one station for which Jacor provides programming and sells airtime pursuant to a local marketing agreement. Jacor does not own the FCC license.

(c)  Includes one unconstructed station which is not yet operating.

(d) Includes one FM station in Tampa, Florida proposed to be divested in connection with the merger.

(e) Includes one station for which Jacor sells airtime pursuant to a joint sales agreement. The FCC license is not owned by Jacor.

(f) These Louisville stations, including the joint sales agreement, are proposed to be divested in connection with the merger.

(g) Includes two stations for which Jacor provides programming and sells airtime pursuant to a local marketing agreement. Jacor does not own the FCC license.

TELEVISION BROADCASTING

     Jacor also owns a television station, WKRC-TV, in Cincinnati. WKRC-TV is an affiliate of CBS.

BROADCASTING RELATED SERVICES

     Additionally, Jacor and its wholly owned subsidiary, Premiere Radio Networks, Inc., are a leading provider of syndicated radio programming in the country. Jacor syndicates the nation's leading radio talk shows, including Rush Limbaugh, The Dr. Laura Schlessinger Show, Dr. Dean Edell and Art Bell's overnight programs, Dreamland and Coast to Coast. Jacor also owns NSN Network Services, Ltd., a satellite systems integration company that provides design, communications technology and support to establish and maintain global satellite connectivity to companies worldwide.

MATERIAL ACQUISITION

     In August 1998, Jacor acquired the assets of 17 radio stations from Nationwide Communications, Inc. and its affiliated entities. The price paid by Jacor in this asset acquisition consisted of approximately $620 million in cash.

     We have incorporated by reference in this document additional information concerning Jacor. See "Where You Can Find More Information" on page 127.

                           BUSINESS OF CLEAR CHANNEL

     Clear Channel consists of three principal business segments -- radio broadcasting, television broadcasting and outdoor advertising. The radio segment includes both stations for which Clear Channel is the licensee and stations for which Clear Channel programs and/or sells air time under local marketing agreements or joint sales agreements. The radio segment also operates radio networks. The television segment includes both television stations for which Clear Channel is the licensee and stations programmed under local marketing agreements. The outdoor advertising segment includes both advertising display faces which Clear Channel owns and/or manages under license management agreements.

INDUSTRY SEGMENTS

     For the year ended December 31, 1997, Clear Channel derived approximately 48% of its net revenue from radio operations, approximately 22% from television operations, and approximately 30% from outdoor advertising operations.

     The following table presents selected information relating to radio and television broadcasting for 1995, 1996 and 1997:

                                             1995       1996       1997
                                           --------   --------   --------
                                                   (IN THOUSANDS)
RADIO
Net revenue..............................  $144,244   $217,189   $332,571
Operating expenses.......................    87,531    126,628    201,182
Depreciation.............................     6,974      8,916     13,252
Amortization of intangibles..............    13,007     18,840     35,215
                                           --------   --------   --------
                                           $ 36,732   $ 62,805   $ 82,922
                                           ========   ========   ========
TELEVISION
Net revenue..............................  $105,815   $134,550   $157,062
Operating expenses.......................    49,973     71,704     85,132
Depreciation.............................     8,406     10,420     11,563
Amortization of intangibles..............     5,382      7,614      6,353
                                           --------   --------   --------
                                           $ 42,054   $ 44,812   $ 54,014
                                           ========   ========   ========
OUTDOOR*
Net revenue..............................        --         --   $207,435
Operating expenses.......................        --         --    108,090
Depreciation.............................        --         --     26,885
Amortization of intangibles..............        --         --     20,939
                                           --------   --------   --------
                                                 --         --   $ 51,521
                                           ========   ========   ========
CONSOLIDATED
Net revenue..............................  $250,059   $351,739   $697,068
Operating expenses.......................   137,504    198,332    394,404
Depreciation.............................    15,380     19,336     51,700
Amortization of intangibles..............    18,389     26,454     62,507
                                           --------   --------   --------
                                           $ 78,786   $107,617   $188,457
                                           ========   ========   ========

-------------------------

* Clear Channel acquired Eller Media Corporation in April 1997. Clear Channel acquired Universal Outdoor Holdings, Inc. in April 1998. Clear Channel acquired all of the outstanding stock of More Group, Plc. in multiple closings and finalized the acquisition in August of 1998.

     The following comparative analyses of the operating results for 1997, 1996 and 1995 are presented on an as-reported and a pro forma basis. The pro forma results for the 1997 vs. 1996 assume the following list of acquisitions by Clear Channel had occurred on January 1, 1996. The pro forma results for the 1996 vs. 1995 assume the acquisitions Radio Equity Partners and US Radio, Inc. by Clear Channel had occurred on January 1, 1995.

                                                               DATE
                                                           INCLUDED IN
BUSINESS MERGED/ACQUIRED                     SEGMENT       AS-REPORTED
------------------------                     -------       -----------
Paxson Radio...........................  Radio & Outdoor   October 1997
Eller Media Company....................      Outdoor        April 1997
Radio Equity Partners..................       Radio         June 1996
US Radio, Inc..........................       Radio          May 1996

RADIO

(In thousands)

                                                                  1997 VS. 1996              1996 VS. 1995
                                                             ------------------------   ------------------------
                               YEARS ENDED DECEMBER 31,      AS-REPORTED   PRO FORMA    AS-REPORTED   PRO FORMA
                            ------------------------------   % INCREASE    % INCREASE   % INCREASE    % INCREASE
                              1997       1996       1995     (DECREASE)    (DECREASE)   (DECREASE)    (DECREASE)
                            --------   --------   --------   -----------   ----------   -----------   ----------
Net revenue...............  $332,571   $217,189   $144,244      53.1%        25.0%         50.6%        25.9%
Operating expenses........   201,182    126,628     87,531      58.9%        23.6%         44.7%        27.7%
Operating income before
  depreciation and
  amortization............   131,389     90,561     56,713      45.1%        27.7%         59.7%        23.3%
Depreciation and
  amortization............    48,467     27,756     19,981      74.6%         9.9%         38.9%         5.2%
Operating income..........    82,922     62,805     36,732      32.0%        49.5%         71.0%        39.7%

     With the passage of the Telecommunications Act in February 1996, the limit on the maximum number of licenses that one company may own in the United States was eliminated, and the limit on the number of licenses that one company may own in any given market was changed. This limit depends on the size of the market; in the largest markets, for example, one company may not own more than eight licenses total, with no more than five licenses of one service (AM or FM). This allows Clear Channel significant flexibility in future growth in its radio broadcasting operations.

     1997 VS. 1996. The majority of the increase in as-reported net revenue, operating expenses and depreciation and amortization was due to the aforementioned radio acquisitions. At December 31, 1997, the radio segment included 156 stations for which Clear Channel owned the FCC license and 17 stations which Clear Channel programmed under local marketing or time brokerage agreements. These 173 radio stations operate in 40 different markets.

     The majority of the increase in pro forma net revenue is due to the increase in rates charged to advertisers primarily related to an increase in overall ratings, especially in our Houston, Austin, Tampa and Miami markets. The majority of the increase in pro forma operating expenses is due to the increase in selling and promotional expenses associated with the increase in revenue.

     1996 VS. 1995. The majority of the increase in as-reported net revenue, operating expenses and depreciation and amortization was due to the aforementioned radio acquisitions of Radio Equity Partners and US Radio in 1996.

     The majority of the increase in pro forma revenue was due to the general increase in radio revenues in our markets. Pro forma expenses increased as a result of the increase in selling expenses related to these revenues.

TELEVISION

     (In thousands)

                                                                  1997 VS. 1996              1996 VS. 1995
                                                             ------------------------   ------------------------
                               YEARS ENDED DECEMBER 31,      AS-REPORTED   PRO FORMA    AS-REPORTED   PRO FORMA
                            ------------------------------   % INCREASE    % INCREASE   % INCREASE    % INCREASE
                              1997       1996       1995     (DECREASE)    (DECREASE)   (DECREASE)    (DECREASE)
                            --------   --------   --------   -----------   ----------   -----------   ----------
Net revenue...............  $157,062   $134,550   $105,815     16.7 %         n/a          27.2%         n/a
Operating expenses........    85,132     71,704     49,973     18.7 %         n/a          43.5%         n/a
Operating income before
  depreciation and
  amortization............    71,930     62,846     55,842     14.5 %         n/a          12.5%         n/a
Depreciation and
  amortization............    17,916     18,034     13,788     (0.7)%         n/a          30.8%         n/a
Operating income..........    54,014     44,812     42,054     20.5 %         n/a           6.6%         n/a

     With passage of the Telecommunications Act in February 1996, the restrictions on ownership of television stations include a national ownership limit of stations that reach no more than 35% of the total United States television audience and the limit of one license per market for any one broadcaster. This allows Clear Channel a greater opportunity to expand into additional markets in television broadcasting.

     1997 VS. 1996. The increase in as-reported net revenue was primarily due to a full year of operations for WPRI-TV and WNAC-TV that were acquired in July of 1996 and from improved ratings at several of the television stations. As-reported operating expenses rose predominantly due to the inclusion of a full year of operations for the aforementioned television station acquisitions and the increase in selling expenses related to the increase in revenue. At December 31, 1997, the television segment included 11 television stations for which Clear Channel owned the FCC license and seven stations which Clear Channel programmed under time sales or time brokerage agreements. These 18 television stations operate in 11 different markets.

     1996 VS. 1995. The majority of the increase in as-reported net revenue was due to the inclusion of the aforementioned television acquisitions in 1996 and WHP-TV and WLYH-TV in Harrisburg, PA and WTEV-TV in Jacksonville, FL in 1995. Operating expenses rose due to the increase in selling expenses associated with these revenue increases, the inclusion of the aforementioned television acquisitions in 1996 and 1995, and the start-up costs of the news departments at four television stations. The major cause of the increase in depreciation and amortization was the acquisition of tangible and intangible assets associated with the purchase of the aforementioned television stations.

OUTDOOR

     (In thousands)

                                                                 1997 VS. 1996              1996 VS. 1995
                                        YEARS ENDED         ------------------------   ------------------------
                                        DECEMBER 31,        AS-REPORTED   PRO FORMA    AS-REPORTED   PRO FORMA
                                   ----------------------   % INCREASE    % INCREASE   % INCREASE    % INCREASE
                                     1997     1996   1995   (DECREASE)    (DECREASE)   (DECREASE)    (DECREASE)
                                   --------   ----   ----   -----------   ----------   -----------   ----------
Net revenue......................  $207,435   n/a    n/a        n/a         11.4%          n/a          n/a
Operating expenses...............   108,090   n/a    n/a        n/a          0.0%          n/a          n/a
Operating income before
  depreciation and
  amortization...................    99,345   n/a    n/a        n/a         28.4%          n/a          n/a
Depreciation and amortization....    47,824   n/a    n/a        n/a          0.3%          n/a          n/a
Operating income.................    51,521   n/a    n/a        n/a         86.4%          n/a          n/a

     1997 VS. 1996. In April 1997, Clear Channel entered the outdoor advertising business through its acquisition of Eller Media Company. Pro forma revenue increased primarily due to improved occupancy and increased rates for usage of display faces resulting in the increases in pro forma operating income before depreciation and amortization and pro forma operating income. At December 31, 1997, the outdoor segment owned 53,963 display faces and operated 3,697 displays under lease management agreements, in 15 markets.

RADIO BROADCASTING

     The following table sets forth certain selected information with regard to each of Clear Channel's 66 AM and 135 FM radio stations that it owned or programmed, or for which it sold airtime, as of October 7, 1998.

                                                   AM         FM
MARKET                                          STATIONS   STATIONS   TOTAL
------                                          --------   --------   -----
ALABAMA
Mobile........................................      2          4         6
ARKANSAS
Little Rock...................................     --          5         5
CALIFORNIA
Monterey......................................      2          4         6
CONNECTICUT
New Haven.....................................      2          1         3
FLORIDA
Daytona Beach.................................     --          1         1
Florida Keys..................................      1(a)       5         6
Ft. Myers/Naples..............................      1          4         5
Jacksonville..................................      2          4         6(b)
Miami/Ft. Lauderdale..........................      2          5         7
Orlando.......................................      2          4         6
Panama City...................................      1          4         5
Pensacola.....................................     --          2(c)      2
Tallahassee...................................      1          4         5
Tampa/St. Petersburg..........................      3          5         8(b)
West Palm Beach...............................      3(c)       4         7
KENTUCKY
Louisville....................................      3          5         8
LOUISIANA
New Orleans...................................      2          5         7

                                                   AM         FM
MARKET                                          STATIONS   STATIONS   TOTAL
------                                          --------   --------   -----
MASSACHUSETTS
Springfield...................................      1          1         2
MICHIGAN
Grand Rapids..................................      2          4         6
MISSISSIPPI
Jackson.......................................      2          2         4
NEW YORK
Albany........................................      1(d)       3(d)      4
NORTH CAROLINA
Greensboro....................................      2          2         4
Raleigh.......................................      1          4         5
OHIO
Cleveland.....................................      1          2         3(b)
Dayton........................................      1          2         3(b)
OKLAHOMA
Oklahoma City.................................      3(a)       4         7
Tulsa.........................................      2(a)       4(e)      6
PENNSYLVANIA
Allentown.....................................      1          1         2
Lancaster.....................................      1          1         2
Reading.......................................      1          1         2
RHODE ISLAND
Providence....................................     --          2         2
SOUTH CAROLINA
Columbia......................................      1          3         4
Greenville....................................      1          3         4
TENNESSEE
Cookeville....................................      2          2         4
Memphis.......................................      3          4         7
TEXAS
Austin........................................      1          3         4
El Paso.......................................      2          3         5
Houston.......................................      3(f)       4(a)      7
San Antonio...................................      3(a)       4(a)      7
VIRGINIA
Norfolk.......................................     --          4         4
Richmond......................................      3          3         6
WISCONSIN
Milwaukee.....................................      1          3         4
                                                   --        ---       ---
          Total...............................     66        135       201
                                                   ==        ===       ===

-------------------------

(a) Includes one station programmed pursuant to a local marketing agreement. Clear Channel does not own the FCC license.

(b) Includes one AM and one FM station in Jacksonville, Florida, two AM and four FM stations in Tampa/St. Petersburg, Florida, one AM and two FM stations in Cleveland,

     Ohio, and one AM and two FM stations in Dayton, Ohio, proposed to be divested in connection with the merger.

(c) Includes one station for which Clear Channel sells airtime pursuant to a joint sales agreement. Clear Channel does not own the FCC license.

(d) Stations owned by Radio Enterprises, Inc., in which Clear Channel owns an 80% interest.

(e) Includes two stations programmed pursuant to a local marketing agreement. Clear Channel does not own the FCC licenses.

(f) Includes two stations that are owned by CCC-Houston AM, Ltd., in which Clear Channel owns an 80% interest.

     Clear Channel also owns the Kentucky News Network based in Louisville, Kentucky, the Virginia News Network based in Richmond, Virginia, the Oklahoma News Network based in Oklahoma City, Oklahoma, the Voice of Southwest Agriculture Network based in San Angelo, Texas, the Clear Channel Sports Network based both in College Station, Texas, and Des Moines, Iowa, the Alabama Radio Network based in Birmingham, Alabama, the Tennessee Radio Network based in Nashville, Tennessee, the University of Miami Sports Network based in Miami, Florida, the Florida Radio Network based in Maitland, Florida, the University of Florida Sports Network based in Gainesville, Florida and Orlando, Florida, and the Penn State Sports Network based in West Palm Beach, Florida.

TELEVISION BROADCASTING

     The following table sets forth certain selected information with regard to each of Clear Channel's 18 television stations and two satellite stations that it owned or programmed as of October 7, 1998.

                                                                 NETWORK
MARKET                                                         AFFILIATION
------                                                         -----------
ALBANY/SCHENECTADY/TROY, NEW YORK
WXXA-TV.....................................................       FOX
HARRISBURG/LEBANON/LANCASTER/YORK, PENNSYLVANIA
WHP-TV......................................................       CBS
WLYH-TV(a)..................................................       UPN
JACKSONVILLE, FLORIDA
WAWS-TV.....................................................       FOX
WTEV-TV(a)..................................................       UPN
LITTLE ROCK, ARKANSAS
KLRT-TV.....................................................       FOX
KASN-TV(a)..................................................       UPN
MEMPHIS, TENNESSEE
WPTY-TV.....................................................       ABC
WLMT-TV(a)..................................................       UPN
MINNEAPOLIS, MINNESOTA
WFTC-TV.....................................................       FOX
MOBILE, ALABAMA/PENSACOLA, FLORIDA
WPMI-TV.....................................................       NBC
WJTC-TV(a)..................................................       UPN
PROVIDENCE/NEW BEDFORD, RHODE ISLAND
WPRI-TV.....................................................       CBS
WNAC-TV(a)..................................................       FOX

                                                                 NETWORK
MARKET                                                         AFFILIATION
------                                                         -----------
HOISINGTON, KANSAS
KBDK-TV(c)(d)...............................................       n/a
TUCSON, ARIZONA
KTTU-TV(b)..................................................       UPN
TULSA, OKLAHOMA
KOKI-TV.....................................................       FOX
KTFO-TV(a)..................................................       UPN
WICHITA, KANSAS
KSAS-TV.....................................................       FOX
SALINA, KANSAS
KAAS-TV(c)..................................................       FOX

-------------------------

(a) Station programmed pursuant to a local marketing agreement. Clear Channel does not own the FCC license.

(b) Station programmed by another party pursuant to a local marketing agreement.

(c) Satellite station of KSAS-TV in Wichita, Kansas.

(d) Clear Channel holds a construction permit for this station which is not yet operating.

OUTDOOR ADVERTISING

     The following table sets forth certain selected information with regard to each of Clear Channel's outdoor advertising display faces as of September 30, 1998.

                                                                TOTAL
                                                               DISPLAY
MARKET                                                         FACES(A)
------                                                         --------
DOMESTIC
ARIZONA
Phoenix.....................................................       356
Tucson......................................................     1,450
CALIFORNIA
Southern California(b)......................................    12,248
North California(c).........................................     5,142
DELAWARE
Wilmington..................................................     1,085
FLORIDA
West Coast(d)...............................................     2,006
Atlantic Coast..............................................       739
Orlando.....................................................     1,968
Jacksonville................................................     1,148
Gulf Coast..................................................       619
Miami.......................................................     1,980
Ocala.......................................................     1,001
GEORGIA
Atlanta.....................................................     2,088
ILLINOIS
Chicago.....................................................     7,284
INDIANA
Indianapolis................................................     1,385

                                                                TOTAL
                                                               DISPLAY
MARKET                                                         FACES(A)
------                                                         --------
IOWA
Des Moines..................................................       646
MARYLAND
Baltimore...................................................     1,415
Salisbury...................................................       941
Washington..................................................       669
MINNESOTA
Minneapolis.................................................     1,735
NEW YORK
Yonkers.....................................................       711
Hudson Valley...............................................       401
OHIO
Northeastern Ohio...........................................     2,264
PENNSYLVANIA
Philadelphia................................................     2,659
SOUTH CAROLINA
Myrtle Beach................................................     1,234
TENNESSEE
Chattanooga.................................................     1,457
Memphis.....................................................     2,513
TEXAS
Dallas......................................................     4,771
San Antonio.................................................     3,451
Houston.....................................................     5,135
El Paso.....................................................     1,297
WISCONSIN
Milwaukee...................................................     1,666
OTHER OUT-OF-HOME
Various.....................................................     9,750
UNION PACIFIC SOUTHERN PACIFIC(F)
Various.....................................................     5,783
INTERNATIONAL
Great Britain...............................................    42,693
Ireland.....................................................     4,875
Belgium.....................................................     3,230
France......................................................     4,446
Taiwan......................................................       450
Nordic......................................................    45,552
Canada......................................................        55
Small Transit Displays(g)...................................    83,832
                                                               -------
          Total.............................................   274,130
                                                               =======

-------------------------

(a) Domestic display faces primarily include 20*x60* bulletins, 14*x48* bulletins, 12*x25* Premier Panels(TM), 25*x25* Premier Plus Panels(TM), 12*x25* 30-sheet posters, 6*x12* 8-sheet posters, and various transit displays. International display faces include street furniture, various transit displays and billboards of various sizes.

(b) Includes Los Angeles, San Diego, Orange, Riverside, San Bernardino and Ventura counties.

(c) Includes San Francisco, Oakland, San Jose, Santa Cruz, Sacramento and Solano counties.

(d) Includes Tampa, Sarasota and Bradenton.

(e) Includes Cleveland, Akron and Canton.

(f) Represents licenses managed under Union Pacific Southern Pacific License Management Agreement.

(g) Represents small display faces on the interior and exterior of various public transportation vehicles.

MATERIAL ACQUISITIONS

     Since December 31, 1997, Clear Channel has acquired all of the outstanding stock of More Group Plc., an outdoor advertising company organized under the laws of the United Kingdom. This acquisition increased Clear Channel's holdings of outdoor advertising assets by approximately 90,000 outdoor advertising display faces in 22 countries. Clear Channel acquired all of the outstanding stock of More Group in multiple closings and finalized the acquisition on August 6, 1998.

     In addition, Clear Channel closed its merger with Universal Outdoor Holdings, Inc. on April 1, 1998, adding approximately 34,000 outdoor advertising display faces in 23 major U.S. metropolitan markets.

     Officers of Clear Channel have indicated in published reports that Clear Channel is exploring whether to make an offer to acquire Chancellor Media Corp. These statements were published following an announcement by Chancellor that it had retained an investment banking firm to explore various options aimed at increasing shareholder value. No assurances can be made that Clear Channel will make any determination to pursue a transaction with Chancellor.

                   BENEFICIAL OWNERSHIP OF JACOR COMMON STOCK

     The following table sets forth, as of February 22, 1999, the number of shares and percentage of Jacor common stock beneficially owned by each person who Jacor knows to be the beneficial owner of more than 5% of Jacor common stock, by Jacor's directors, by Jacor's five most highly compensated executive officers in 1997, and by all of Jacor's executive officers and directors as a group. No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

                                        AGGREGATE
                                        NUMBER OF
                                          SHARES              ACQUIRABLE     PERCENT
                                       BENEFICIALLY             WITHIN          OF
      NAME OF BENEFICIAL OWNER           OWNED(1)            60 DAYS(1)(2)   CLASS(2)
      ------------------------         ------------          -------------   --------
                            5% OR MORE BENEFICIAL OWNERS
Zell/Chilmark Fund L.P...............   13,349,720(3)                          25.9%
  Two North Riverside Plaza
  Suite 600
  Chicago, Illinois 60606
David M. Schulte.....................   13,349,720(3)                          25.9%
  875 N. Michigan Avenue
  Suite 2200
  Chicago, Illinois 60611
Massachusetts Financial Services
  Company............................    6,339,899(4)                          12.3%
  500 Boylston Street
  Boston, Massachusetts 02116-3741
Janus Capital Corporation............    3,236,605(4)                           6.3%
  100 Fillmore Street
  Denver, Colorado 80206-4923
FMR Corp. and related reporting
  persons............................    2,676,869(4)                           5.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
T. Rowe Price Associates, Inc........    2,609,600(4)                           5.1%
  100 E. Pratt Street
  Baltimore, Maryland 21202
                          DIRECTORS AND EXECUTIVE OFFICERS
John W. Alexander....................       42,279                15,841       *
Peter C.B. Bynoe.....................        5,539                 6,841       *
Rod F. Dammeyer......................   13,352,003(3)              8,841       25.9%
F. Philip Handy......................       59,879                15,841       *
Marc Lasry...........................       40,874                 5,591       *
Robert L. Lawrence...................        9,974               633,343        1.2%
Randy Michaels.......................      258,703(5)            947,665        2.3%
Sheli Z. Rosenberg...................   13,800,407(3)             76,084       26.9%
Mary Agnes Wilderotter...............        1,953                 5,092       *
Samuel Zell..........................   13,793,137(3)             67,084       26.9%
David H. Crowl.......................          999                94,276       *
John E. Hogan........................        3,958                62,160       *
R. Christopher Weber.................      251,795(5)            332,315        1.1%
All executive officers and directors
  as a group (23 persons)............   14,260,583(5)(6)       2,231,671       30.7%

-------------------------

  * Less than 1%
 (1) The number of shares indicated are individually or jointly owned, or are shares over which the individual has sole or shared voting or investment power. Certain of Jacor's directors and executive officers disclaim beneficial ownership of some of the shares shown that are held in the name of family members, trusts and affiliated companies, as follows:
     - Mr. Handy -- 100 shares held by his wife;
     - Mr. Michaels -- 15 shares held by his wife; and

     - Mrs. Rosenberg and Mr. Zell -- 60,243 shares issuable upon the exercise of warrants held by SZ2 (IGP) Limited Partnership, whose partners include Mrs. Rosenberg and certain trusts created for the benefit of Mr. Zell, and 437,858 shares beneficially owned by Samstock, L.L.C., whose indirect members include certain trusts created for the benefit of Mr. Zell and for which Mrs. Rosenberg is the trustee and a corporation whose sole stockholder is a trust in which Mr. Zell is both the trustee and beneficiary.

 (2) Includes any securities not outstanding that are subject to options, warrants or other rights exercisable within 60 days of February 22, 1999. These securities are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

 (3) All shares beneficially owned by Zell/Chilmark are included in the shares beneficially owned by Messrs. Zell, Schulte and Dammeyer and Mrs. Rosenberg. Zell/Chilmark is a Delaware limited partnership controlled by Mr. Zell, Chairman of the Board of Jacor, and Mr. Schulte, a former director of Jacor. The sole general partner of Zell/Chilmark is ZC Limited Partnership; the sole general partner of ZC Limited is ZC Partnership; the sole general partners of ZC Partnership are ZC, Inc. and CZ Inc.; Mr. Zell is the sole stockholder of ZC, Inc.; and Mr. Schulte is the sole stockholder of CZ Inc. Messrs. Zell and Dammeyer indirectly share beneficial ownership of an 80% limited partnership interest in ZC Limited; Mr. Schulte indirectly shares beneficial ownership of a 20% limited partnership interest in ZC Limited; and Messrs. Zell, Schulte and Dammeyer and Mrs. Rosenberg constitute all of the members of the management committee of ZC Limited.

 (4) Based on the most recent Schedule 13G filed by these entities with the SEC and which are publicly available from the SEC's EDGAR database. Detailed information about the manner in which these entities beneficially own shares of Jacor common stock is contained in those filings.

 (5) Includes 238,269 shares held under the Jacor Communications, Inc. Retirement Plan, of which Messrs. Michaels and Weber, as co-trustees, share voting and investment power. Of these 238,269 shares, 8,407 shares are beneficially owned by Jacor's five most highly compensated executive officers.

 (6) Does not include an aggregate of 12,155 outstanding stock units granted in 1996 and 1997 to Jacor's non-employee directors. Also does not include 6,648 stock units granted in 1998 to Jacor's non-employee directors of which 3,324 are vested. These stock units are convertible into Jacor common stock at times established by each director in advance of the award date, generally the earlier of when such individual no longer serves as a Jacor director and/or when Jacor common stock exceeds a designated price for a specified time period. Also does not include an aggregate of 22,487 outstanding stock units granted in 1996 to certain executive officers of Jacor including 9,569 stock units to each of Messrs. Michaels and Lawrence. These units are convertible into Jacor common stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor.

               BENEFICIAL OWNERSHIP OF CLEAR CHANNEL COMMON STOCK

     The following table sets forth, as of February 22, 1999, the number of shares and percentage of Clear Channel common stock beneficially owned by Clear Channel's directors, Clear Channel's chief executive officer, the four most highly compensated other executive officers of Clear Channel, the Clear Channel directors and executive officers as a group, and each person known to Clear Channel to beneficially own more than 5% of the Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                            AGGREGATE
                                              NUMBER
                                            OF SHARES       ACQUIRABLE     PERCENTAGE
                                           BENEFICIALLY     WITHIN 60      OF SHARES
                  NAME                       OWNED(1)        DAYS(2)     OUTSTANDING(3)
                  ----                     ------------     ----------   --------------
L. Lowry Mays............................   29,370,275        995,000         11.4%
Karl Eller...............................           --      3,951,050(4)       1.5%
Mark P. Mays.............................      942,961         22,224            *
Alan D. Feld.............................       16,000(5)     114,500            *
B. J. McCombs............................   16,549,920(6)      12,000          6.2%
Theodore H. Strauss......................      163,444        114,500            *
John H. Williams.........................       32,800         10,000            *
Scott Eller..............................           --      1,902,938(4)         *
Randall T. Mays..........................      568,728         22,224            *
Putnam Investments(7)....................   21,872,334             --          8.3%
FMR Corp. ...............................   16,156,548             --          6.1%
All Directors and Executive Officers as a
  Group (13 persons).....................   47,787,378      5,241,498         19.7%

-------------------------

  * Represents less than 1% of the Company's common stock.

(1) The number of shares shown includes shares that are individually owned, as well as shares over which certain individuals have either sole or shared investment or voting authority as follows:

     - Mr. L. Mays -- 100,056 shares held by trusts of which Mr. L. Mays is trustee, 218,570 shares held by the Mays Family Foundation, and 20,000,000 shares held by 4-M Partners, Ltd.

     - Mr. M. Mays -- 85,976 shares held by trusts of which Mr. M. Mays is trustee and 43,696 shares owned by Mr. M. Mays' minor child.

     - Mr. McCombs -- 3,000,000 shares held by the McCombs Family 1998 Charitable Lead Trust.

     - Mr. R. Mays -- 9,552 shares held by trusts of which Mr. R. Mays is trustee.

(2) Reflects the number of shares that could be purchased by exercise of options or put rights available at February 22, 1999 or within 60 days thereafter under Clear Channel's stock option plans and stockholders agreements.

(3) Based on the number of shares outstanding at, or acquirable within 60 days of, February 22, 1999.

(4) Includes 1,902,938 shares subject to a put right pursuant to a stockholders agreement between Clear Channel and EM Holdings LLC.

(5) Does not include 61,630 shares owned by Mr. Feld's wife, as to which Mr. Feld disclaims beneficial ownership.

(6) Does not include 6,153,452 shares held by trusts of which Mr. McCombs' children are trustees, as to which Mr. McCombs disclaims beneficial ownership.

(7) Address: One Post Office Square, Boston, Massachusetts 02109.

(8) Address: 82 Devonshire Street, Boston, Massachusetts 02109.

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference and the financial statement schedule incorporated by reference and included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which, as to the years 1996 and 1997, are based in part on the reports of KPMG and KPMG LLP, respectively, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the year ended December 31, 1997 (not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1997), are incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this Joint Proxy Statement/ Prospectus by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this Prospectus by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31, 1996 included in Clear Channel's Current Report on Form 8-K dated December 22, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference herein in reliance upon the report of said firm as experts in auditing and accounting.


     The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997; the combined balance sheets of Talk Radio Network, Inc. and Chancellor Broadcasting Co., Inc. as of September 30, 1997, the combined balance sheets of Talk Radio Network, Inc., Chancellor Broadcasting Co., Inc. and Broadcast Communications, Inc. as of December 31, 1996 and 1995 and the related combined statements of income, shareholders' equity and cash flows for the nine months ended September 30, 1997 and for the years ended December 31, 1996 and 1995; the balance sheets of Tsunami Communications, Inc. as of December 31, 1997 and 1996 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997; and the balance sheets of M3X, Inc. as of April 30, 1998 and July 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the nine months ended April 30, 1998 and for the years ended July 31, 1997 and 1996; incorporated by reference in this Joint Proxy Statement/ Prospectus, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The combined financial statements of Nationwide Communications as of December 31, 1997 and December 31, 1996, and for each of the years in the three-year period ended December 31, 1997, appearing in Jacor's Current Report on Form 8-K/A dated October 23, 1997, as amended, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P. will pass upon certain legal matters relating to the validity of the shares of Clear Channel common stock to be issued in the merger. In addition, Cleary, Gottlieb, Steen & Hamilton and Akin, Gump, Strauss, Hauer & Feld, L.L.P. will issue tax opinions to Jacor and Clear Channel, respectively, in connection with the merger agreement. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and owns approximately 181,000 shares of Clear Channel common stock (including presently exercisable options to acquire approximately 105,000 shares).

                      WHERE YOU CAN FIND MORE INFORMATION

     Jacor and Clear Channel file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Clear Channel filed a registration statement on Form S-4 to register with the SEC the Clear Channel common stock which Clear Channel will issue to the Jacor stockholders in the merger. This document is part of that registration statement and constitutes a prospectus of Clear Channel in addition to being a proxy statement for Clear Channel and Jacor for their stockholders' meetings. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Clear Channel and Jacor to incorporate by reference information into this document, which means that Clear Channel and Jacor can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

     This document incorporates by reference the documents set forth below:

     Clear Channel SEC Filings:
           1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997
           2. Definitive 14A Proxy Statement filed March 26, 1998.
           3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998
           4. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998
           5. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998
           6. Current Report on Form 8-K filed December 10, 1998, as amended by Form 8-K/A filed February 23, 1999
           7. Current Report on Form 8-K filed October 9, 1998
           8. Current Report on Form 8-K filed September 11, 1998
           9. Current Report on Form 8-K filed August 28, 1998
          10. Current Report on Form 8-K filed July 10, 1998, as amended by Form 8-K/A filed September 4, 1998, Form 8-K/A filed January 14, 1999 and Form 8-K/A filed February 23, 1999
          11. Current Report on Form 8-K filed April 10, 1998
          12. Current Report on Form 8-K filed March 12, 1998, as amended by Form 8-K/A filed March 23, 1998 and Form 8-K/A filed February 23, 1999
          13. Current Report on Form 8-K filed December 22, 1997, as amended by Form 8-K/A filed February 23, 1999
          14. Current Report on Form 8-K filed April 17, 1997

     Jacor SEC Filings:
           1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Form 10-K/A filed May 4, 1998 and Form 10-K/A filed February 23, 1999
           2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998
           3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

           4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as amended by Form 10-Q/A filed February 23, 1999
           5. Current Report on Form 8-K filed November 4, 1997
           6. Current Report on Form 8-K filed January 5, 1998, as amended by Form 8-K/A filed January 21, 1998, Form 8-K/A filed April 30, 1998, Form 8-K/A filed August 14, 1998 and Form 8-K/A filed February 23, 1999
           7. Current Report on Form 8-K filed February 4, 1998, as amended by Form 8-K/A filed February 20, 1998
           8. Current Report on Form 8-K filed September 15, 1998
           9. Current Report on Form 8-K filed October 9, 1998

     Clear Channel and Jacor are also incorporating by reference additional documents that they file with the SEC between the date of this document and the date of the stockholders' meetings.

     If you are a stockholder of Clear Channel or Jacor, we may have sent you some of the documents listed above, but you can obtain any of them from us or the SEC. Documents listed above are available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Stockholders may obtain documents listed above by requesting them in writing from the appropriate company at the following address:

Clear Channel Communications, Inc.     Jacor Communications, Inc.
200 Concord Plaza, Suite 600           50 East RiverCenter Blvd., 12th
San Antonio, Texas 78216               Floor
Attn: Office of Investor Relations     Covington, Kentucky 41011
Tel: (210) 822-2828                    Attn: Corporate Communications and
                                             Investor Relations
                                       Tel: (606) 655-2267

     If you would like to request documents from us, please do so by March 15, 1999, so that you may receive them before the stockholders' meetings. You should rely only on the information contained in this document to vote on the proposals submitted by the Clear Channel and Jacor Boards. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February 23, 1999. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Clear Channel and Jacor nor the issuance of Clear Channel common stock in the merger shall create any implication to the contrary.

     YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. PROMPT RETURN OF YOUR PROXY MAY SAVE JACOR AND CLEAR CHANNEL ADDITIONAL SOLICITATION EXPENSE.

     WE ENCOURAGE ALL STOCKHOLDERS OF JACOR AND CLEAR CHANNEL TO ATTEND THE SPECIAL STOCKHOLDERS' MEETINGS ON MARCH 26, 1999.

                                LIST OF ANNEXES

ANNEX A  Agreement and Plan of Merger, as amended
ANNEX B  Mays Voting Agreement
ANNEX C  Form of Zell Voting Agreements
ANNEX D  Registration Rights Agreement
ANNEX E  Opinion of Salomon Smith Barney Inc.
         Opinion of Donaldson, Lufkin & Jenrette Securities
ANNEX F  Corporation

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      CLEAR CHANNEL COMMUNICATIONS, INC.,

                              CCU MERGER SUB, INC.

                                      AND

                           JACOR COMMUNICATIONS, INC.

                          DATED AS OF OCTOBER 8, 1998

                               TABLE OF CONTENTS

                                   ARTICLE I.
                                   THE MERGER

                                                                PAGE
                                                                ----
Section 1.1. The Merger.....................................     A-1
Section 1.2. Closing........................................     A-1
Section 1.3. Effective Time.................................     A-2
Section 1.4. Effects of the Merger..........................     A-2
Section 1.5. Certificate of Incorporation and By-Laws of the
  Surviving Corporation.....................................     A-2
Section 1.6. Directors......................................     A-2
Section 1.7. Officers.......................................     A-2

                            ARTICLE II.
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
         CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1. Capital Stock of Merger Sub....................     A-2
Section 2.2. Cancellation of Treasury Stock and Parent Owned
  Stock.....................................................     A-2
Section 2.3. Conversion of Company Common Stock and
  Warrants..................................................     A-2
Section 2.4. Exchange of Certificates.......................     A-3
Section 2.5. Stock Transfer Books...........................     A-5

                            ARTICLE III.
            REPRESENTATIONS AND WARRANTS OF THE COMPANY

Section 3.1. Organization, Qualification, Etc. .............     A-6
Section 3.2. Capital Stock..................................     A-6
Section 3.3. Corporate Authority Relative to this Agreement.
  No Violation..............................................     A-7
Section 3.4. Reports and Financial Statements...............     A-8
Section 3.5. No Undisclosed Liabilities.....................     A-8
Section 3.6. No Violation of Law............................     A-8
Section 3.7. Environmental Laws and Regulations.............     A-9
Section 3.8. No Undisclosed Employee Benefit Plan
  Liabilities or Severance Arrangements.....................     A-9
Section 3.9. Absence of Certain Changes or Events...........    A-10
Section 3.10. Investigations; Litigation....................    A-10
Section 3.11. Joint Proxy Statement; Registration Statement;
  Other Information.........................................    A-10
Section 3.12. Lack of Ownership of Parent Common Stock......    A-10
Section 3.13. Tax Matters...................................    A-10
Section 3.14. Opinion of Financial Advisor..................    A-11
Section 3.15. Required Vote of the Company Stockholders.....    A-11
Section 3.16. Insurance.....................................    A-11
Section 3.17. Real Property; Title..........................    A-11
Section 3.18. Collective Bargaining Agreements and Labor....    A-11
Section 3.19. Material Contracts............................    A-12
Section 3.20. Takeover Statute..............................    A-12

                                                                PAGE
                                                                ----
                            ARTICLE IV.
      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1. Organization, Qualification, Etc. .............    A-12
Section 4.2. Capital Stock..................................    A-12
Section 4.3. Corporate Authority Relative to this Agreement.
  No Violation..............................................    A-13
Section 4.4. Reports and Financial Statements...............    A-14
Section 4.5. No Undisclosed Liabilities.....................    A-14
Section 4.6. No Violation of Law............................    A-14
Section 4.7. Environmental Laws and Regulations.............    A-14
Section 4.8. No Undisclosed Employee Benefit Plan
  Liabilities or Severance Arrangements.....................    A-14
Section 4.9. Absence of Certain Changes or Events...........    A-15
Section 4.10. Investigations; Litigation....................    A-15
Section 4.11. Joint Proxy Statement; Registration Statement;
  Other Information.........................................    A-15
Section 4.12. Lack of Ownership of Company Common Stock.....    A-15
Section 4.13. Tax Matters...................................    A-15
Section 4.14. Required Vote of Parent Stockholders..........    A-16
Section 4.15. Opinion of Financial Advisor..................    A-16
Section 4.16. Insurance.....................................    A-16
Section 4.17. Real Property; Title..........................    A-16
Section 4.18. Collective Bargaining Agreements and Labor....    A-16
Section 4.19. Material Contracts............................    A-16

                             ARTICLE V.
             COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business by the Company or Parent...    A-17
Section 5.2. Proxy Material; Registration Statement.........    A-19
Section 5.3. Stockholders' Meeting..........................    A-20
Section 5.4. Approvals and Consents; Cooperation............    A-20
Section 5.5. Access to Information; Confidentiality.........    A-20
Section 5.6. Affiliates.....................................    A-21
Section 5.7. Rights Under Stock Plans.......................    A-21
Section 5.8. Filings; Other Action..........................    A-22
Section 5.9. Further Assurances.............................    A-23
Section 5.10. No Inconsistent Activities....................    A-23
Section 5.11. Director and Officer Liability................    A-24
Section 5.12. Accountants' "Comfort" Letters................    A-25
Section 5.13. Additional Reports............................    A-25
Section 5.14. Plan of Reorganization........................    A-26
Section 5.15. Conveyance Taxes..............................    A-26
Section 5.16. Public Announcements..........................    A-26
Section 5.17. Employee Plans and Benefits and Employment
  Contracts.................................................    A-26

                            ARTICLE VI.
                      CONDITIONS TO THE MERGER

Section 6.1. Conditions to the Obligations of Each Party....    A-27
Section 6.2. Conditions to the Obligations of Parent and
  Merger Sub................................................    A-28
Section 6.3. Conditions to the Obligations of the Company...    A-28

                                                                PAGE
                                                                ----
                            ARTICLE VII.
                 TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination....................................    A-29
Section 7.2. Effect of Termination..........................    A-30
Section 7.3. Amendment......................................    A-30
Section 7.4. Extension; Waiver..............................    A-30
Section 7.5. Termination Fee................................    A-30
Section 7.6. Procedure for Termination, Amendment, Extension
  or Waiver.................................................    A-31

                           ARTICLE VIII.
                         GENERAL PROVISIONS

Section 8.1. Nonsurvival of Representations.................    A-31
Section 8.2. Notices........................................    A-31
Section 8.3. Definitions....................................    A-32
Section 8.4. Counterparts...................................    A-33
Section 8.5. Entire Agreement; No Third-Party
  Beneficiaries.............................................    A-33
Section 8.6. Assignment.....................................    A-33
Section 8.7. Governing Law..................................    A-33
Section 8.8. Enforcement....................................    A-33
Section 8.9. Severability...................................    A-33
Section 8.10. Interpretation................................    A-34
Section 8.11. Finders or Brokers............................    A-34

EXHIBITS
--------
   A        Form of Company Tax Opinion Representation Letter
   B        Form of Parent Tax Opinion Representation Letter

     This AGREEMENT AND PLAN OF MERGER, dated as of October 8, 1998, is entered into by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Parent"), CCU MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and JACOR COMMUNICATIONS, INC., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent, Merger Sub or by the Company, will be converted into shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") in accordance with the provisions of
Article II of this Agreement;

     WHEREAS, as a condition and inducement to Parent's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) Parent and certain stockholders of the Company (the "Voting Stockholders") are entering into voting agreements dated as of the date of this Agreement (collectively, the "Fund Voting Agreement") pursuant to which such stockholders agree to vote their shares of Company Common Stock in favor of the proposal to approve and adopt the Merger and this Agreement and
(ii) the Company and certain stockholders of Parent are entering into a Voting Agreement dated as of the date of this Agreement (the "Parent Stockholders Voting Agreement") pursuant to which such stockholders agree to vote their shares of Parent Common Stock in favor of the proposal to approve the issuance of Parent Common Stock in the Merger;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     SECTION 1.2. Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date") at such place as the parties may mutually agree.

     SECTION 1.3. Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of Delaware a certificate of merger (a "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, and take such other and further action as may be required under the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     SECTION 1.5. Certificate of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

     (b) The By-Laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

     SECTION 1.6. Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II.

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1. Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     SECTION 2.2. Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     SECTION 2.3. Conversion of Company Common Stock and Warrants. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 (the "Canceled Shares")) shall be converted into a number (the "Conversion Number") of duly authorized, validly issued and nonassessable shares of Parent Common Stock (the "Merger Consideration") in accordance with the following:

          (i) If the Average Closing Price (as defined in Section 2.3(b) hereof) is less than or equal to $42.86, the Conversion Number will be 1.4 shares of Parent Common Stock,

          (ii) If the Average Closing Price is greater than $42.86 and less than or equal to $44.44, the Conversion Number will be that number of shares of Parent Common Stock with a value of $60.00, when measured at the Average Closing Price,

          (iii) If the Average Closing Price is greater than $44.44 and less than $50.00, the Conversion Number will be 1.35 shares of Parent Common Stock, and

          (iv) If the Average Closing Price is greater than or equal to $50.00, the Conversion Number will be the quotient obtained by dividing (A) the sum of (x) $67.50 plus (y) the result obtained by multiplying $.675 times the excess of the Average Closing Price over $50.00 by (B) the Average Closing Price;

provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number and the Walk-Away Price (as defined in Section 7.1(j) hereof) shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (b) "Average Closing Price" means the average of the closing prices for a share of Parent Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) for the twenty-five
(25) consecutive trading days ending on the second trading day prior to the Closing Date.

     (c) The Company represents and warrants that the holders of the Company Common Stock are not entitled to appraisal rights under the Certificate of Incorporation of the Company.

     (d) Company Warrants. Each holder of a warrant to purchase Company Common Stock ("Company Warrant") issued and outstanding immediately prior to the Effective Time shall have the right after the Effective Time, upon payment of the exercise price of such Company Warrant that was in effect immediately prior to the Effective Time as adjusted pursuant to the Warrant Agreements (as defined in Section 8.3 hereof), to receive, upon the exercise of each Company Warrant, the Merger Consideration which such holder would have received as a result of the Merger had such Company Warrant been exercised immediately prior to the Effective Time and converted in the Merger into the Merger Consideration.

     SECTION 2.4. Exchange of Certificates.

     (a) Exchange Agent. From and after the Effective Time, Parent shall deliver to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 and cash in an amount required to be paid pursuant to Sections 2.4(d) and 2.4(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver, out of the Exchange Fund, to holders of Company Common Stock the Parent Common Stock contemplated to be issued pursuant to Section 2.3 (and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)) and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Canceled

Shares) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

     (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

     (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to
Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (f) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) In lieu of the issuance of fractional shares, each holder of Company Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day prior to the Closing Date.

     (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall deliver, the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to
Section 2.4(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (i) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

     (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

     (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     SECTION 2.5. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent (or Parent for any reason) shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(d).

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTS OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Letter"):

     SECTION 3.1. Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The copies of the Company's charter and by-laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Significant Subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act")) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

     SECTION 3.2. Capital Stock. The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock, 2,000,000 shares of the Company's Class A preferred stock, par value $0.01 per share (the "Company Class A Preferred Stock"), and 2,000,000 shares of the Company's Class B preferred stock, par value $0.01 per share (the "Company Class B Preferred Stock," and, together with the Class A Preferred Stock, the "Company Preferred Stock"). As of October 5, 1998, 51,036,531 shares of the Company Common Stock and no shares of the Company Preferred Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. As of October 8, 1998, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options and other rights to receive or acquire an aggregate of 15,220,972 shares of the Company Common Stock pursuant to:

          (a) the Company's 1993 Stock Option Plan;

          (b) the Company's Amended and Restated 1995 Employee Stock Purchase Plan (the "Company Employee Stock Purchase Plan");

          (c) the Company's 1997 Long-Term Incentive Stock Plan;

          (d) the Company's 1997 Non-Employee Directors Stock Plan;

          (e) the Company's 1997 Non-Employee Directors Stock Purchase Plan;

          (f) the Company's 1996 Executive Stock Unit Plan;

          (g) the Company's non-employee directors stock units;

          (h) the Company's non-employee directors stock option agreements;

          (i) the Company's obligations pursuant to the Company-CMM Limited Partnership Agreement of Limited Partnership, as amended.

          (j) the Company Warrants expiring September 18, 2001;

          (k) the Company Warrants expiring February 27, 2002;

          (l) the Company's liquid yield option notes due 2011;

          (m) the Company's liquid yield option notes due 2018 (the notes referred to in (l) and (m) being collectively the "LYONs"); and

          (n) a non-qualified stock option for 100,000 shares.

     Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in Sections 3.2(a)-(n) above, since February 3, 1998, no shares of the Company Common Stock have been issued.

     SECTION 3.3. Corporate Authority Relative to this Agreement. No
Violation. The Company has the corporate power and authority to enter into this Agreement and the Parent Stockholders Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Parent Stockholders Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Parent Stockholders Agreement and the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement and the Parent Stockholders Agreement have been duly and validly executed and delivered by the Company and, assuming this Agreement and the Parent Stockholders Agreement have been duly and validly executed and delivered by the other parties hereto and thereto, and subject to the Company Stockholder Approval (as defined in Section
5.3 hereof) this Agreement and the Parent Stockholders Agreement constitute valid and binding agreements of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable approvals of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "Communications Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the Parent Stockholder Voting Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its Subsidiaries or facts specifically pertaining to any of them. Except for the Company Required Approvals, the Company is not subject to or obligated under any charter, bylaw or contract provision or any governmental licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement or the Parent Stockholder Voting Agreement, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.4. Reports and Financial Statements. The Company has made available to Parent true and complete copies of:

          (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the years ended December 31, 1996 and 1997;

          (b) the Company's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1998 and June 30, 1998;

          (c) each definitive proxy statement filed by the Company with the since SEC since December 31, 1996;

          (d) each final prospectus filed by the Company with the SEC since December 31, 1996, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1997.

     As of their respective dates, such reports, proxy statements, and prospectuses filed on or prior to the date hereof (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since January 1, 1997, the Company has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     SECTION 3.5. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet except (a) liabilities or obligations reflected in any of the Company SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Company.

     SECTION 3.6. No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined in Section 3.7 below) which are dealt with exclusively in Section 3.7) except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on the Company.

To the best Knowledge of the Company, the Company's Subsidiaries which are FCC licensees are financially qualified, and are otherwise qualified to be FCC licensees.

     SECTION 3.7. Environmental Laws and Regulations. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, (d) to the Knowledge of the Company, the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not in the aggregate have a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than customary indemnity provisions contained in agreements entered into in the ordinary course of business which would not in the aggregate have a Material Adverse Effect on the Company.

     SECTION 3.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Company SEC Reports, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), maintained or contributed to by the Company or its Subsidiaries are in compliance with all applicable provisions of ERISA, the Code and any other applicable laws except for violations that would not in the aggregate have a Material Adverse Effect on the Company. To the Knowledge of the Company, none of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of
Section 4975 of the Code or Title I, Part 4 of ERISA except for transactions (i) which are exempt under applicable law, regulations and administrative exemptions or (ii) which in the aggregate would not have a Material Adverse Effect on the Company, and the Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for instances of non-compliance transactions or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. To the Knowledge of the Company, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The Company has previously made available to Parent a true and correct copy of the Company's 401(k) plan and the Form 5500 and the audit report (which fairly represents, in all material respects, the financial condition and results of operations of such plan) related thereto. The Company and its Subsidiaries do not maintain any employee benefit pension plan which is subject to Title IV of ERISA. The Company's 401(k) Plan is exempt from federal income taxation under
Section 501 of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company, and the Company and its Subsidiaries have not received any material adverse notice concerning the 401(k) plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA, except for such liabilities as would not in the aggregate have a Material Adverse Effect on the Company. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. As of the Closing Date, no payment that is owed or may become due any director, officer, employee, or agent of the Company or a Subsidiary will be non-deductible by the Company or any Subsidiary by reason of Section 280G of the Code or under Section 4999 of the Code.

     SECTION 3.9. Absence of Certain Changes or Events. Other than as disclosed in the Company SEC Reports or previously disclosed in writing to Parent, since June 30, 1998, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since June 30, 1998, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

     SECTION 3.10. Investigations; Litigation. Except as described in any of the Company SEC Reports or previously disclosed in writing to Parent:

          (a) to the Knowledge of the Company, no investigation or review by any governmental body or authority with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor has any governmental body or authority notified the Company of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which, in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

     To the Knowledge of the Company, the Company Disclosure Letter lists all of the pending litigation of the Company.

     SECTION 3.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement (as it relates to the Company) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 3.12. Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

     SECTION 3.13. Tax Matters.

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect. The Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (b) Neither the Company nor any of its Subsidiaries has Knowledge of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 3.14. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair to the Company's stockholders from a financial point of view. A copy of the written opinion of DLJ will be delivered to Parent as soon as practicable after the date of this Agreement.

     SECTION 3.15. Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the stockholders of the Company is required by law or the charter or By-Laws of the Company in order for the Company to consummate the Merger and the transactions contemplated hereby.

     SECTION 3.16. Insurance. The Company and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that the Company believes is sufficient for its business and operations.

     SECTION 3.17. Real Property; Title. The Company's Subsidiaries have good and marketable title to all real properties owned by them except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

     SECTION 3.18. Collective Bargaining Agreements and Labor. The Company has previously made available to Parent all labor or collective bargaining agreements in effect as of the date of this Agreement which pertain to a material number of the employees of the Company and its Subsidiaries. There are no pending complaints, charges or claims against the Company or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by the Company of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on the Company.

     SECTION 3.19. Material Contracts. Neither the Company nor any of its Subsidiaries Knows of, or has received notice of, any violation or default under any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

     SECTION 3.20. Takeover Statute. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in Section 4.12, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as set forth in the Parent Disclosure Letter delivered to the Company on the date hereof:

     SECTION 4.1. Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's Articles of Incorporation, as amended, and Amended and Restated By-laws and Merger Sub's charter and by-laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Parent is a party. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

     SECTION 4.2. Capital Stock. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, and 2,000,000 shares of Class A Preferred Stock, par value $1.00 per share and 8,000,000 shares of Class B Preferred Stock, par value $1.00 per share (collectively, the "Parent Preferred Stock"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of September 30, 1998, 248,454,892 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of September 30, 1998, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire an aggregate of 17,562,510 shares of Parent Common Stock pursuant to:

          (a) the 1984 Incentive Stock Option Plan of Parent;

          (b) the 1994 Incentive Stock Option Plan of Parent;

          (c) the 1994 Non-Qualified Stock Option Plan;

          (d) the Parent Director's non-Qualified Stock Option Plan;

          (e) the 1998 Stock Incentive Plan;

          (f) the Stockholders Agreement, dated April 9, 1997, by and among Parent, Eller Media Corporation, and EM Holdings, L.L.C.;

          (g) various other option agreements with officers or employees of the Parent or the Parent's Subsidiaries, option assumption agreements, and incentive compensation grants; and

          (h) Parent's 2 5/8% Senior Convertible Notes due 2003, convertible into Parent Common Stock.

     SECTION 4.3. Corporate Authority Relative to this Agreement. No
Violation. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement, the Registration Rights Agreement dated the date hereof between Parent and the Voting Stockholders (the "Registration Rights Agreement" and, together with the Fund Voting Agreement, the "Ancillary Agreements") and the Fund Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and except for the approval of the issuance of shares of Parent Common Stock in the Merger by the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Special Meeting, no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Ancillary Agreements, the issuance of the Parent Common Stock and the other transactions contemplated hereby. The Board of Directors of each of Parent and Merger Sub has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the other parties hereto, and subject to the Parent Stockholder Approval (as defined in Section 5.3 hereof), this Agreement and the Ancillary Agreements constitute valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, the Communications Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on Parent; provided that Parent makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its Subsidiaries or facts specifically pertaining to any of them. Except for the Parent Required Approvals, neither Parent nor Merger Sub is subject to or obligated under any charter, by-law or contract provision or any governmental license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement or the Ancillary Agreements, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on Parent.

     SECTION 4.4. Reports and Financial Statements. Parent has previously made available to the Company true and complete copies of:

          (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1996 and 1997;

          (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1998 and June 30, 1998;

          (c) each definitive proxy statement filed by Parent with the SEC since December 31, 1996;

          (d) each final prospectus filed by Parent with the SEC since December 31, 1996, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1997.

     As of their respective dates, such reports, proxy statements and prospectuses filed on or prior to the date hereof (collectively, "Parent SEC Reports") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since January 1, 1997, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     SECTION 4.5. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

     SECTION 4.6. No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in any of the Parent SEC Reports and
(b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

     SECTION 4.7. Environmental Laws and Regulations. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claims which would in the aggregate have a Material Adverse Effect on Parent; and (c) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     SECTION 4.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Parent SEC Reports, all "employee benefit plans" as defined in Section 3(3) of

ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

     SECTION 4.9. Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since June 30, 1998, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

     SECTION 4.10. Investigations; Litigation. Except as described in any of the Parent SEC Reports or previously disclosed in writing to the Company:

          (a) to the Knowledge of Parent, no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending nor has any governmental body or authority notified Parent of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, or before any federal, state, local or foreign governmental body or authority which in the aggregate is reasonably likely to have a Material Adverse Effect on Parent.

     SECTION 4.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement (as it relates to Parent) and Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 4.12. Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

     SECTION 4.13. Tax Matters.

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "Parent Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent. All assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, Parent will provide the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Parent and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) Neither Parent nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.14. Required Vote of Parent Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Special Meeting (provided that at least 50% of the outstanding shares of Parent Common Stock are actually voted) is required to approve the issuance of Parent Common Stock in the Merger. No other vote of the stockholders of Parent or Merger Sub is required by law, the charter or By-Laws of Parent or Merger Sub in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

     SECTION 4.15. Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Salomon Smith Barney Inc. ("SSB") dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair from a financial point of view to Parent. A copy of the written opinion of SSB will be delivered to the Company as soon as practicable after the date of this Agreement.

     SECTION 4.16. Insurance. Parent and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that Parent believes is sufficient for its business and operations.

     SECTION 4.17. Real Property; Title. Parent has good and marketable title to all real properties owned by it except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

     SECTION 4.18. Collective Bargaining Agreements and Labor. There are no pending complaints, charges or claims against Parent or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by Parent of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on Parent.

     SECTION 4.19. Material Contracts. Neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation or default under any material contract (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on Parent.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.1. Conduct of Business by the Company or Parent. Except as contemplated by this Agreement and in the Company Disclosure Letter or the Parent Disclosure Letter, or as necessary or appropriate to satisfy the obligations hereunder, prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

          (a) The Company:

             (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

             (ii) shall use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, consistent with prudent business practice to (A) preserve intact its business organizations and goodwill in all material respects, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them, in each case as a group;

             (iii) shall notify Parent of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing could have a Material Adverse Effect on the Company;

             (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

             (v) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any severance or similar agreements or arrangements which would be triggered by the transactions contemplated hereby, except for the payment of stay bonuses as provided in Section 5.1(a)(vi) hereof, with any of their respective directors or executive officers;

             (vi) shall not, other than in the ordinary course of business consistent in all material respects with past practice and other than agreements with respect to the payment of reasonable stay bonuses, enter into any new written material employment, consulting or salary continuation agreements with any officers or directors or any employees whose employment agreements provide for an annual base salary in excess of $150,000 and have a term in excess of one year ("Key Employees"), or, other than increases in the ordinary course of business, grant any material increases in the compensation or benefits to officers, directors, and Key Employees;

             (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business, except for (A) acquisitions previously disclosed in the Company Disclosure Letter and (B) acquisitions for cash within the scope of or related to the Company's existing business in which the aggregate consideration is less than the sum of (x) fifty million dollars ($50,000,000), (y) the monthly increase in the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") multiplied by 2.5, provided, that pro forma EBITDA is in excess of two hundred and seventy one million dollars ($271,000,000) for the trailing twelve (12) month period and (z) ten percent (10%) of the total proceeds of any equity share capital issued by Parent, in each case which would not materially delay or impair the ability of the Company to perform its obligations under this Agreement;

             (viii) shall not propose or adopt any amendments to its corporate charter or by-laws;

             (ix) shall not, and shall not permit any of its Subsidiaries to,
        (A) issue any shares of their capital stock, except upon exercise of rights under the Company Stock Plans (as defined in Section 5.7), the Company Warrants, the LYONs, any other agreement or arrangement referred to in Section 3.2 or the Company Disclosure Letter, options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or (B) effect any stock split not previously announced or (C) otherwise change the capitalization of the Company as it existed on June 30, 1998, except as contemplated herein;

             (x) except as consistent with past practice but, in any event, not in an amount in excess of 316,667 shares of Company Common Stock in the aggregate, and except for rights to participate in the Company Employee Stock Purchase Plan, shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, to acquire any shares of its capital stock, provided, that, the Company shall not acquire shares of Company Common Stock except for such purchases by the Company made in connection with the Company's 401(k) plan;

             (xi) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock;

             (xii) shall not, and shall not permit any of its Subsidiaries to amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements except
        (A) that the Company may amend any annual incentive plan existing on the date hereof to provide for prorated incentive bonus awards related to performance for the period ending on the Closing Date consistent with the target for any such annual incentive plan for 1998, and (B) in the ordinary course of business, as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan;

             (xiii) shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its Revolving Credit Agreement or enter into any loan agreement as borrower, or, except as consistent with past practice, as lender;

             (xiv) shall not, and shall not permit any of its Subsidiaries to, except with respect to agreements contemplated by or permitted pursuant to this Agreement, enter into any material agreement with aggregate consideration of $2.0 million per year, except for any contract involving sports broadcast rights;

             (xv) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any stockholder who owns more than 10% of the outstanding capital stock of the Company;

             (xvi) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business;

             (xvii) shall not enter into, amend, or extend any material collective bargaining or other labor agreement, except as required by law and except in the ordinary course of business consistent in all material respects with past practices;

             (xviii) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

             (xix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (xviii) or take any action which would make any representation or warranty in Article III hereof untrue or incorrect.

          (b) The Parent:

             (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, an agreement with respect to any acquisitions or to issue any debt or equity securities;

             (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

             (iii) shall and shall cause Merger Sub to vote all shares of Company Common Stock, if any, beneficially owned by Merger Sub or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Special Meeting (as defined in Section 5.3);

             (iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, or enter into any similar transaction, or enter into an agreement to effect any of the foregoing, in each case which would reasonably be expected to adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or materially delay obtaining any consents or approvals of any Governmental Entity required under this Agreement or otherwise delay the Closing;

             (v) shall not, and shall not permit any of its Subsidiaries to, change any of the accounting principles or practices used by it or any of its Subsidiaries, except as required by the SEC or required by GAAP;

             (vi) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

             (vii) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (vi) or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

     SECTION 5.2. Proxy Material; Registration Statement.

     (a) The Company and the Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a joint proxy statement that will be the same proxy statement/ prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of each of the Company's and the Parent's stockholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and the Parent's stockholders, is herein called the "Joint Proxy Statement").

     (b) Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include the Joint Proxy Statement. Such Registration Statement shall be used for the purposes of registering with the SEC and with applicable state securities authorities the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably

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

requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement.

     (c) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

     SECTION 5.3. Stockholders' Meeting. Each of the Company and Parent shall, in accordance with applicable law and their respective Certificate or Articles of Incorporation and the By-Laws duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, shall be referred to as the "Parent Special Meeting" or the "Company Special Meeting," as the case may be, and, together as the "Special Meetings") of its respective stockholders as soon as practicable for the purpose of, in the case of the Company, approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger, and in the case of Parent, approving the issuance of shares of Parent Common Stock to the stockholders of the Company in the Merger, by the holders of, in the case of the Company, a majority of the outstanding shares of Company Common Stock and, in the case of Parent, a majority of the outstanding shares of Parent Common Stock actually present and voting (the "Company Stockholder Approval" and the "Parent Stockholder Approval," as the case may be). Parent and the Company agree to use their reasonable efforts to cause the Special Meetings to occur within forty-five (45) days after the date on which the Registration Statement becomes effective. Each of Parent and the Company shall include in the Joint Proxy Statement the recommendation of their Boards of Directors that stockholders vote in favor of the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be; in each case subject to the duties of the respective Boards of Directors to make any further disclosure to the stockholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and, in the case of the Company, subject to the right to change such recommendation or terminate this Agreement following receipt of a Superior Proposal as defined in Section 5.10.

     SECTION 5.4. Approvals and Consents; Cooperation.

     (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (ii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

          (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (iv) cooperate with one another in obtaining the opinions described in
     Section 6.1(h) of this Agreement.

     (b) Subject to the limitations contained in Section 5.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

     SECTION 5.5. Access to Information; Confidentiality. As permitted by law, each of the Company and Parent shall, upon reasonable notice to an Executive Officer (as defined in Section 8.3 hereof) of the Company or Parent, as the case may be, afford to the other party, and to such party's authorized officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with the normal operations of the Company or Parent and

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

their Subsidiaries of either and subject to reasonable restrictions imposed by an Executive Officer of the Company or Parent, as the case may be, during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company or Parent and its Subsidiaries, and during such period, the Company or Parent shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither party nor any or its Subsidiaries shall be required to disclose any information to the other party or its authorized representatives if doing so would (i) violate any federal, state, local or foreign law, rule or regulation to which such party or any of its Subsidiaries is subject; or (ii) directly or indirectly affect either party's competitive position in any of the markets in which either party operates or in respect of the activities in which either party is engaged. No investigation or information furnished pursuant to this Section 5.5 shall affect any representations or warranties made by the parties herein or the conditions to the obligations of the parties to consummate the Merger. Each party will keep such information provided to it by the other party confidential in accordance with the terms of the Confidentiality Agreement, dated August 24, 1998, between the Parent and the Company or the Confidentiality Agreement dated October 7, 1998 between the Company and Parent, as the case may be (the "Confidentiality Agreements") the terms of which are incorporated herein by reference, as if such information were Evaluation Material (as such term is defined in the Confidentiality Agreements).

     SECTION 5.6. Affiliates. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

     SECTION 5.7. Rights Under Stock Plans.

     (a) Stock Options and Stock Appreciation Rights. Each outstanding option to purchase shares of Company Common Stock ("Option") and each outstanding stock appreciation right relating to appreciation in the value of a share of Company Common Stock ("SAR") granted under the Company's 1993 Stock Option Plan, the Non-Employee Director Stock Option Agreements, the 1997 Long-Term Incentive Plan or the 1997 Non-Employee Director Stock Plan (the "Company Stock Plans"), which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall, if necessary, accelerate and become exercisable one (1) day prior to the Effective Time. The Option or SAR, as the case may be, shall be assumed by Parent and deemed to constitute (A) with respect to each Option, an option to acquire, on the same terms and conditions, mutatis mutandis (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such assumed Option and (B) with respect to each SAR, a stock appreciation right, having the same terms and conditions, mutatis mutandis (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable to such SAR immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that a holder of a number of shares of Company Common Stock equal to the number of such shares subject to such SAR immediately prior to the Effective Time would have been entitled to receive pursuant to the Merger, at an exercise price per share equal to (x) the aggregate exercise price for Company Common Stock subject to such SAR divided by (y) the number of shares of Parent Common Stock to which such assumed SAR relates; provided, that each such assumed Option and SAR shall, immediately following the Effective Time, become and be immediately exercisable in full and shall remain exercisable until the expiration of its term; and provided, further, that the

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number of shares of Parent Common Stock that may be purchased upon exercise of any such assumed Option or that shall be subject to any such assumed SAR shall not include any fractional share and, upon exercise of such assumed Option or SAR, a cash payment shall be made for any fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. From and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Company Stock Plans. The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

     (b) Stock Units. Prior to or at the Effective Time, the Company shall transfer to each participant in the Company's Executive Stock Unit Plan (the "SUP") and to each holder of a Stock Unit under a Non-Employee Director Stock Unit Agreement (a "Stock Unit Agreement") a number of shares of Company Common Stock equal to the number of Stock Units (within the meaning of the SUP or Stock Unit Agreement, respectively) then credited to a Stock Unit Account (within the meaning of the SUP or Stock Unit Agreement, respectively) maintained for the benefit of such participant or holder of such Stock Unit, less any shares withheld by the Company to satisfy federal, state and local tax obligations required by law to be withheld with respect to any grant, exercise or payment made (excluding any Stock Unit that has prior to such time been converted to cash or paid out in shares of Common Stock). Each share so transferred shall be converted into the Merger Consideration in accordance with Section 2.3 hereof.

     (c) Reservation and Registration of Shares. Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options in accordance with this Section 5.7. Within three Business Days after the Effective Time, Parent shall use its best efforts to cause the Parent Common Stock subject to assumed Options to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms) and shall use its best efforts to cause the effectiveness of such registration statement (and current status of the prospectus or prospectuses contained therein) to be maintained for so long as such Options remain outstanding.

     (d) Stock Purchase Plan. The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company's Employee Stock Purchase Plan to be immediately following the last anticipated payroll date occurring prior to the Effective Time (the "Final Purchase Date"). On the Final Purchase Date, the Company shall apply the funds credited as of such date under such plan within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of such Company employee stock purchase plan. Any cash balance remaining in a participant's account which is insufficient to purchase an additional whole share of Company Common Stock shall be refunded to such participant as soon as practicable following the Final Purchase Date. Each share of Company Common Stock so purchased shall be converted into the Merger Consideration in accordance with Section 2.3 hereof.

     SECTION 5.8. Filings; Other Action.

     (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the Communications Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust, competition or communications laws with respect to the transactions contemplated hereby.

     (b) Without limiting the generality of the undertakings pursuant to Section 5.8(a): (i) each of Parent and the Company shall provide promptly to the FCC or to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by the FCC or such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.8(a)(i) above, each of Parent and the Company shall file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) Parent shall proffer its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries, (B) terminate such existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FCC or the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses
(A), (B) or (C), if such action is likely to be necessary for the purpose of avoiding or preventing any action by the FCC or any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the deadline specified in Section 7.1(b) hereof; (iv) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause
(iii) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 7.1 (b); (v) each of the Company and Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and the FCC or any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 5.8(b); and (vi) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, the FCC or any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act or consent of the FCC shall be deemed to be a breach hereunder by the Company. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with the FCC or any Government Antitrust Entity relating to its obligations under subsections (b) (iii) and (b)
(iv) hereof. Notwithstanding the provisions of Section 5.8(a) and 5.8(b), in the event that either Parent or the Company is requested, as a condition to obtaining the approval of the FCC to the transactions contemplated hereunder, to take any action which arises from a material change in the Communications Act, or in the policies of the FCC in implementing or enforcing the Communications Act, which action if taken would have a Material Adverse Effect on the combined consolidated businesses, assets or operations of Parent and Company, then neither Parent nor the Company shall be required to take such action and no failure by either Parent or the Company to take such actions shall be deemed a breach of this Section 5.8 or of any other provisions of this Agreement.

     SECTION 5.9. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

     SECTION 5.10. No Inconsistent Activities. In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions

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

contemplated hereby, and to various alternatives to the transactions contemplated by this Agreement, and in light of the Company's representations contained in Section 3.14, the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or expressly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company's Board of Directors from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to enter into a business combination with the Company pursuant to an Acquisition Proposal which the Company's Board of Directors determines in good faith is more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (a "Superior Proposal") so long as prior to furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides two (2) business days' advance written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a person or entity from whom the Company has received an executed confidentiality agreement in form and substance similar to the Confidentiality Agreements. The Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals with respect to an Acquisition Proposal, within 24 hours after the Company obtains Knowledge of the receipt thereof, and shall give Parent five (5) business days' advance notice (which notice shall include the terms and conditions of such proposal) of any agreement to be entered into with, or any information supplied to, any person or entity making such inquiry, offer or proposal. Nothing contained herein shall prohibit the Company from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person that have been conducted heretofore with respect to a potential Acquisition Proposal. Except in connection with a Superior Proposal, the Company agrees to enforce and not to waive or release any confidentiality agreements which any persons have entered into with the Company.

     SECTION 5.11. Director and Officer Liability.

     (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Certificate of Incorporation, Company By-laws or any Indemnity Agreement (as defined below) shall survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL, (ii) the Company's Certificate of Incorporation and the Company's By-laws or (iii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any Indemnitee in effect on the date of this Agreement (including any indemnity provisions contained in any agreement providing for the registration of securities) (each, an "Indemnity Agreement"), advancement of Expenses (as defined below) pursuant to this Section
5.11 shall be mandatory rather than permissive and the Surviving Corporation and Parent shall advance Costs (as defined below) in connection with such indemnification. Parent shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

     (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 150% of the greater of (i) the last annual premium paid by the Company prior to the date of this Agreement and (ii) the annual premium for the year in which the Closing occurs (the "Cap"); and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

     (c) In addition to the other rights provided for in this Section 5.11 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "Indemnitees") against all losses, Expenses (as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees. For the purposes of this Section 5.11, "Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

     (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.11 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

     (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.11 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

     (f) Parent shall, and shall cause the Surviving Corporation to, advance all Expenses to any Indemnitee incurred enforcing the indemnity or other obligations provided for in this Section 5.11.

     SECTION 5.12. Accountants' "Comfort" Letters. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     SECTION 5.13. Additional Reports. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and
4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

     SECTION 5.14. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     SECTION 5.15. Conveyance Taxes. Each of Parent and the Company, respectively, shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipt tax or any similar tax measured with respect to gross or net income (collectively, the "Conveyance Taxes") imposed on it at or prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any such Conveyance Taxes.

     SECTION 5.16. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed upon by Parent and the Company. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.17. Employee Plans and Benefits and Employment Contracts

     (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

     (b) Until December 31, 1999, the Surviving Corporation and its Subsidiaries will continue to provide to current and former employees of the Company or its Subsidiaries (excluding employees covered by collective bargaining agreements) the employee compensation, benefit plans, severance benefits, programs, policies and arrangements, that are currently being provided by the Company and its Subsidiaries to such employees and former employees. Furthermore, the Company's 401(k) plan shall not thereafter be merged into Parent's 401(k) plan nor shall Parent's 401(k) plan be merged into the Company's 401(k) plan unless and until a closing agreement has been entered into with the Internal Revenue Service providing that Parent's 401(k) plan qualifies under Section 401(a) of the Code through the date of such closing agreement. Nothing in this Section 5.17(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by law.

     (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits; (ii) severance benefits; (iii) vacation benefits; and (iv) benefits under any retirement plan.

     (d) This Section 5.17, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind the Company, Parent, the Surviving Corporation and any person or entity referenced in this Section 5.17, each of whom may enforce the provisions of this
Section 5.17 (whether or not parties to this Agreement).

                                  ARTICLE VI.

                            CONDITIONS TO THE MERGER

     SECTION 6.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

     (b) Stockholder Approvals. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Certificate of Incorporation, as amended, and the DGCL. The issuance of Parent Common Stock in the Merger shall have been approved by the requisite affirmative vote of the stockholders of Parent.

     (c) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding (other than any action or proceeding pursuant to or in connection with the Antitrust Laws) by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith.

     (d) Consents. All consents and approvals (other than any consent or approval required pursuant to or in connection with the Antitrust Laws) of Governmental Entities (other than the FCC) necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect.

     (e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (f) Communications Act. All orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request for reconsideration or for any sua sponte action by the FCC has expired.

     (g) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of listing.

     (h) Tax Opinion. Each of the Company and Parent shall have received an opinion of its tax counsel, Cleary, Gottlieb, Steen & Hamilton, and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, in form
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

and substance reasonably satisfactory to it, and dated on or about the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of the facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code, and that accordingly none of the Company, Parent and Merger Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger and stockholders of the Company will not recognize gain or loss for federal income tax purposes except to the extent they receive cash in lieu of fractional shares of Parent Common Stock. In rendering such opinions, Cleary, Gottlieb, Steen & Hamilton and Akin, Gump, Strauss, Hauer & Feld, L.L.P. may require and rely as to factual matters, exclusively and without independent verification, upon representations and covenants of officers of the Company and Parent substantially in the form of Exhibits A and B.

     SECTION 6.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

     (a) Company Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on the Company and except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

     (b) The Company shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

     SECTION 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

     (a) Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on Parent and except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

     (b) Parent shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

                                  ARTICLE VII.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

     (a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members its entire Board of Directors;

     (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case continuing ten (10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by October 8, 1999; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(b);

     (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case continuing ten (10) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 8, 1999; provided that, in any case a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this
Section 7.1(c);

     (d) by either Parent or the Company (provided that the party seeking to so terminate this Agreement is not then in material breach of Section 5.4(a)(iii) or 5.8) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or filing or other action shall have become final and nonappealable;

     (e) by either Parent or the Company, if the Merger shall not have occurred by October 8, 1999, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

     (f) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Special Meeting or at any adjournment or postponement thereof;

     (g) by either Parent or the Company (provided that if the terminating party is Parent, Parent shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Parent Special Meeting or at any adjournment or postponement thereof;

     (h) by the Company, if, prior to approval of the Merger by its shareholders, a Superior Proposal has been made; provided, however, that before the Company may terminate this Agreement pursuant to this subsection 7.1(h), the Company shall give notice to Parent of the proposed termination under subsection 7.1(h) (which notice may be the notice provided under Section 5.10) and Parent, within five (5) days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within such five (5) day period, the Company may terminate this Agreement pursuant to this subsection 7.1(h);

     (i) by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger, (ii) recommends an Acquisition Proposal to Company shareholders or (iii) fails to call or hold the Company Special Meeting by reason of the receipt by the Company of an Acquisition Proposal; provided, that the parties agree that disclosure made by the Company regarding an Acquisition Proposal shall not, unless expressly stated, be treated as or deemed to be a withdrawal or adverse modification of any favorable recommendation of the Merger by the Board of Directors of the Company;

     (j) by the Company upon notice to Parent, authorized by the Board of Directors of the Company and delivered to Parent on one of the two trading days prior to the Closing Date if the Average Closing Price is less than or equal to $37.50 (the "Walk-Away Price"); or

     (k) by the Company upon notice to Parent, authorized by the Board of Directors of the Company and delivered to Parent at any time, if for a twenty-five (25) consecutive trading day period commencing after the date of this Agreement and ending within 5 trading days of such notice the average of the closing prices for Parent Common Stock on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) is less than or equal to the Walk-Away Price.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except as set forth in the last sentence of Section 5.5,
Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company and Parent; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.5. Termination Fee. (a) In the event (i) the Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay Parent an amount equal to One Hundred Fifteen Million Dollars ($115,000,000) (the "Termination Fee") by wire transfer of immediately available funds upon the occurrence of such event, and as a condition to termination in the case of termination pursuant to Section 7.1(h).

     (b) In the event (i) Company Stockholder Approval is not received, (ii) prior to the Company Special Meeting there shall have been an Acquisition Proposal made and (iii) within six (6) months from the termination of the Agreement, the Company shall have entered into an agreement for, and within eighteen (18) months from such termination shall have consummated, a transaction substantially in the form proposed in such Acquisition Proposal with the party that made such Acquisition Proposal, then the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

     (c) The Company agrees that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement.

     (d) The payment by the Company of the Termination Fee pursuant to the preceding sentence, shall be Parent's and Merger Sub's exclusive remedy against the Company other than for a willful breach by the Company of Section 5.10.

     SECTION 7.6. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement or other action attributed to the Board of Directors pursuant to Section 7.1, an amendment of this Agreement pursuant to
Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

     SECTION 8.1. Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a) if to the Company, to:

               Jacor Communications, Inc.
           50 E. RiverCenter Blvd.
           Suite 1200
           Covington, KY 41011
           Attention: Randy Michaels
           Facsimile No.: (606) 655-9354

          with a copy to:

               Graydon Head & Ritchey
           511 Walnut Street
           1900 Fifth Third Center
           Cincinnati, OH 45202
           Attention: Richard G. Schmalzl
           Facsimile No.: (513) 651-3836

          and to:

               Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, New York 10006
           Attention: William A. Groll
           Facsimile No.: (212) 225-3999

          (b) if to Parent or Merger Sub, to:

               Clear Channel Communications, Inc.
           200 Concord Plaza
           Suite 600
           San Antonio, Texas 78216
           Attention: Randall Mays
           Facsimile No.: (210) 822-2299
          with a copy to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           1700 Pacific Avenue
           Suite 4100
           Dallas, Texas 75201
           Attention: Ford Lacy, P.C.
           Facsimile No.: (214) 969-4343

          SECTION 8.3. Definitions. For purposes of this Agreement:

          (a) "Acquisition Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the voting securities of, or all or substantially all of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first person.

          (c) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          (e) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (f) "Knowledge", "Know" or "Known" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, listed on Schedule 8.3(g) hereof, as the case may be, has actual knowledge of such matter.

          (g) "Lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

          (h) "Material Adverse Change" or "Material Adverse Effect" means, any adverse change in the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole, excluding any such adverse change that is due to (i) any sales or dispositions or other actions pursuant to Section 5.8 or (ii) the announcement or anticipated consummation of the transactions contemplated by this Agreement.

          (i) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

          (j) "Subsidiary" or "Subsidiaries" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          (k) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

          (l) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (m) "Warrant Agreements" shall mean the agreements between the Company and Keycorp Shareholder Services Inc. dated September 18, 1996 and February 27, 1997.

     SECTION 8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreements shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.11 and 5.17, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

     SECTION 8.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     SECTION 8.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.10. Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.

     SECTION 8.11. Finders or Brokers. Except for DLJ and Equity Group Investments, Inc., with respect to the Company, and SSB, with respect to Parent, a copy of whose engagement agreements have been provided by the Company and Parent to the other, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        CLEAR CHANNEL COMMUNICATIONS, INC.

                                        By:         /s/ RANDALL MAYS
                                           -------------------------------------
                                           Name: Randall Mays
                                           Title: Chief Financial Officer

                                        CCU MERGER SUB, INC.

                                        By:         /s/ RANDALL MAYS
                                           -------------------------------------
                                           Name: Randall Mays
                                           Title: Chief Financial Officer

                                        JACOR COMMUNICATIONS, INC.

                                        By:     /s/ R. CHRISTOPHER WEBER
                                           -------------------------------------
                                           Name: R. Christopher Weber
                                           Title: Chief Financial Officer

     Amendment No. 1, dated as of November 11, 1998 (this "Amendment"), to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 8, 1998, among Clear Channel Communications, Inc., a Texas Corporation ("Parent"), CCU Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Jacor Communications, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                                  WITNESSETH:

     WHEREAS, Parent, Merger Sub and the Company have entered into the Merger Agreement; and

     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement, in accordance with Section 7.3 thereof, so that Merger Sub will be the Surviving Corporation in the Merger and to make such other amendments as are set forth herein;

     NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Parent, Merger Sub and the Company agree as follows:

     1. Amendment to Second Recital. The second Recital of the Merger Agreement is hereby amended by deleting the words "Merger Sub to merge with and into the Company" in the third line thereof and inserting in lieu thereof the words "the Company to merge with and into Merger Sub."

     2. Amendment to Section 1.1. Section 1.1 of the Merger Agreement is hereby amended to read in its entirety as follows: "Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation under the name Jacor Communications, Inc. (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL."

     3. Amendment to Section 2.1. Section 2.1 of the Merger Agreement is hereby amended by deleting the words "be converted into and become" in the fourth and fifth lines of Section 2.1 and inserting in lieu thereof the words "remain outstanding as."

     4. General Interpretation of Merger Agreement. All references in the Merger Agreement to the Merger shall be deemed to be references to the merger of the Company with and into Merger Sub, and all references in the Merger Agreement to the Surviving Corporation shall be deemed to be references to Merger Sub as the Surviving Corporation.

     5. Amendment to Section 5.1. Section 5.1(a)(x) of the Merger Agreement is hereby amended by inserting the words "and the 1997 Non-Employee Directors Stock Purchase Plan" after the words "Purchase Plan" in the third line thereof.

     6. Amendment to Section 5.7. (a) Section 5.7(a) of the Merger Agreement is hereby amended by inserting the words "and the non-qualified stock option described in Section 3.2(n)" after the defined term "(the "Company Stock Plans")."

     (b) Section 5.7(d) of the Merger Agreement is hereby amended by inserting the words "and the 1997 Non-Employee Directors Stock Purchase Plan" after the words "Purchase Plan" on the third line thereof and by inserting the words "or director" after the word "employee" on the seventh line thereof.

     7. Amendment to Exhibits A and B. Exhibits A and B to the Merger Agreement are hereby amended to read in their entirety as the forms of Exhibit A and B attached to this Amendment.

     8. Authorization. Each party hereto represents to the other that such party
(a) has all necessary corporate power and authority to enter into this Amendment; (b) the execution and delivery by each party hereto of this Amendment have been duly authorized by all requisite corporate action on the part of such party; and (c) this Amendment has been duly executed and delivered by each party hereto.

     9. Merger Agreement Remains in Effect. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the parties thereto.

     10. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     11. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            CLEAR CHANNEL COMMUNICATIONS, INC.

                                            By:    /s/ KENNETH E. WYKER
                                              ----------------------------------
                                            Name: Kenneth E. Wyker
                                            Title: Senior Vice President
                                               for Legal Affairs

                                            CCU MERGER SUB, INC.

                                            By:    /s/ KENNETH E. WYKER
                                              ----------------------------------
                                            Name: Kenneth E. Wyker
                                            Title: Secretary

                                            JACOR COMMUNICATIONS, INC.

                                            By:  /s/ R. CHRISTOPHER WEBER
                                              ----------------------------------
                                            Name: R. Christopher Weber
                                            Title: Chief Financial Officer

                                                                       EXHIBIT A

                               November 10, 1998

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 Convent Street, Suite 1500
San Antonio, Texas 78205

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

Dear Sirs:

     On behalf of [TARGET] (the "Company"), the undersigned, in connection with the opinions to be delivered by your firms pursuant to Section 6.1(h) of the Agreement and Plan of Merger dated October 8, 1998 (the "Agreement") among Parent, Merger Sub and the Company,(1) recognizing that each of you will rely on this certificate in delivering said opinions, hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

          1. The Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been waived or modified.

          2. The value of the Continuing Proprietary Interest (as defined below), as of the Effective Time, will be at least 50 percent of the value, as of the Effective Time, of the Existing Proprietary Interest (as defined below) of the Company. For purposes of this paragraph 2:

             (a) The Continuing Proprietary Interest means all of the shares of outstanding Company Common Stock as of the Effective Time, other than shares of Company Common Stock: (i) exchanged in the Merger for consideration other than Parent Common Stock, but not including shares of Company Common Stock surrendered by Parent in exchange for a direct interest in the Company, (ii) acquired in connection with the Merger (other than in exchange for Parent Common Stock) by Parent or by a person related to Parent (within the meaning of Treasury Regulations
        Section 1.368-1(e)(3)), (iii) exchanged in the Merger for Parent Company stock that, pursuant to a plan or intent existing as of the Effective Time, is either redeemed by Parent or acquired (other than in exchange of Parent Common Stock) by a person related to Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(3)), or (iv) acquired prior to the Effective Time and in connection with the Merger by persons related to the Company (within the meaning of Treasury Regulation
        Section 1.368-1(e)(3)(i)(B)), other than in exchange for Parent Common Stock;

             (b) The Existing Proprietary Interest means: (i) all of the shares of outstanding Company Common Stock as of the Effective Time (including shares acquired prior to the Effective Time and in connection with the Merger by persons related to the Company (within the meaning of Treasury Regulations Section 1.368-1(e)(3)(i)(B)), (ii) shares of Company Common Stock redeemed prior to the Effective Time and in connection with the Merger, and (iii) the amount of any extraordinary distributions made by the Company with respect to the Company Common Stock prior to the Effective Time and in connection with the Merger. For purposes of this paragraph 2(b), extraordinary distributions will not include periodic dividends that are consistent with the Company's historic dividend practice;

---------------

(1) For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

             (c) An acquisition of Parent Common Stock or Company Common Stock by a person acting as an intermediary for Parent or the Company, or a person related to Parent or the Company (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) will be treated as made by Parent, Company or the related person, respectively; and

             (d) Any reference to Parent or Company includes a reference to any successor or predecessor of such corporation to the extent provided in Treasury Regulation Section 1.368-1(e)(5).

          3. The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger.

          4. Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger (including the sales proceeds from any disposition of any assets prior to or subsequent to the Merger and in contemplation thereof). For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

          5. Except as provided in Annex I attached herewith, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Common Stock.

          6. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          7. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

          8. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

          9. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

          10. The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          11. The Agreement and the documents described in Section 5.5 of the Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

          12. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

          13. There will be no dissenters to the Merger.

          14. On the date of the merger, the fair market value of the assets of the Company will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

          15. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

          16. The Company has no reason to believe that the certifications made by Parent in the letter dated the date hereof and attached hereto as Exhibit A are not true, correct and complete in all material respects. It is understood for purposes of this representation that the Company has neither investigated nor verified the accuracy of such Parent certifications.

     I understand that Cleary, Gottlieb, Steen & Hamilton as counsel for the Company and Akin, Gump, Strauss, Hauer & Feld, L.L.P. as counsel for Parent will rely on this certificate in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations becomes untrue, incorrect or incomplete at or prior to the Effective Time.

                                            [TARGET]

                                            By:
                                            ------------------------------------
                                              [TARGET OFFICER]
                                              [TARGET OFFICER'S POSITION]

                                                                       EXHIBIT B

                               November 10, 1998

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
300 Convent Street, Suite 1500
San Antonio, Texas 78205

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

Dear Sirs:

     On behalf of Parent and Merger Sub, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Section 6.1(h) of the Agreement and Plan of Merger dated October 8, 1998 (the "Agreement") among Parent, Merger Sub and the Company,((2)) recognizing that each of you will rely on this certificate in delivering said opinions, hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

          1. The Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been waived or modified.

          2. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

          3. Prior to the Merger, Parent will own all of the capital stock of Merger Sub. Parent has no plan or intention to cause Merger Sub to issue additional shares of its stock that would result in Parent owning less than all of the capital stock of Merger Sub after the Merger.

          4. Parent has no plan or intention, following the Merger, directly or indirectly, to reacquire any of the Parent Common Stock issued in the Merger.

          5. Following the Merger, the qualified group, as defined in Treasury Regulation Section 1.368-1(d)(4)(ii), of which Parent is a member, will continue the Company's historic business or use a significant portion of its historic business assets in a business.

          6. Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with this Merger.

        7. Neither Parent nor Merger Sub is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          8. Neither Parent nor Merger Sub will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

---------------

(2)For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

          9. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration that is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

          10. No stock of Merger Sub will be issued in the Merger.

          11. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

          12. The Agreement and the documents described in Section 5.5 of the Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

          13. Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger (including the sales proceeds from any disposition of any assets prior to or subsequent to the Merger and in contemplation thereof). For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

          14. Parent will not assume any liabilities of the Company or any of the Company's Subsidiaries.

          15. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

          16. There will be no dissenters to the Merger.

          17. Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation; to sell or otherwise dispose of the capital stock of Merger Sub except for transfers of stock described in Treasury Regulation Section 1.368-2(k)(2); or to cause Merger Sub to sell or otherwise dispose of any of the assets acquired from the Company, except for dispositions in the ordinary course of business or transfers described in Treasury Regulation Section 1.368-2(k)(2).

          18. Parent has no reason to believe that the certifications made by the Company in the letter dated the date hereof and attached hereto as Exhibit A are not true, correct and complete in all material respects. It is understood for purposes of this representation that Parent has neither investigated nor verified the accuracy of such Company certifications.

     I understand that Cleary, Gottlieb, Steen & Hamilton as counsel for the Company and Akin, Gump, Strauss, Hauer & Feld, L.L.P. as counsel for Parent will rely on this certificate in rendering their opinion concerning certain federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations becomes untrue, incorrect or incomplete at or prior to the Effective Time.

                                        CLEAR CHANNEL COMMUNICATIONS, INC.

                                        By:
                                        ----------------------------------------

                                        Its:
                                        ----------------------------------------

                                                                         ANNEX B

                                VOTING AGREEMENT

     This VOTING AGREEMENT (the "Agreement"), dated as of October 8, 1998, is entered into by and among Jacor Communications, Inc., a Delaware corporation (the "Company"), and the other parties listed on the signature page hereof (collectively, the "Stockholders" and, individually, a "Stockholder").

     WHEREAS, the Company, Clear Channel Communications, Inc. ("Parent"), and CCU Merger Sub, Inc. ("Merger Sub") have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, each of the Stockholders is the owner of the number of shares (the "Shares") of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") set forth opposite such Stockholder's name on
Schedule I attached hereto; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders agree, and each of the Stockholders hereby agrees, to the matters set forth herein. Except as specified herein, terms defined in the Merger Agreement are used herein as defined therein.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

     1. Voting of Shares.

          1.1. Voting Agreement. Each of the Stockholders hereby agrees to vote (or cause to be voted) all of such Stockholder's Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

             (i) in favor of the Merger and the approval of the issuance of Parent Common Stock in the Merger (the "Parent Proposal") and any actions required in furtherance thereof;

             (ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Parent under this Agreement or the Merger Agreement; and

             (iii) except for all such actions which may be permitted to Parent under Section 5.1(b) of the Merger Agreement, against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Parent or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets of Parent or any of its material subsidiaries or the issuance of any securities of Parent or any subsidiary, (C) any change in the Board of Directors of Parent other than in connection with an annual meeting of the shareholders of Parent with respect to the slate of directors proposed by the incumbent Board of Directors of Parent (in which case they agree to vote for the slate proposed by the incumbent Board) or (D) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transaction contemplated by the Merger Agreement.

     2. Representations and Warranties of Stockholders. Each of the Stockholders severally represents and warrants to the Company as follows in each case as of the date hereof:

          2.1. Binding Agreement. The Stockholder has the capacity and full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          2.2. No Conflict. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof in each case by the Stockholder (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any material contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity which has not been obtained, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to such Stockholder or the Shares.

          2.3. Ownership of Shares. Except as set forth in Schedule II and except as may be provided in the organizational documents, if any, of the Stockholder, the Stockholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encumbrances, options or restriction on the right to vote the Shares. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of Parent beneficially owned by Stockholder.

     3. Representations and Warranties of the Company. The Company represents and warrants to each of the Stockholders as follows in each case as of the date hereof:

          3.1. Binding Agreement. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company except for the approval and adoption of the Merger Agreement and approval of the Merger by a majority of the holders of shares of Company common stock are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated thereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.2. No Conflict. Neither the execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Company.

     4. Transfer and Other Restrictions. For so long as the Merger Agreement is in effect:

          4.1. Certain Prohibited Transfers. Each of the Stockholders generally agrees not to:

             (a) sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein if (i) such sale, transfer, assignment or other disposition, taken together with all other sales, transfers, assignments or other dispositions by the Stockholders, as a group, during the period from the date hereof through the date of the meeting held to consider the Parent Proposal, would be of shares in an amount in excess of 1% of the Parent Common Stock then outstanding or (ii) such sale, transfer, assignment or other disposition is reasonably likely to impact the Average Closing Price (as defined in the Merger Agreement);

             (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement;

             (c) deposit the Shares into a voting trust; nor

             (d) buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap or collar derivative transaction which has a similar economic effect if such purchase, sale or trade is reasonably likely to impact the Average Closing Price.

          4.2. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event of (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Parent on, or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Parent Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of Parent held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. Each of the Stockholders hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

     5. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

     6. Termination. Except for Sections 6 and 7 hereof, which shall survive for the period specified therein, this Agreement shall terminate, with respect to a Stockholder to whom any of the following applies, as applicable, but shall not terminate with respect to the other Stockholders on the earlier of (i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, (iii) consummation of the Merger and (iv) the date such Stockholder ceases to own any Shares other than as a result of the breach by such Stockholder of this Agreement.

     7. Indemnification. The Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each of the Stockholders against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by Parent or any stockholder of Parent asserting any breach by the Stockholder of any fiduciary duty on his part to Parent or the other stockholders of Parent by reason of the Stockholder entering into this Agreement, for a period of six years after the date hereof. In the event the Stockholder seeks indemnification from the Company for any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) the Company shall pay the fees and expenses of one counsel selected by the Stockholder and reasonably acceptable to the Company to represent the Stockholder in connection therewith promptly after statements therefor are received, and (b) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided, further, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

           If to the Company, to:

                    Jacor Communications, Inc.
               50 E. RiverCenter Blvd.
               Suite 1200
               Covington, KY 41011
               Attention: Randy Michaels
               Facsimile No.: (606) 655-9354

           with a copy to:

                    Graydon Head & Ritchey
               511 Walnut Street
               1900 Fifth Third Center
               Cincinnati, OH 45202
               Attention: Richard S. Schwalzl
               Facsimile No.: (513) 651-3836

           and to:

                    Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York 10006
               Attention: William A. Groll
               Facsimile No.: (212) 225-3999

           If to Stockholder, to:

                    The Stockholder
               200 Concord Plaza
               Suite 600
               San Antonio, Texas 78216
               Attention: the Stockholder
               Facsimile No.: (210) 829-8080

           with a copy to:

                    Akin, Gump, Strauss, Hauer & Feld L.L.P.
               1700 Pacific Avenue
               Suite 4100
               Dallas, Texas 75201
               Attention: Ford Lacy, P.C.
               Facsimile No.: (214) 969-4343

     9. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     10. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company.

     11. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     12. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     14. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. Shareholder Capacity. No Stockholder or designee of any Stockholder who is or becomes during the term hereof a director or officer of Parent makes any agreement or understanding herein in its capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder any designee of any Stockholder in his or her capacity as an officer or director of Parent.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of the Company on the day and year first written above.

                                            JACOR COMMUNICATIONS, INC.

                                            By:  /s/ R. CHRISTOPHER WEBER
                                              ----------------------------------
                                              Name: R. Christopher Weber
                                              Title: Chief Financial Officer

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of the Company on the day and year first written above.

                              /s/ L. LOWRY MAYS
------------------------------------------------------
L. LOWRY MAYS
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                             /s/ RANDALL T. MAYS
------------------------------------------------------
RANDALL T. MAYS
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ MARK P. MAYS
------------------------------------------------------
MARK P. MAYS
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ MARK P. MAYS
------------------------------------------------------
MARK P. MAYS
As Trustee for Ryan Mays
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ MARK P. MAYS
------------------------------------------------------
MARK P. MAYS
As Trustee for Patrick Mays
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ MARK P. MAYS
------------------------------------------------------
MARK P. MAYS
As Trustee for Daniel Mays
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ MARK P. MAYS
------------------------------------------------------
MARK P. MAYS
As Trustee for Andrew John Mays
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                             /s/ RANDALL T. MAYS
------------------------------------------------------
RANDALL T. MAYS
As Trustee for Grace Mays
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                             /s/ RANDALL T. MAYS
------------------------------------------------------
RANDALL T. MAYS
As Trustee for Lowry Thomas Mays
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ MARK P. MAYS
------------------------------------------------------
MARK P. MAYS
As Trustee for the Charlotte Moreau Family
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ L. LOWRY MAYS
------------------------------------------------------
L. LOWRY MAYS
As Trustee for the Maddox Family Trust
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                              /s/ L. LOWRY MAYS
------------------------------------------------------
L. LOWRY MAYS
As Trustee for the Ralph Maddox Family Trust
Address: 200 Concord Plaza
          Suite 600
          San Antonio, Texas 78216
Facsimile No.: (210) 829-8080

                                 SCHEDULE I TO
                                VOTING AGREEMENT

NAME OF STOCKHOLDER                                            NUMBER OF SHARES
-------------------                                            ----------------
L. Lowry Mays...............................................      29,084,078
Randall T. Mays.............................................         559,176
Mark Mays...................................................         795,296
Mark P. Mays................................................          35,188
  As Trustee for Ryan Mays
Mark P. Mays................................................          35,196
  As Trustee for Patrick Mays
Mark P. Mays................................................          11,636
  As Trustee for Daniel Mays
Mark P. Mays................................................           1,260
  As Trustee for Andrew John Mays
Randall T. Mays.............................................           6,444
  As Trustee for Grace Mays
Randall T. Mays.............................................           3,108
  As Trustee for Lowry Thomas Mays
Mark P. Mays................................................           2,696
  As Trustee for the Charlotte Moreau Family Trust
L. Lowry Mays...............................................          55,056
  As Trustee for the Maddox Family Trust
L. Lowry Mays...............................................          45,000
  As Trustee for the Ralph Maddox Family Trust

                                 SCHEDULE II TO
                                VOTING AGREEMENT

    Mark P. Mays holds 35,188 Shares of Parent Common Stock as trustee for Ryan Mays.

    Mark P. Mays holds 35,196 Shares of Parent Common Stock as trustee for Patrick Mays.

    Mark P. Mays holds 11,636 Shares of Parent Common Stock as trustee for Daniel Mays.

    Mark P. Mays holds 1,260 Shares of Parent Common Stock as trustee for Andrew John Mays.

    Randall T. Mays holds 6,444 Shares of Parent Common Stock as trustee for Grace Mays.

    Randall T. Mays holds 3,108 Shares of Parent Common Stock as trustee for Lowry Thomas Mays.

    Mark P. Mays holds 2,696 Shares of Parent Common Stock as trustee for the Charlotte Moreau Family Trust.

    L. Lowry Mays holds 55,056 Shares of Parent Common Stock as trustee for the Maddox Family Trust.

    L. Lowry Mays holds 45,000 Shares of Parent Common Stock as trustee for the Ralph Maddox Family Trust.

                                                                         ANNEX C

                                  VOTING AGREEMENT

     This VOTING AGREEMENT (the "Agreement"), dated as of October 8, 1998, is entered into by and among Clear Channel Communications, Inc., a Texas corporation ("Parent"), and the other party listed on the signature page hereof (the "Stockholder").

     WHEREAS, Parent, CCU Merger Sub, Inc. ("Merger Sub") and Jacor Communications, Inc. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, the Stockholder is the owner of the number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein. Except as specified herein, terms defined in the Merger Agreement are used herein as defined therein.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

     1. Voting of Shares.

     1.1. Voting Agreement. The Stockholder hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

          (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof;

          (ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

          (iii) except for all such actions which may be permitted to the Company under Section 5.1 of the Merger Agreement, against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets of the Company or any of its material subsidiaries or the issuance of any securities of the Company or any subsidiary, (C) any change in the Board of Directors of the Company other than in connection with an annual meeting of the shareholders of the Company with respect to the slate of directors proposed by the incumbent Board of Directors of the Company (in which case they agree to vote for the slate proposed by the incumbent Board) or (D) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transaction contemplated by the Merger Agreement.

     2. Representations and Warranties of Stockholder. The Stockholder represents and warrants to Parent as follows in each case as of the date hereof:

     2.1. Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     2.2. No Conflict. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof in each case by the Stockholder
(a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any material contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity which has not been obtained, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

     2.3. Ownership of Shares. Except as set forth in Schedule II and except as may be provided in the organizational documents, if any, of the Stockholder, the Stockholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encumbrances, options or restriction on the right to vote the Shares. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of the Company beneficially owned by Stockholder.

     3. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows in each case as of the date hereof:

     3.1. Binding Agreement. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent, and except for the approval of the issuance of shares of Parent Common Stock in the Merger by holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Special Meeting, no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated thereby. Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.2. No Conflict. Neither the execution and delivery of this Agreement, the consummation by Parent of the transactions contemplated hereby, nor the compliance by Parent with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws,
(b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to Parent.

     4. Transfer and Other Restrictions. For so long as the Merger Agreement is in effect:

     4.1. Certain Prohibited Transfers. The Stockholder agrees not to:

          (a) sell, transfer, assign (except as part of a bona fide pledge) or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein (except as part of a bona fide pledge), during the period commencing 57 trading days prior to the Estimated Closing Date(a) sell, transfer, assign (except as part of a bona fide pledge) or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein (except as part of a bona fide pledge), during the period commencing 57 trading days prior to the Estimated Closing Date and ending on the second trading day prior to the Estimated Closing Date (the "Restriction Period"). For purpose of this Agreement, the term "Estimated Closing Date" shall mean, a date specified in a notice delivered by Parent to the Stockholder, which date is to be determined in good faith by the General Counsel of the Parent following consultation with the General Counsel of the Company to be the date on which the Merger will be consummated, and which Estimated Closing Date shall be the later of (i) the sum of 90 calendar days plus 57 trading days from the date hereof, and (ii) the sum of 20 calendar days plus 57 trading days following the delivery of such notice.

          (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement; (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement;

          (c) deposit the Shares into a voting trust; nor

          (d) during the Restriction Period, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect.

     Any date selected by the General Counsel of Parent pursuant to Section 4.1(a) as the Estimated Closing Date may be delayed to a later date by the General Counsel in like manner by notice delivered by the Parent to the Stockholder at least 20 days prior to the end of the Restriction Period, but any trading restriction resulting from such extension shall be suspended for a period of ten trading days before becoming effective.

     4.2. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

     5. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

     6. Termination. Except for Sections 6 and 7 hereof, which shall survive for the period specified therein, this Agreement shall terminate on the earlier of
(i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, (iii) consummation of the Merger and (iv) the date the Stockholder ceases to own any Shares.

     7. Indemnification. Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, the Stockholder against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by the Company or any stockholder of the Company asserting any breach by the Stockholder of any fiduciary duty on his part to the Company or the other stockholders of the Company by reason of the Stockholder entering into this Agreement, for a period of six years after the date hereof. In the event the Stockholder seeks indemnification from Parent for any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) Parent shall pay the fees and expenses of one counsel selected by the Stockholder and reasonably acceptable to Parent to represent Stockholder in connection therewith promptly after statements therefor are received, and (b) Parent and Merger Sub will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided, further, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Parent, to:

       Clear Channel Communications, Inc.
        200 Concord Plaza
        Suite 600
        San Antonio, Texas 78216
        Attention: Randall Mays
        Facsimile No.: (210) 822-2299

     with a copy to:

       Akin, Gump, Strauss, Hauer & Feld L.L.P.
        1700 Pacific Avenue
        Suite 4100
        Dallas, Texas 75201
        Attention: Ford Lacy, P.C.
        Facsimile No.: (214) 969-4343

     If to Stockholder, to the Stockholder at:

       2 North Riverside Plaza
        Chicago, Illinois 60606
        Facsimile No.: (312) 559-1279

     with a copy to:

       Rosenberg & Liebentritt
        Two North Riverside Plaza
        Suite 1600
        Chicago, Illinois 60606
        Attention: Alisa M. Singer
        Facsimile No.: (312) 454-0335

     9. Certain Events. The Stockholder agrees not to sell or transfer more than 2,600,000 Shares to any transferee that is not reasonably believed by the Stockholder to be a financial investor engaged in the business of investing in marketable securities, a bank, an insurance company, a pension fund or a person described in

     Rule 13d-1(b)(ii) of the Exchange Act (collectively the Institutional Investors) (it being understood that a leveraged buyout fund with significant investments in the broadcast industry shall not be deemed to be an Institutional Investor) unless the Stockholder obtains the agreement of such transferee to execute an agreement containing the operative provisions of this Agreement, excluding Sections 2, 4.1(a), 4.1(d), 4.2 and 9.

     10. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     11. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

     12. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     13. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns; provided, that this Agreement shall not be binding upon any transferee of the Shares, including without limitation any Institutional Investors.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     15. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Shareholder Capacity. No Stockholder or designee of any Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in its capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder any designee of any Stockholder in his or her capacity as an officer or director of the Company.

     IN WITNESS WHEREOF, this Agreement haw been duly executed and delivered by the Stockholder and a duly authorized officer of Parent on the day and year first written above.

                                CLEAR CHANNEL COMMUNICATIONS, INC.

                                By:
                                   ---------------------------------------------
                                   Name: Randall Mays
                                   Title: Chief Financial Officer

                                   [EACH OF ZELL/CHILMARK FUND L.P., SAMSTOCK,
                                    SZ2 (IGP) PARTNERSHIP and SAMUEL ZELL]

                                                                         ANNEX D

                         REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT dated as of October 8, 1998 (this "Agreement"), among Clear Channel Communications, Inc., a Texas corporation (the "Issuer"), and the Holders (as defined herein).

     WHEREAS, this Agreement is being entered into in connection with the closing under the Merger Agreement referred to below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.1 Definitions. Terms defined in the Agreement and Plan of Merger, dated as of October 8, 1998 (the "Merger Agreement"), among the Issuer, CCU Merger Sub, Inc., a Delaware corporation wholly owned by the Issuer, and Jacor Communications, Inc., a Delaware corporation (the "Company"), are used herein as defined therein. In addition, the following terms, as used herein, shall have the following respective meanings:

          "Commission" means the Securities and Exchange Commission or any successor governmental body or agency.

          "Common Stock" means the common stock, par value $.10 per share, of the Issuer.

          "Demand Registration" has the meaning ascribed thereto in Section 2.2(a).

          "Demand Request" has the meaning ascribed thereto in Section 2.2(a).

          "Disadvantageous Condition" has the meaning ascribed thereto in
     Section 2.4.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Holder" means a Person who owns Registrable Securities and is either
     (i) an Investor or (ii) a Person that (A) has agreed to be bound by the terms of this Agreement as if such Person were an Investor and (B) is (x) a general or limited partner or limited liability company member, as appropriate, of an Investor that has received Registrable Securities pursuant to the distribution to such Person of Registrable Securities in accordance with the agreement of limited or general partnership or limited liability company agreement, as appropriate, governing the rights of such Persons, (y) an individual that has a direct or indirect equity interest in a general partner, a limited partner or a limited liability company member of an Investor and has received Registrable Securities directly or indirectly from such Investor or (z) any financial institution that has received Registrable Securities pursuant to a bona fide pledge thereof by any Holder referred to in the preceding clauses (x) or (y).

          "Investor" means any of the following: (i) Zell/Chilmark Fund, L.P., a Delaware limited partnership, (ii) Samstock, L.L.C., a Delaware limited liability company, (iii) SZ2 (IGP) Partnership, Illinois general partnership, and (iv) Samuel Zell.

          "Permitted Holder" means each of the Zell Holders' Agent (or one representative of the Zell Holders that (x) is designated by Zell Holders that hold a majority of the Registrable Securities proposed to be sold by Zell Holders in the applicable offering and (y) is reasonably acceptable to the Issuer).

          "Registrable Securities" means Common Stock acquired by the Holders pursuant to the Merger (and any shares of stock or other securities into which or for which such Common Stock may hereafter be changed, converted or exchanged and any other shares or securities issued to Holders of such Common Stock (or such shares of stock or other securities into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event) or otherwise. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities as soon as (i) such Registrable Securities have been sold or otherwise disposed of pursuant to a registration statement that was filed with the Commission in accordance with this Agreement and declared effective under the Securities Act, (ii) such Registrable Securities shall have been otherwise sold, transferred or disposed of by a Holder to any Person that is not a Holder, or (iii) such Registrable Securities shall have ceased to be outstanding.

          "Registration Expenses" means any and all expenses incident to performance of or compliance with any registration of securities pursuant to Article 2, including, without limitation, (i) the fees, disbursements and expenses of the Issuer's counsel and accountants (including in connection with the delivery of opinions and/or comfort letters) in connection with this Agreement and the performance of the Issuer's obligations hereunder; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of one or more registration statements hereunder; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda; (iv) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (v) transfer agents' and registrars' fees and expenses in connection with such offering;
     (vi) all security engraving and security printing expenses; (vii) all fees and expenses payable in connection with the listing of the Registrable Securities on any securities exchange or automated interdealer quotation system on which the Common Stock is then listed; and (viii) all reasonable fees and expenses of one legal counsel for the Holders in connection with each of the Required Shelf Registration and the Demand Registration, which legal counsel shall be selected by Holders owning a majority of the Registrable Securities then being registered; provided that Registration Expenses shall exclude (x) all underwriting discounts and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of any securities, (y) the fees and expenses of counsel for any Holder (other than pursuant to clause
     (viii)) and (z) all costs and expenses of the Issuer incurred as contemplated in Section 2.6(g).

          "Required Shelf Registration" has the meaning ascribed thereto in
     Section 2.1.

          "Rule 144" means Rule 144 (or any successor rule to similar effect) promulgated under the Securities Act.

          "Rule 145" means Rule 145 (or any successor rule to similar effect) promulgated under the Securities Act.

          "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Selling Holder" means any Holder who sells Registrable Securities pursuant to a public offering registered hereunder.

          "Shelf Registration" means the registration under the Securities Act of a Rule 415 Offering.

          "Shelf Registration Statement" means a registration statement intended to effect a Shelf Registration.

          "Zell Holders' Agent" has the meaning ascribed thereto in Section
     3.11.

          "Zell Holder" means an Investor, any Affiliate of an Investor that is a Holder, and each Person referred to in clause (x) of the definition of "Holder".

     SECTION 1.2. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE 2

                              REGISTRATION RIGHTS

     SECTION 2.1. Shelf Registration. If requested by a Holder or Holders holding a majority in interest of the Registrable Securities, as soon as practicable (but in any event not more than 15 days) after such request, the Issuer shall prepare and file with the Commission a Shelf Registration Statement on an appropriate form that shall include all Registrable Securities, and may include securities of the Issuer for sale for the Issuer's own account (the "Required Shelf Registration"). The Issuer shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable after such request. Notwithstanding anything else contained in this Agreement, the Issuer shall only be obligated to keep such Shelf Registration Statement effective until the earliest of:

          (a) (y) 12 months after the date such Shelf Registration Statement has been declared effective or (z) the date, which may not be earlier than 90 days following the date such Registration Statement has been declared effective, on which the Issuer delivers to the Holders an opinion of counsel, reasonably acceptable to the Issuer and the Zell Holders' Agent, to the effect that in the opinion of such counsel, sales by a Holder (other than a general partner of an Investor or Samuel Zell) would not be aggregated with sales by other Holders for purposes of the volume limitations of Rule 144 or 145, provided that such 12-month period or 90-day period, respectively, shall be extended by (i) the length of any period during which the Issuer delays in maintaining the Shelf Registration Statement current pursuant to Section 2.4, (ii) the length of any period (in which such Shelf Registration Statement is required to be effective hereunder) during which such Shelf Registration Statement is not maintained effective, and (iii) such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by Section 2.6(e) below is given by the Issuer to (y) the date on which the Issuer delivers to the Holders of Registrable Securities the supplement or amendment contemplated by Section 2.6(e) below;

          (b) such time as all Registrable Securities have been sold or disposed of thereunder or sold, transferred or otherwise disposed of to a Person that is not a Holder; and

          (c) such time as all securities that were Registrable Securities on the date hereof have ceased to be Registrable Securities (the earliest of (a), (b) and (c) being the "Shelf Termination Date").

     The Required Shelf Registration shall not be counted as a Demand Registration for purposes of Section 2.2 of this Agreement.

     SECTION 2.2. Demand Registration.

     (a) Upon written notice to the Issuer from a Holder or Holders holding a majority in interest of the Registrable Securities (but no later than the date that is 12 months after the Effective Time) (the "Demand Request") requesting that the Issuer effect the registration under the Securities Act of any or all of the Registrable Securities held by such requesting Holders, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Issuer shall prepare as soon as practicable and, within 15 days after such request, file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act for purposes of dispositions in accordance with the intended method or methods of disposition stated in such request within 30 days after the filing of such registration statement. Notwithstanding any other provision of this Agreement to the contrary:

          (i) the Holders may collectively exercise their rights to request registration under this Section 2.2(a) on not more than one occasion (such registration being referred to herein as the "Demand Registration");

          (ii) the method of disposition requested by Holders in connection with any Demand Registration may not, without the Issuer's written consent, be a Rule 415 Offering; and

          (iii) the Issuer shall not be required to effect the Demand Registration hereunder if all securities that were Registrable Securities on the date hereof have ceased to be Registrable Securities.

     (b) Notwithstanding any other provision of this Agreement to the contrary, a Demand Registration requested by Holders pursuant to this Section 2.2 shall not be deemed to have been effected, and, therefore, not requested and the rights of each Holder shall be deemed not to have been exercised for purposes of paragraph (a) above, (i) if such Demand Registration has not become effective under the Securities Act or (ii) if such Demand Registration, after it became effective under the Securities Act, was not maintained effective under the Securities Act (other than as a result of any stop order, injunction or other order or requirement of the Commission or other government agency or court solely on the account of a material misrepresentation or omission of a Holder) for at least 30 days (or such shorter period ending when all the Registrable Securities covered thereby have been disposed of pursuant thereto) and, as a result thereof, the Registrable Securities requested to be registered cannot be distributed in accordance with the plan of distribution set forth in the related registration statement. So long as a Demand Request is made by the Holders within the 12-month period referred to in Section 2.2(a), the Holders shall not lose their right to their Demand Registration under Section 2.2 if the Demand Registration related to such Demand Request is delayed or not effected in the circumstances set forth in this clause (b).

     (c) The Issuer shall have the right to cause the registration of additional equity securities for sale for the account of the Issuer, but not for the account of any other person, in the registration of Registrable Securities requested by the Holders pursuant to Section 2.2(a) above, provided that if such Holders are advised in writing (with a copy to the Issuer) by the lead or managing underwriter referred to in Section 2.3(b) that, in such underwriter's good faith view, all or a part of such Registrable Securities and additional equity securities cannot be sold and the inclusion of such Registrable Securities and additional equity securities in such registration would be likely to have an adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities and additional equity securities then contemplated, then the number of securities that can, in the good faith view of such underwriter, be sold in such offering without so adversely affecting such offering shall be allocated pro rata among the requesting Holders and the Issuer on the basis of the relative number requested to be included therein by the Issuer and each such Holder; provided that in the event such a pro rata allocation shall be made in connection with the Demand Request, the remaining Holders shall be entitled to request one additional Demand Registration (without needing to make a Demand Request therefor within the 12-month period referred to in Section 2.2(a)); provided further that in connection with such additional Demand Registration, if any, the Issuer may not include additional securities therein for its own account if such inclusion would result in any reduction in the Registrable Securities proposed to be sold therein by the Holders. The Holders of the Registrable Securities to be offered pursuant to paragraph (a) above may require that any such additional equity securities be included by the Issuer in the offering proposed by such Holders on the same conditions as the Registrable Securities that are included therein.

     (d) Within 7 days after delivery of a Demand Request by a Holder, the Issuer shall provide a written notice to each Holder (provided that, if so requested by the Issuer after appropriate notice to the Zell Holders' Agent by the Issuer, the Zell Holders' Agent shall provide written notice to each Zell Holder), advising such Holder of its right to include any or all of the Registrable Securities held by such Holder for sale pursuant to the Demand Registration and advising such Holder of procedures to enable such Holder to elect to so include Registrable Securities for sale in the Demand Registration. Any Holder may, within 7 days of delivery to such Holder of a notice pursuant to this Section 2.2(d), elect to so include Registrable Securities in the Demand

Registration by written notice to such effect to the Issuer specifying the number of Registrable Securities desired to be so included by such Holder.

     SECTION 2.3. Other Matters In Connection With Registrations.

     (a) Each Zell Holder shall keep the Zell Holders' Agent informed promptly
(x) of the name, address and other contact information of such Zell Holder, (y) of the number of Registrable Securities held from time-to-time by such Zell Holder, and (z) of each sale, transfer or other disposition of Registrable Securities (including the number of shares sold) by each such Zell Holder. The Zell Holders' Agent shall use its reasonable best efforts to keep the Issuer informed promptly (x) of the name, address and other contact information of each Zell Holder, (y) of the number of Registrable Securities held from time-to-time by each such Zell Holder and (z) of each sale, transfer or other disposition of Registrable Securities (including the number of shares sold) by each such Zell Holder.

     (b) In the event that any public offering pursuant to this Agreement shall involve, in whole or in part, an underwritten offering, the Issuer shall have the right to designate an underwriter or underwriters as the lead or managing underwriters of such underwritten offering who shall be reasonably acceptable to Holders owning a majority of the Registrable Securities proposed to be sold therein.

     SECTION 2.4. Certain Delay Rights. Notwithstanding any other provision of this Agreement to the contrary, if at any time while the Required Shelf Registration is effective the Issuer provides written notice to each Holder (whether by notice directly to such Holder or, in the case of the Zell Holders, through the Zell Holders' Agent) that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because the sale of Registrable Securities covered by such registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would materially interfere with any acquisition, financing or other material event or transaction in connection with which a registration of securities under the Securities Act for the account of the Issuer is then intended or the public disclosure of which at the time would be materially prejudicial to the Issuer (a "Disadvantageous Condition") for sales of Registrable Securities thereunder to then be permitted, and setting forth the general reasons for such judgment, the Issuer may refrain from maintaining current the prospectus contained in the Shelf Registration Statement until such Disadvantageous Condition no longer exists (notice of which the Issuer shall promptly deliver to each Holder (directly or, in the case of the Zell Holders, through the Zell Holders' Agent)). Furthermore, notwithstanding anything else contained in this Agreement, with respect to any registration statement filed, or to be filed, pursuant to Section 2.2, if the Issuer provides written notice to each Holder (whether by notice directly to such Holder or, in the case of the Zell Holders, through the Zell Holders' Agent) that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because of a Disadvantageous Condition) for such a registration statement to be maintained effective, or to be filed and become effective, and setting forth the general reasons for such judgment, the Issuer shall be entitled to cause such registration statement to be withdrawn or the effectiveness of such registration statement terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists (notice of which the Issuer shall promptly deliver to each Holder (directly or, in the case of the Zell Holders, through the Zell Holders' Agent)). With respect to each Holder, upon the receipt by such Holder of any such notice of a Disadvantageous Condition (directly from the Issuer or, in the case of the Zell Holders, through the Zell Holders' Agent)
(i) in connection with the Required Shelf Registration, such Holder shall forthwith discontinue use of the prospectus and any prospectus supplement under such registration statement and shall suspend sales of Registrable Securities until such Disadvantageous Condition no longer exists and (ii) in connection with the Required Shelf Registration or the Demand Registration, as applicable, if so directed by the Issuer by notice as aforesaid, such Holder will deliver to the Issuer all copies, other than permanent filed copies then in such Holder's possession, of the prospectus and prospectus supplements then covering such Registrable Securities at the time of receipt of such notice as aforesaid. Notwithstanding anything else contained in this Agreement, (x) neither the filing nor the effectiveness of any registration statement under Section 2.2 may be delayed for more than a total of 60 days pursuant to this Section 2.4 and (y) the maintaining current of a prospectus (and the suspension of sales of Registrable Securities) in connection with the Required Shelf Registration may not be delayed under this Section 2.4 for more than a total of 60 days in any six-month period.

     SECTION 2.5. Expenses. Except as provided herein, the Issuer shall pay all Registration Expenses with respect to each registration hereunder. Notwithstanding the foregoing, (i) each Holder and the Issuer shall be responsible for its own internal administrative and similar costs, which shall not constitute Registration Expenses, (ii) each Holder shall be responsible for the legal fees and expenses of its own counsel (except as provided in clause
(viii) of the definition of Registration Expenses), (iii) each Holder shall be responsible for all underwriting discounts and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of securities by such Holder, and (iv) the Holders shall be jointly and severally responsible for all out-of-pocket costs and expenses of the Issuer and its officers and employees incurred in connection with providing the assistance and/or attending analyst or investor presentations or any "road show" undertaken in connection with the registration and/or marketing of any Registrable Securities as contemplated in Section 2.6(g).

     SECTION 2.6. Registration and Qualification. If and whenever the Issuer is required to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1 or 2.2, the Issuer shall as promptly as practicable (but subject to the provisions of Sections 2.1 and 2.2):

          (a) prepare, file and cause to become effective a registration statement under the Securities Act relating to the Registrable Securities to be offered in accordance with the intended method of disposition thereof;

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities (i) in the case of the Required Shelf Registration, until the Shelf Termination Date and (ii) in the case of the Demand Registration, until the earlier of (A) such time as all Registrable Securities proposed to be sold therein have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) the expiration of 30 days after such registration statement becomes effective, provided, that such 30-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by paragraph (e) below is given by the Issuer to (y) the date on which the Issuer delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph (e) below;

          (c) furnish to the Holders of Registrable Securities and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such documents incorporated by reference in such registration statement or prospectus, as the Holders of Registrable Securities or such underwriter may reasonably request;

          (d) furnish to any underwriter of such Registrable Securities an opinion of counsel for the Issuer and a "cold comfort" letter signed by the independent public accountants who have audited the financial statements of the Issuer included in the applicable registration statement, in each such case covering substantially such matters with respect to such registration statement (and the prospectus included therein) and the related offering as are customarily covered in opinions of issuer's counsel with respect thereto and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as such underwriters may reasonably request;

          (e) promptly notifying the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2.1 or 2.2 is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment or supplement to any registration statement or other document relating to such offering, and in either such case, at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

          (f) use its reasonable best efforts to list all such Registrable Securities covered by such registration on each securities exchange and automated interdealer quotation system on which the Common Stock is then listed;

          (g) use reasonable efforts to assist the Holders in the marketing of Common Stock in connection with up to two underwritten offerings hereunder (including, to the extent reasonably consistent with work commitments, using reasonable efforts to have officers of the Issuer attend "road shows" and analyst or investor presentations scheduled in connection with such registration), with all out-of-pocket costs and expenses incurred by the Issuer or such officers in connection with such attendance or assistance to be paid by the Holders as provided in Section 2.5; and

          (h) furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to Section 2.1 or 2.2 unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters.

     SECTION 2.7. Underwriting; Due Diligence.

     (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article 2, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Issuer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.8, and agreements as to the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 2.6(d). Such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.8.

     (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Article 2, the Issuer shall give the Permitted Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants (the identity and number of whom shall be reasonably acceptable to the Issuer), such reasonable and customary access to its books, records and properties and such opportunities to discuss the business and affairs of the Issuer with its officers and the independent public accounts who have certified the financial statements of the Issuer as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided that the foregoing shall not require the Issuer to provide access to (or copies of) any competitively sensitive information relating to the Issuer or its subsidiaries or their respective business; provided further that (i) each Holder and the underwriters and their respective counsel and accountants shall have entered into a confidentiality agreement reasonably acceptable to the Issuer and (ii) the Permitted Holders and the underwriters and their respective counsel and accountants shall use their reasonable best efforts to minimize the disruption to the Issuer's business and coordinate any such investigation of the books, records and properties of the Issuer and any such discussions with the Issuer's officers and accountants so that all such investigations occur at the same time and all such discussions occur at the same time.

     SECTION 2.8. Indemnification and Contribution.

     (a) The Issuer agrees to indemnify and hold harmless each Selling Holder and each Person, if any, who controls such Selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Issuer in writing by such Selling Holder expressly for use therein. The Issuer also agrees to indemnify any underwriter of the Registrable Securities so offered and each Person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by the Issuer of the Selling Holders provided in this Section 2.8(a).

     (b) Each Selling Holder agrees to indemnify and hold harmless the Issuer, its directors, the officers who sign the registration statement and each Person, if any who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all loses, claims, damages, liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information furnished in writing by such Selling Holder (or any representative thereof) expressly for use in a registration statement, any preliminary prospectus, prospectus or any amendments or supplements thereto. Each Selling Holder also agrees to indemnify any underwriter of the Registrable Securities so offered and each Person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by such Selling Holder of the Issuer provided in this Section 2.8(b).

     (c) Each party indemnified under paragraph (a) or (b) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) above except to the extent that the indemnifying party was actually prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless based on the written advice of counsel to such indemnified party a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 2.8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. Any indemnifying party against whom indemnity may be sought under this Section 2.8 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party. The indemnifying party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, the result of which any remedy or relief shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

     (d) If the indemnification provided for in this Section 2.8 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand in connection with the offering of the Registrable Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Registrable Securities (before deducting expenses) received by the Issuer and the Selling Holders, respectively, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Issuer on the one hand and the Selling Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or a Selling Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The Issuer and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding any other provision of this Section 2.8, no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     (e) The obligations of the parties under this Section 2.8 shall be in addition to any liability which any party may otherwise have to any other party.

     SECTION 2.9. Holdback Agreement. If the Demand Registration pursuant to this Article 2 shall be in connection with an underwritten public offering of Registrable Securities, each Selling Holder agrees not to effect any sale or distribution, including any sale under Rule 144, of any equity security of the Issuer (otherwise than through the registered public offering then being made), within 7 days prior to or 90 days (or such lesser period as the lead or managing underwriters may permit) after the effective date of the applicable registration statement.

                                   ARTICLE 3

                                 MISCELLANEOUS

     SECTION 3.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     SECTION 3.2. Assignment. No party may assign any of its rights or obligations hereunder by operation of law or otherwise without the prior written consent of the other parties.

     SECTION 3.3. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Issuer and Holders representing a majority of the Registrable Securities then held by all Holders.

     SECTION 3.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy, or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the address or telecopy number set forth on the signature pages hereto (unless such contact information in the case of the Holders is updated pursuant to Section 2.3(a) or by written notice from the affected Holder to the Issuer).

     SECTION 3.5. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 3.6. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 3.7. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto; provided, that, this Agreement is also intended to be for the benefit of and is enforceable by each Holder.

     SECTION 3.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     SECTION 3.9. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non convenience or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3.9 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     SECTION 3.10. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 3.11. Holders' Agent. Each Zell Holder hereby appoints Zell/Chilmark Fund, L.P. as its agent and attorney-in-fact (the "Zell Holders' Agent") for purposes of the delivery and receipt of all notices and requests pursuant to this Agreement. The Issuer may give notice to any Zell Holder hereunder by giving such notice directly to such Holder. Alternatively, the Issuer may request that the Zell Holders' Agent deliver to each Zell Holder any notice given by the Issuer hereunder, in which event the Zell Holders' Agent will promptly so give such notice to each Zell Holder. Prompt delivery by the Zell Holders' Agent to the Zell Holders will be deemed satisfied if delivery is made to the Zell Holders, in accordance with Section 3.4, not later than the third business day after actual receipt of the applicable notice or document by the Zell Holders' Agent from the Issuer. Notwithstanding anything else contained herein, the Zell Holders' Agent will not be liable or responsible to any Person should any Zell Holder fail to act in accordance with any notice so given to such Zell Holder hereunder.

     SECTION 3.12. Counterparts. This Agreement may be executed in counterpart, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Issuer and the Holders have caused this Agreement to be duly executed as of the day and year first above written.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:       /s/ RANDALL MAYS
    --------------------------------
    Name: Randall Mays
    Address: 200 Concord Plaza,
             Suite 600
          San Antonio, TX 78216
          Facsimile No.: (210)
             822-2299

HOLDERS:

ZELL/CHILMARK FUND, L.P.

By: ZC Limited Partnership, general partner

By: ZC Partnership, general partner

By: ZC Inc., a partner
SAMSTOCK, L.L.C.

By: SZ Investments, L.L.C., its sole member

By: Zell General Partnership, Inc.,
a member

By:                          /s/ SHELI Z. ROSENBERG
    -----------------------------------------------------
    Name: Sheli Z. Rosenberg
    Address: 2 North Riverside Plaza
              Chicago, Illinois 60606
              Facsimile No.: (312) 454-0531
By:                          /s/ SHELI Z. ROSENBERG
    -----------------------------------------------------
    Name: Sheli Z. Rosenberg
    Address: 2 North Riverside Plaza
              Chicago, Illinois 60606
              Facsimile No.: (312) 207-5243

SZ2 (IGP) PARTNERSHIP

By:                          /s/ SHELI Z. ROSENBERG
    -----------------------------------------------------
    Name: Sheli Z. Rosenberg
    Address: 2 North Riverside Plaza
              Chicago, Illinois 60606
              Facsimile No.: (312) 454-0531

                               /s/ SAMUEL ZELL
------------------------------------------------------
SAMUEL ZELL
Address: 2 North Riverside Plaza
         Chicago, Illinois 60606
         Facsimile No.: (312) 207-5243

                                                                         ANNEX E

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

October 8, 1998

Board of Directors
Clear Channel Communications, Inc.
200 Concord Plaza
Suite 600
San Antonio, Texas 78216

Dear Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Clear Channel Communications, Inc. ("Clear Channel") of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger (the "Merger Agreement") by and among Clear Channel, CCU Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Clear Channel, and Jacor Communications, Inc. ("Jacor") to be entered into in connection with the proposed merger (the "Merger") of Merger Sub with and into Jacor. Pursuant to the Merger Agreement, each share of the common stock, par value $0.01 per share, of Jacor (the "Jacor Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than Canceled Shares (as defined in Section 2.3(a) of the Merger Agreement)) will be converted into the right to receive either: (i) 1.40 shares (the "1.40 Fixed Exchange Ratio") of the common stock, $0.10 par value per share, of Clear Channel (the "Clear Channel Common Stock") if the Average Closing Price (as defined in Section 2.3(b) of the Merger Agreement) of the Clear Channel Common Stock is less than or equal to $42.86 per share; (ii) that number of shares of Clear Channel Common Stock that will value the Jacor Common Stock at $60.00 per share when measured against the Average Closing Price (the "Floating Exchange Ratio") if the Average Closing Price of the Clear Channel Common Stock is greater than $42.86 per share and less than or equal to $44.44 per share (such Floating Exchange Ratio will be between 1.40x and 1.35x); (iii) 1.35 shares (the "1.35 Fixed Exchange Ratio") of Clear Channel Common Stock if the Average Closing Price of the Clear Channel Common Stock is greater than $44.44 per share and less than $50.00 per share; or (iv) that number of shares of Clear Channel Common Stock that will equal the quotient obtained by dividing (a) the sum of (I) $67.50 plus (II) the result obtained by multiplying 0.675 times the excess of the Average Closing Price over $50.00 by
(b) the Average Closing Price (the "Declining Exchange Ratio" and, collectively with the 1.40 Fixed Exchange Ratio, the Floating Exchange Ratio and the 1.35 Fixed Exchange Ratio, the "Exchange Ratio") if the Average Closing Price of the Clear Channel Common Stock is equal to or greater than $50.00 per share (such Declining Exchange Ratio will be 1.35x or less). In addition, if the Average Closing Price of the Clear Channel Common Stock is equal to or less than $37.50 per share, Jacor will have the right to terminate the Merger Agreement.

     In connection with the Merger Agreement, (i) Clear Channel and certain stockholders of Jacor (the "Jacor Stockholders") propose to enter into an agreement pursuant to which each Jacor Stockholder will agree, among other things, to vote its shares of Jacor Common Stock in favor of the Merger and (ii) Jacor and certain stockholders of Clear Channel (the "Clear Channel Stockholders") propose to enter into an agreement pursuant to which each Clear Channel Stockholder will agree, among other things, to vote its shares of Clear Channel Common Stock in favor of the Merger.

     We understand that the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have, among other things: (i) reviewed the October 8, 1998 draft of the Merger Agreement, including the exhibits thereto and certain documents referred to therein, in the form provided to us and have assumed that the final form of such agreement will not vary in any respect

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

Clear Channel Communications, Inc.
October 8, 1998
Page  2

that is material to our analysis; (ii) reviewed certain publicly available business and financial information that we deemed relevant relating to Clear Channel and Jacor and the industries in which they operate; (iii) reviewed certain internal non-public financial and operating data and other information provided to us by the managements of Clear Channel and Jacor relating to Clear Channel's and Jacor's businesses, including certain forecast and projection information as to the future financial results of such businesses; (iv) reviewed certain publicly available business and financial information with respect to certain other companies that we believed to be relevant or comparable in certain respects to Clear Channel and Jacor, and the trading markets for such other companies' securities; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Clear Channel Common Stock and the Jacor Common Stock; (vi) reviewed the financial terms of certain business combinations and acquisition transactions we deem reasonably comparable to the Merger and otherwise relevant to our inquiry;
(vii) discussed with members of Clear Channel's and Jacor's senior managements and other officers and employees of Clear Channel and Jacor the foregoing, including the past and current business operations, financial condition and prospects of Clear Channel and Jacor, respectively, before and after giving effect to the Merger; and (viii) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available. With respect to Clear Channel's and Jacor's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements on the part of management of Clear Channel or Jacor, as to the future financial performance of Clear Channel or Jacor, as the case may be. We express no view as to such projections or information or the assumptions on which they are based. We have not assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of Clear Channel or Jacor, nor for conducting a physical inspection of the properties and facilities of Clear Channel or Jacor.

     For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Clear Channel or Jacor is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger.

     Our opinion necessarily is based on market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address Clear Channel's underlying business decision to effect the Merger or constitute a recommendation to any holder of Clear Channel Common Stock as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Clear Channel Common Stock or the Jacor Common Stock following the announcement or consummation of the Merger, which may

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

Clear Channel Communications, Inc.
October 8, 1998
Page  3

vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     As you are aware, Salomon Smith Barney Inc. has acted as financial advisor to Clear Channel in connection with the Merger and will receive a fee for such services, a portion of which will be received in connection with the delivery of this opinion and a portion of which will be received upon the consummation of the Merger. In addition, Clear Channel has agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to Clear Channel, Jacor and/or their respective affiliates, as the case may be, for which we have or will receive fees. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Clear Channel, Jacor, and/or their respective affiliates, as the case may be, for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Clear Channel.

                                    Very truly yours,

                         /S/ SALOMON SMITH BARNEY INC.
                                    SALOMON SMITH BARNEY INC.

                                                                         ANNEX F

                    DONALDSON, LUFKIN & JENRETTE LETTERHEAD

October 7, 1998

Board of Directors
Jacor Communications, Inc.
50 E. RiverCenter Blvd.
Suite 1200
Covington, KY 41011

     Dear Ladies and Gentleman:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Jacor Communications, Inc. (the "Company" or "Jacor") of the Conversion Number (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 8, 1998 (the "Agreement"), by and among the Company, Clear Channel Communications, Inc. ("Parent") and CCU Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Parent, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of the Company will be converted into a number (the "Conversion Number") of duly authorized, validly issued and nonassessable shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") in accordance with the following:

          (i) If the Average Closing Price (as defined below) is less than or equal to $42.86 and the Company has not terminated the Agreement pursuant to Section 7.1(j) of the Agreement, the Conversion Number will be 1.4 shares of Parent Common Stock,

          (ii) If the Average Closing Price is greater than $42.86 and less than or equal to $44.44, the Conversion Number will be that number of shares of Parent Common Stock with a value of $60.00, when measured at the Average Closing Price,

          (iii) If the Average Closing Price is greater than $44.44 and less than $50.00, the Conversion Number will be 1.35 shares of Parent Common Stock, and

          (iv) If the Average Closing Price is greater than or equal to $50.00, the Conversion Number will be the quotient obtained by dividing (A) the sum of (x) $67.50 plus (y) the result obtained by multiplying $0.675 times the excess of the Average Closing Price over $50.00 by (B) the Average Closing Price.

     "Average Closing Price" means the average of the closing prices for a share of Parent Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) for the twenty-five (25) consecutive trading days ending on the second trading day prior to the closing date of the Merger.

     In arriving at our opinion, we have reviewed, among other things, the October 7, 1998 draft of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent, including information provided during discussions with their respective management. Included in the information provided during discussions with the respective management were certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 2000 prepared by the management of the Company and certain financial projections of Parent for the period beginning January 1, 1998 and ending December 31, 2000 provided by the management of Parent. In addition, we have compared certain financial and securities data of the Company and Parent with various other companies whose securities are traded in the public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Parent, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Parent or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the future operating and financial performance of the Company and Parent, respectively. We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of the Company or Parent or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion as a result of changes in these conditions or otherwise. We are expressing no opinion herein as to the prices at which Parent Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger or other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has received usual and customary compensation for such services including in the past two years (i) acting as a lead manager in a $170 million senior subordinated notes offering in December 1996, (ii) acting as a lead manager in a $229 million common stock offering in May 1997, (iii) acting as a sole placement agent in a $150 million senior subordinated notes offering in June 1997, and (iv) acting as a lead manager in a $256 million common stock offering and a $120 million senior subordinated notes offering in February 1998.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Conversion Number is fair to the stockholders of the Company from a financial point of view.

                                    Very truly yours,

                                    DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION

                                    By: /s/ MICHAEL K. HOOKS

                                       -----------------------------------------
                                       Michael K. Hooks
                                       Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the TBCA provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its articles of incorporation to provide that no director shall be liable to the corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Clear Channel has amended its Charter and added Article Eleven adopting such limitations on a director's liability. The Clear Channel Charter also provides in Article Nine for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of Clear Channel, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article IX(8) of the Clear Channel Bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer, employee, partner or trustee of Clear Channel, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     An insurance policy obtained by Clear Channel provides for indemnification of officers and directors of Clear Channel and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBITS.                                  DESCRIPTION
       ---------                                  -----------
         2.1.1            -- Agreement and Plan of Merger dated as of October 8, 1998, as amended on November 11, 1998, among Clear Channel
                             Communications, Inc., CCU Merger Sub, Inc. and Jacor
                             Communications, Inc. (Included as Annex A).
         2.1.2            -- Voting Agreement dated as of October 8, 1998, by and
                             among Jacor Communications, Inc., L. Lowry Mays, Mark P.
                             Mays and Randall T. Mays and certain family trusts
                             (Included as Annex B).
         2.1.3            -- Form of Voting Agreements dated as of October 8, 1998, by and between Clear Channel Communications, Inc., Samuel
                             Zell, Zell/Chilmark Fund L.P., Samstock, L.L.C., and SZ2
                             (IGP) Partnership (Included as Annex C).
         2.1.4            -- Registration Rights Agreement, dated as of October 8,
                             1998, among Clear Channel Communications, Inc., Samuel
                             Zell, Zell/Chilmark Fund, L.P., Samstock, L.L.C., and SZ2
                             (IGP) Partnership (Included as Annex D).
         3.1              -- Current Articles of Incorporation of Clear Channel.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Quarterly Report on Form 10-Q dated November 5,
                             1998).
         3.2              -- Second Amended and Restated Bylaws of Clear Channel.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Registration Statement on Form S-3 (Reg. No.
                             333-33371) dated August 11, 1997).
         4.1              -- Specimen certificate for the Common Stock. (Incorporated by reference to the exhibits of Clear Channel's
                             Registration Statement on Form S-1 (Reg. No. 33-289161)
                             dated April 19, 1984).

       EXHIBITS.                                  DESCRIPTION
       ---------                                  -----------
         4.2              -- Buy-Sell Agreement by and between Clear Channel
                             Communications, Inc., L. Lowry Mays, B. J. McCombs, John
                             M. Schaefer, and John W. Barger, dated May 31, 1977.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Registration Statement on Form S-1 (Reg. No.
                             33-289161) dated April 19, 1984).
         4.3              -- Third Amended and Restated Credit Agreement by and among
                             Clear Channel Communications, Inc., NationsBank of Texas,
                             N.A., as administrative lender, the First National Bank
                             of Boston, as documentation agent, the Bank of Montreal
                             and Toronto Dominion (Texas), Inc., as co-syndication
                             agents, and certain other lenders dated April 10, 1997.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Amendment No. 1 to the Registration Statement
                             on Form S-3 (Reg. No. 333-25497) dated May 9, 1997).
         4.4              -- Form of Senior Indenture. (Incorporated by reference to the exhibits of Clear Channel's Registration Statement on
                             Form S-3 (Reg. No. 333-33371) dated August 11, 1997).
         4.5              -- First Supplemental Indenture dated March 30, 1998 to
                             Senior Indenture dated October 1, 1997, by and between
                             Clear Channel Communications, Inc. and the Bank of New
                             York as Trustee (incorporated by reference to Exhibit 4.4
                             of the Company's Quarterly Report on Form 10-Q for the
                             quarter ended March 31, 1998).
         4.6              -- Form of Senior Debt Security. (included in Form of Senior
                             Indenture filed as Exhibit 4.4).
         5*               -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         8.1*             -- Opinion of Cleary, Gottlieb, Steen & Hamilton.
         8.2*             -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        23.1*             -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             (included in opinion filed as Exhibit 5).
        23.2*             -- Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion filed as Exhibit 8).
        23.3*             -- Consent of Salomon Smith Barney Inc.
        23.4*             -- Consent of Donaldson, Lufkin & Jenrette Securities
                             Corporation.
        23.5*             -- Consent of Ernst & Young LLP.
        23.6*             -- Consent of KPMG Peat Marwick LLP.
        23.7*             -- Consent of PricewaterhouseCoopers LLP.
        23.8*             -- Consent of KPMG.
        23.9*             -- Consent of PricewaterhouseCoopers LLP.
        23.10*            -- Consent of Arthur Andersen LLP.
        23.11*            -- Consent of Price Waterhouse.
        23.12**           -- Consent of PricewaterhouseCoopers LLP.
        23.13*            -- Consent of KPMG Peat Marwick LLP.
        24*               -- Power of Attorney for Clear Channel Communications, Inc.
        99.1*             -- Form of Proxy for Clear Channel Communications, Inc.

       EXHIBITS.                                  DESCRIPTION
       ---------                                  -----------
        99.2*             -- Form of Proxy for Jacor Communications, Inc.
        99.3*             -- Form of Notice of Special Meeting of Jacor stockholders.
        99.4*             -- Form of Notice of Special Meeting of Clear Channel
                             stockholders.


---------------


 * Previously filed.

** Filed herewith.


     Clear Channel agrees to furnish supplementally a copy of any omitted schedules or exhibits to the SEC upon request.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement:

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 herein, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 25th day of February, 1999.


                                            CLEAR CHANNEL COMMUNICATIONS, INC.

                                            By:      /s/ L. LOWRY MAYS
                                              ----------------------------------
                                                        L. Lowry Mays
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

                  /s/ L. LOWRY MAYS                    Chief Executive Officer and    February 25, 1999
-----------------------------------------------------    Director
                    L. Lowry Mays

                 /s/ RANDALL T. MAYS                   Executive Vice                 February 25, 1999
-----------------------------------------------------    President/Chief Financial
                   Randall T. Mays                       Officer (Principal
                                                         Financial Officer)

              /s/ HERBERT W. HILL, JR.                 Senior Vice President/Chief    February 25, 1999
-----------------------------------------------------    Accounting Officer
                Herbert W. Hill, Jr.                     (Principal Accounting
                                                         Officer)

                  /s/ MARK P. MAYS                     Director                       February 25, 1999
-----------------------------------------------------
                    Mark P. Mays

                  /s/ B.J. MCCOMBS*                    Director                       February 25, 1999
-----------------------------------------------------
                    B.J. McCombs

                  /s/ ALAN D. FELD*                    Director                       February 25, 1999
-----------------------------------------------------
                    Alan D. Feld

              /s/ THEODORE H. STRAUSS*                 Director                       February 25, 1999
-----------------------------------------------------
                 Theodore H. Strauss

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

                /s/ JOHN H. WILLIAMS*                  Director                       February 25, 1999
-----------------------------------------------------
                  John H. Williams

                   /s/ KARL ELLER*                     Director                       February 25, 1999
-----------------------------------------------------
                     Karl Eller



* By L. Lowry Mays, attorney-in-fact
     pursuant to a Power of Attorney
     previously filed

                               INDEX TO EXHIBITS

       EXHIBITS.                                  DESCRIPTION
       ---------                                  -----------

         2.1.1            -- Agreement and Plan of Merger dated as of October 8, 1998, as amended on November 11, 1998, among Clear Channel
                             Communications, Inc., CCU Merger Sub, Inc. and Jacor
                             Communications, Inc. (Included as Annex A).
         2.1.2            -- Voting Agreement dated as of October 8, 1998, by and
                             among Jacor Communications, Inc., L. Lowry Mays, Mark P.
                             Mays and Randall T. Mays and certain family trusts
                             (Included as Annex B).
         2.1.3            -- Form of Voting Agreements dated as of October 8, 1998, by and between Clear Channel Communications, Inc., Samuel
                             Zell, Zell/Chilmark Fund L.P., Samstock, L.L.C., and SZ2
                             (IGP) Partnership (Included as Annex C).
         2.1.4            -- Registration Rights Agreement, dated as of October 8,
                             1998, among Clear Channel Communications, Inc., Samuel
                             Zell, Zell/Chilmark Fund, L.P., Samstock, L.L.C., and SZ2
                             (IGP) Partnership (Included as Annex D).
         3.1              -- Current Articles of Incorporation of Clear Channel.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Quarterly Report on Form 10-Q dated November 5,
                             1998).
         3.2              -- Second Amended and Restated Bylaws of Clear Channel.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Registration Statement on Form S-3 (Reg. No.
                             333-33371) dated August 11, 1997).
         4.1              -- Specimen certificate for the Common Stock. (Incorporated by reference to the exhibits of Clear Channel's
                             Registration Statement on Form S-1 (Reg. No. 33-289161)
                             dated April 19, 1984).
         4.2              -- Buy-Sell Agreement by and between Clear Channel
                             Communications, Inc., L. Lowry Mays, B. J. McCombs, John
                             M. Schaefer, and John W. Barger, dated May 31, 1977.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Registration Statement on Form S-1 (Reg. No.
                             33-289161) dated April 19, 1984).
         4.3              -- Third Amended and Restated Credit Agreement by and among
                             Clear Channel Communications, Inc., NationsBank of Texas,
                             N.A., as administrative lender, the First National Bank
                             of Boston, as documentation agent, the Bank of Montreal
                             and Toronto Dominion (Texas), Inc., as co-syndication
                             agents, and certain other lenders dated April 10, 1997.
                             (Incorporated by reference to the exhibits of Clear
                             Channel's Amendment No. 1 to the Registration Statement
                             on Form S-3 (Reg. No. 333-25497) dated May 9, 1997).
         4.4              -- Form of Senior Indenture. (Incorporated by reference to the exhibits of Clear Channel's Registration Statement on
                             Form S-3 (Reg. No. 333-33371) dated August 11, 1997).
         4.5              -- First Supplemental Indenture dated March 30, 1998 to
                             Senior Indenture dated October 1, 1997, by and between
                             Clear Channel Communications, Inc. and the Bank of New
                             York as Trustee (incorporated by reference to Exhibit 4.4
                             of the Company's Quarterly Report on Form 10-Q for the
                             quarter ended March 31, 1998).
         4.6              -- Form of Senior Debt Security. (included in Form of Senior
                             Indenture filed as Exhibit 4.4).
         5*               -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         8.1*             -- Opinion of Cleary, Gottlieb, Steen & Hamilton.
         8.2*             -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        23.1*             -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             (included in opinions filed as Exhibit 5 and Exhibit 8).

       EXHIBITS.                                  DESCRIPTION
       ---------                                  -----------
        23.2*             -- Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion filed as Exhibit 8).
        23.3*             -- Consent of Salomon Smith Barney Inc.
        23.4*             -- Consent of Donaldson, Lufkin & Jenrette Securities
                             Corporation.
        23.5*             -- Consent of Ernst & Young LLP.
        23.6*             -- Consent of KPMG Peat Marwick LLP.
        23.7*             -- Consent of PricewaterhouseCoopers LLP.
        23.8*             -- Consent of KPMG.
        23.9*             -- Consent of PricewaterhouseCoopers LLP.
        23.10*            -- Consent of Arthur Andersen LLP.
        23.11*            -- Consent of Price Waterhouse.
        23.12**           -- Consent of PricewaterhouseCoopers LLP.
        23.13*            -- Consent of KPMG Peat Marwick LLP.
        24*               -- Power of Attorney for Clear Channel Communications, Inc.
        99.1*             -- Form of Proxy for Clear Channel Communications, Inc.
        99.2*             -- Form of Proxy for Jacor Communications, Inc.
        99.3*             -- Form of Notice of Special Meeting of Jacor stockholders.
        99.4*             -- Form of Notice of Special Meeting of Clear Channel
                             stockholders.

---------------

 * Previously filed.

** Filed herewith.